SEAHAWK DEEP OCEAN TECHNOLOGY, INC.

                      17,086,125 Shares Common Stock
                              (No Par Value)


     This Pospectus relates to the following shares of Common Stock of Seahawk Deep Ocean Technology, Inc. (the "Company") which have been issued. All of the 17,086,125 shares covered by this Prospectus are being offered by selling shareholders. (For a more complete description, see "SECURITIES COVERED BY THIS PROSPECTUS.")

     1. 810,812 shares of Common Stock out of a total of 970,812 shares which were issued to fourteen persons in exchange for the conversion of debentures with a principal amount of $360,000 and $85,641 of accrued interest. The terms of the debentures required the Company to register these shares.

     2. 5,986,323 shares of Common Stock which were issued to fifteen persons from May 1993 to November 1994 in exchange for the conversion of certain loans and accounts payable which totaled approximately $1,529,332, including accrued interest. The Company agreed to register the shares in connection with the loan conversions.

     3. 727,273 shares of Common Stock which were issued upon the exercise of an option which was issued to a person who invested $100,000 with the Company during January 1992, and for which the Company agreed to register the shares.

     4. 1,040,000 shares of Common Stock which were issued to six persons during May 1993, in connection with a private placement and for which the Company agreed to file a registration statement to register such shares for sale on behalf of such shareholders.

     5. 119,000 shares which were issued to one person on March 31, 1992, upon the exercise of Class A Warrants at a price of $2.00 per share. The shares were paid for by converting debt owed by the Company to this person. The Company had agreed to register these shares when the warrants were issued.

     6. 133,500 shares which were issued to one person during January 1992, in connection with a private placement transaction and for which the Company agreed to file a registration statement to register such shares for sale on behalf of such shareholder.

                            ------------------

          The date of this Prospectus is February 14, 1996.

                            ------------------
     7. 40,000 shares which were issued to one person during February 1992, in connection with the settlement of the termination of the lease for the Company's planned museum and for which the Company agreed to file a registration statement to register such shares for sale on behalf of such shareholder.

     8. 60,000 shares of Common Stock out of a total of 127,000 shares which were issued to certain accredited investors during April 1990, in connection with a private offering of the Company's shares and for which the Company agreed to file a registration statement to register such shares for sale on behalf of such shareholders.

     9. 600,000 shares of Common Stock which were issued to Valley Ocean Technology, Ltd. on February 4, 1991, in exchange for 100% of the outstanding shares of Valley Marine, Inc., the corporation which owned the vessel named SEAHAWK RETRIEVER. The Company had previously agreed to register these shares.

    10. 1,302,438 shares of Common Stock which were issued to five persons during June 1994, in connection with a private placement and for which the Company agreed to file a registration statement to register such shares for sale on behalf of such shareholders.

    11. 1,040,000 shares of Common Stock which were issued to one shareholder during November 1994, in a private transaction and for which the Company agreed to file a registration statement to register such shares for sale on behalf of such shareholder.

    12. 100,000 shares of Common Stock which were issued to one shareholder during February 1994, as payment for a 36 foot motor vessel and for which the Company agreed to file a registration statement to register such shares for sale on behalf of such shareholder.

    13. 367,866 shares of Common Stock which were issued to two of the Company's officers in 1994 and 1995 as payment for accrued and unpaid remuneration and for which the Company agreed to register the shares.

    14. 40,000 shares of Common Stock which were issued to one person during July 1995, upon the exercise of Class G Warrants at a price of $0.25 per share. The shares were paid for by converting debt owed by the Company to this person. The Company had agreed to register these shares when the warrants were issued.

    15. 25,000 shares of Common Stock which were issued to Daniel J. Derfus, a director of the Company, during July 1995, upon the exercise of Class P Warrants at a price of $0.30 per share. The shares were paid for by converting debt owed by the Company to Mr. Derfus. The Company had agreed to register these shares when the warrants were issued.

    16. 40,000 shares of Common Stock which were issued to one person during July 1995, and 20,000 shares issued to a partnership during August 1995, in connection with an adjustment in the terms of a joint venture agreement between the person, the partnership and the Company. Also included are an additional 40,000 shares issued to the partnership during January 1996 pursuant to the terms of the joint venture agreement. The Company agreed to file a registration statement for such shares on behalf of such shareholders.

    17. 15,790 shares of Common Stock which were issued to one person during August 1995, in exchange for an account payable totaling $3,000. An additional 25,000 shares of Common Stock which were issued to the same person in connection with a service contract for offshore operations. The Company agreed to register the shares.

    18. 360,000 shares of Common Stock which were issued to one person during October 1995 in connection with the settlement of a lawsuit and for which the Company agreed to file a registration statement to register the shares.

    19. 50,000 shares of Common Stock which were issued to one person during October 1995 in connection with a loan transaction for which the Company agreed to register the shares.

    20. 105,269 shares of Common Stock which were issued to one person during October 1995 in connection with the exercise of outstanding options and for which the Company agreed to register the shares.


    21. 1,259,136 shares of Common Stock which were issued to 20 persons during the period from August through November 1995 in connection with a private placement at a price of $.25 per share and for which the Company agreed to file a registration statement to register such shares on behalf of such shareholders. Also included are an additional 314,718 shares which were issued to these 20 persons during January 1996 due to a requirement to issue an additional 20% of the original number of shares if the shares issued in the private placement were not registered by December 31, 1995.

    22. 2,400,000 shares of Common Stock which were issued to six persons in exchange for 100% of the outstanding shares of Seahawk, Inc., the corporation which owns the vessel named Seahawk. The Company agreed to register the shares.

    23. 64,000 shares of Common Stock which were issued to a creditor in settlement of a debt and for which the Company agreed to register the shares.

     The total estimated expenses incurred in connection with the preparation of this Prospectus are $65,000, all of which will be paid by the Company.

     The Common Stock of the Company is presently traded on the NASD Electronic Bulletin Board under the symbol "SDOT." On February 13, 1996, 1995, the closing price for the Common Stock as reported on the Electronic Bulletin Board was $.25 per share.

                       ---------------------

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. PERSONS INVESTING IN THESE SECURITIES SHOULD BE ABLE TO SUSTAIN A TOTAL LOSS OF THEIR INVESTMENT. (SEE "RISK FACTORS.")

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                       ---------------------

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C.; and at the Commission's regional offices: 75 Park Place, New York, New York 10278; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

                      PROSPECTUS SUMMARY

The Company

     Seahawk Deep Ocean Technology, Inc. (the "Company") was formed under the laws of the State of Colorado on September 17, 1986, for the purpose of creating a corporate vehicle to seek and acquire a business opportunity.

     In October of 1988, the Company completed a public offering of 1,200,000 shares of Common Stock at an offering price of $.50 per share. The net proceeds of that offering to the Company were approximately $490,000.

     On March 13, 1989, the Company issued 2,000,000 shares of its no par value Common Stock to the holders of 100% of the outstanding common stock of R/V Seahawk, Inc. ("R/V Seahawk") in an exchange transaction in which R/V Seahawk became a wholly owned subsidiary of the Company. During September, 1989 the Company's name was changed from Fox Ridge Capital, Inc. to Seahawk Deep Ocean Technology, Inc. On March 2, 1992, R/V Seahawk was merged into the Company.

     On June 12, 1992, the Company effected a one for fifty reverse split of the shares of the Company's Common Stock outstanding. All financial information and share data in this Prospectus gives retroactive effect to this reverse split.

     On September 12, 1989, the Company organized Seahawk Artifact Recovery, Inc. This subsidiary was inactive throughout 1989 and 1990. In January 1991, its name was changed to Seahawk Museum Development, Inc. This subsidiary was developing plans for a shipwreck and treasure museum in St. Petersburg, Florida, however, the Company's inability to finance the museum has forced the Company to put the museum plans on hold until appropriate financing can be arranged.

     Unless the context otherwise requires, the term "Company" as used herein refers to Seahawk Deep Ocean Technology, Inc. and its wholly owned subsidiary Seahawk Museum Development, Inc.

     The Company is an oceanographic service company which is involved in deep water search, survey and recovery operations. The Company serves as the general partner for three limited partnerships which were formed for the purpose of raising money to search for and locate shipwrecks. The Company currently leases or owns and operates a variety of subocean equipment including a 204 foot recovery vessel, an 83 foot survey vessel, ROV's (Remotely Operated Vehicles), and other specialized search and recovery equipment which enables it to locate, photograph and retrieve items lost on the seabed in deep water.

     The Company is also seeking opportunities where it can lease its equipment to others and generally act as an underwater contractor.

     The partnerships formed by the Company and for which the Company serves as the general partner are engaged in the business of attempting to locate, identify, recover and market the cargoes and artifacts associated with one or more shipwrecks in a specific area. The Company, on the other hand, provides to the partnerships the data, manpower and equipment necessary for the partnerships to carry out this business purpose. The Company is also engaged in the business of locating, identifying, recovering and marketing the cargoes and artifacts associated with shipwrecks on its own behalf and for others on a world wide basis.

     The Company's offices are located at 5102 South Westshore Boulevard, Tampa Florida 33611. Its telephone number is (813) 832-4040. (See "DESCRIPTION OF BUSINESS -- Facilities.")

Offering Summary

     Type of Security:        Common Stock, No Par Value

     Shares Offered by
     Selling Shareholders:    17,086,125

  Shares offered by
     the Company:             None

              Total           17,086,125

     Shares Outstanding as
     of January 31, 1996      25,473,914

     Proceeds From the
     Offering:                All proceeds from the sale of the 17,086,125
                              shares offered by the Selling Shareholders will
                              accrue to the Selling Shareholders.  No proceeds
                              will accrue to the Company from the shares of-
                              fered by the Selling Shareholders. The shares
                              are expected to be offered and sold at prices
                              related to the prevailing market prices at the
                              time such shares are sold.

Financial Summary

     The following financial summary is derived from the consolidated financial statements of the Company, and should be read in conjunction with such financial statements and accompanying notes appearing elsewhere in this Prospectus. This financial data is not covered by the report of the independent accountants. The per share amounts and the weighted average number of shares have been adjusted for the effect of the one for fifty (1 for 50) reverse stock split effected on June 12, 1992. (See "FINANCIAL STATEMENTS.")

                                                                     At
                                             At                  December 31,
Balance Sheet Data:                  September 30, 1995              1994
-------------------                    ---------------           ------------
Current Assets                           $   69,348               $  307,103
Total Assets                              2,794,115                3,112,850
Current Liabilities                       1,776,193                2,421,991
Total Liabilities                         2,616,193                2,421,991
Stockholders' Equity                        177,922                  690,859

Statement of                For the Nine Months          For the Year Ended
Operations Data:             Ended September 30,             December 31,
----------------        -------------------------   -------------------------
                           1995           1994          1994           1993
                        ----------    -----------    ------------ -----------
Revenues                $ 437,489    $    47,200    $   182,227   $   436,631
Net Loss                $(812,955)   $(1,107,201)   $(1,451,232)  $(1,876,862)
Net Loss Per Common
 Share                  $   (0.04)   $     (0.07)   $     (0.09)  $     (0.17)

                             RISK FACTORS

     These securities involve a high degree of risk. Prospective purchasers should consider carefully, among other factors set forth in the Prospectus, the following:

     1. Need for Additional Financing. The Company needs additional financing in order to finance the search for additional shipwrecks, the continued excavation of wreck sites, the $1 million obligation to Commercial Union Capital Limited which is payable over the two years from June 1, 1995, and to pay the continuing overhead expenses of the Company. Except for the revenue received from the lease of the Retriever (see "BUSINESS -- Equipment"), the Company currently has no clear source for any material revenues or financing. The Company's future revenues or financing will depend upon the sale of artifacts by Seahawk I, Ltd., the formation of new partnership(s) to pay for search and recovery, the leasing or sale of equipment to others, or the exercise of outstanding warrants. The formation of new partnerships will dilute any potential return to the Company from a wreck due to the distributions which would be due to the partners.

     The vessel Retriever has been pledged as security for the obligation to Commercial Union. Therefore, if the Company defaults on this obligation, Commercial Union could take possession of the Retriever which in turn would terminate the revenues which the Company receives from the lease of the Retriever.

     Seahawk I, Ltd. and Seahawk II, Ltd. are both out of cash and currently do not intend to raise any more financing. Seahawk I, Ltd. is attempting to make arrangements to sell artifacts, reproductions and items based on artifacts on home shopping television channels. Seahawk II, Ltd. has terminated all business activity. Eagle Partners, Ltd. has formed a joint venture with Sea Miners, Inc. of Baltimore, Maryland, to jointly search for a shipwreck. The joint venture has raised $100,000 to fund the inspection of certain sites and is attempting to arrange additional project funding. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" below.)

     2. Difficulty of Obtaining Additional Financing. The Company's poor financial condition and the existence of the SEC investigation, which commenced in March 1992, and culminated in a civil injunctive action filed in August 1994, have made it very difficult to raise any kind of financing. For example, at various times during the past three years the Company has borrowed money from investors in order to finance the Company's operations. In connection with these loans, the Company has needed to issue warrants to the investors as additional consideration for the loans.

     3. Limited Operating History, Operating Losses, and Qualified Accountants Opinion. The Company has only had a limited operating history and has incurred substantial operating losses since its inception. During the fiscal year ended December 31, 1994, the Company had a net loss of ($1,451,232) and had an accumulated deficit of $(11,032,995). In the Company's financial statements for the year ended December 31, 1994, Giunta, Ferlita & Walsh, P.A., the Company's independent certified public accountants, included an opinion which expressed substantial doubt as to the Company's ability to continue as a going concern. There can be no assurance that the Company will be able to continue in business, and if so that it will ever be able to achieve profitable operations. (See "FINANCIAL STATEMENTS.")

     4. Speculative Nature of Shipwreck Search and Recovery. The search for possible shipwrecks and the recovery of objects therefrom, particularly in deep water, is an extremely speculative high risk venture. Even though the Company's first two partnerships, Seahawk I, Ltd. and Seahawk II, Ltd., have each located shipwreck sites, and removed artifacts therefrom, there is no
assurance that the recovery of the wrecks will be profitable.   In addition,
the retrieval, identification, conservation and storage of such objects will be costly and time consuming. If a shipwreck is determined by the Company to be worthy of salvage, because of the costs and inherent risks of deep water salvage, there can be no assurance that sufficient additional funds or salvage contracts with others can be obtained for such salvage, or even if obtained, that such salvage will prove successful.

     5. SEC Administrative Proceeding and Civil Injunctive Action. On July 30, 1992, the SEC issued an order directing the staff of the Division of Enforcement (the "Division") to conduct an examination pursuant to Section 8(e) of the Securities Act of 1933 (the "Act") to determine whether a stop order should be issued relating to a registration statement which the Company had filed during March 1992 and which had become effective by the passage of time on August 1, 1992. Under Section 8(d) of the Act, a stop order proceeding was instituted against the Company by order of the SEC dated January 12, 1993. A hearing was held before an SEC Administrative Law Judge during late January and early February 1993.

     On May 26, 1993, the Administrative Law Judge issued his Initial Decision. The Judge concluded that the registration statement filed by the Company was materially false and misleading and that the Company failed to cooperate with the examination conducted by the Division's staff. A stop order was issued suspending the effectiveness of the Company's registration statement.

     The primary focus of the proceeding was the value of shipwreck artifacts owned by the Company and an affiliated partnership, Seahawk I, Ltd. The Judge found that the Company had overstated the value of the artifacts on its balance sheet and in other financial information provided in its registration statement. The Judge concluded that the total net realizable value of all the artifacts owned by the Company and Seahawk I was $1,356,361 of which amount $285,413 was attributed to the Company artifacts and $1,070,948 was attributed to the Seahawk I artifacts. As a result of this Decision, and in order to present the financial statements in accordance with generally accepted accounting principles, the Company and Seahawk I, Ltd. restated their December 31, 1990 and 1991 financial statements.

     The findings of the Administrative Law Judge could possibly be used by private litigants in civil suits against the Company to provide that the Company misstated material facts in certain periodic reports it filed with the SEC.

     During August 1994, the SEC filed a civil action against the Company and three former officers and directors of the Company seeking injunctive relief against the Company and injunctive and monetary relief against the former
offices and directors.   The SEC did not seek any financial penalties or other
monetary relief against the Company.

     The Complaint filed by the SEC alleged that the Company violated Section 17(a) of Securities Act of 1933 and Sections 10(b), 13(a) and 13(b) of the Securities Exchange Act of 1934 and Rules 10b-5, 12b-20, 13a-1, 13a-13 and 13b2-1 promulgated thereunder. The SEC alleged that between April 1989 and July 1991, the Company and three former directors and officers disseminated to the public, in the form of television broadcasts, videotapes and press releases, false and misleading material information and failed to disclose certain material information concerning the Dry Tortugas shipwreck discovered and excavated by the Company. The SEC also alleged, as it did in the stop order proceeding, that the Company materially overstated the value of artifacts on its balance sheet and in other financial information provided in the registration statement of the Company and two amendments thereto filed in 1992 with the SEC and in certain periodic reports of the Company filed in 1992 with the SEC.

     The Company and the staff of the SEC negotiated a settlement whereby the Company agreed to consent to the entry of a final judgement of permanent injunction, without admitting or denying any of the allegations in the Complaint. In addition, the Company agreed that it will not employ two of the three former officers and directors as officers and directors of the Company or any subsidiaries of the Company, use corporate funds to pay for or reimburse any costs incurred by them for the defense of any civil or administrative action instituted against them by the SEC, or redeem or purchase any stock they own until after the termination of any such action.

     6.  Success Dependent on Management.   Success of the Company depends on
the active participation of John T. Lawrence and John P. Balch. The Company has no "key-man" life insurance on either of these persons. The loss of the services of either Mr. Lawrence or Mr. Balch would adversely affect the Company's business and its likelihood of continuing operations.

     7. Natural Hazards. Underwater salvage and recovery operations are inherently difficult and dangerous and may be delayed or suspended by weather, sea conditions and other natural hazards.

     8. Title to Objects Located. Persons and entities other than the Company (both private and governmental) may claim title to shipwrecks or objects located by the Company. Even if the Company is successful in locating and salvaging one or more shipwrecks, there is no assurance that the Company will be able to establish its right to property recovered as against governmental entities claiming an interest therein, prior owners or other attempted salvors. (See ("BUSINESS -- Legal Aspects of International Salvage.")

     9. Uncertain Market For and Value of Recovered Objects. Even if valuable items can be located and salvaged by the Company, it is difficult to predict the price that might be realized for these items. The value of many recovered items may fluctuate with a precious metals market which has been highly volatile in recent years. Additionally, sale for historical or numismatic value may require the assistance of experts, which assistance might not be readily available and could be prohibitively expensive. Moreover, the entrance on the market of a large supply of antique items from shipwrecks located and salvaged by the Company or others could itself depress the market for these items.

     10. Delay in Distribution or Sale of Recovered Items. The methods and channels to be used in the disposition of the salvaged items are uncertain at present, except for the Company's plans to market artifacts, reproductions and items based on artifacts on home shopping television channels. The Company is also contemplating the opening of a shipwreck and treasure museum including a gift shop for the sale of artifacts. (See "BUSINESS -- Plan of Operations -- Marketing of Artifacts" below.) Ready access to buyers for disposition of any artifacts or other valuable salvaged items recovered by the Company, cannot be assured and delays in the disposition of such salvaged items are very possible. In fact, the Company may decide to not sell all or a portion of the salvaged items for a certain period of time in an attempt to enhance their value. The storage and security of salvaged items pending sale will, most likely be expensive.

     11. Conflicts of Interest. Two of the Company's principal shareholders, John C. Morris and Gregory P. Stemm, are subject to various significant potential conflicts of interest with the Company arising from the relationship of their affiliates to the Company. Since 1989, the Company has leased the research vessel SEAHAWK from Seahawk, Inc., a corporation owned principally by Messrs. Morris and Stemm. During October 1995, the Company entered into an agreement with the stockholders of Seahawk, Inc., in which the Company purchased all of the outstanding common stock of Seahawk, Inc. in exchange for 2,400,000 shares of the Company's Common Stock. (See "TRANSACTIONS WITH MANAGEMENT AND OTHERS.")

     On June 1, 1994, the Company entered into a contract for consulting services with Remarc International, Inc., a corporation owned by Messrs. Morris and Stemm, whereby Remarc was to seek to obtain a permit for a project in South American waters on behalf of the Company in return for between 6.0% and 9.5% of the gross recovery of the project, depending on the percentage paid to the South American government. In furtherance of the negotiations for the permit, it became prudent to join forces with a South American competitor to form a bidding Consortium. The Consortium rendered the original Consultancy Agreement with Remarc inappropriate and under a Joint Venture Agreement dated August 1995, with the Company, Remarc agreed to forego its entitlement to the percentage of the gross recovery of the project and instead become an equal partner with the Company in a local company that owns half of the Consortium. All transactions involving Messrs. Morris and Stemm, or their affiliates, have been and will be approved by the Board of Directors.

     In addition, the Company has in the past, and intends in the future, to form partnerships to pay for the search and recovery of shipwrecks where the Company serves as the general partner of the partnership. Potential conflicts of interest may exist between the Company and the partnerships arising from this relationship.

     The three partnerships which have been formed by the Company are in the business of "engaging in expeditions attempting to locate, identify, recover and market the cargoes and artifacts associated with one or more shipwrecks within a specified geographic area," while the Company is engaged in the business of providing the data, manpower and equipment necessary to locate, identify, recover and market the cargoes and artifacts associated with shipwrecks, both for itself and others, on a world wide basis. The Company expects that any future partnerships which may be formed would also be limited to the search for a specific wreck or for the search of a specific geographic area. The Company believes that the practice of limiting the business of a partnership to a specific wreck or geographic area will mitigate the effects of any conflicts of interest. (See "TRANSACTIONS WITH MANAGEMENT AND OTHERS.")

    12. Competition. The Company is aware of at least one other operating company which is engaged in the business of locating and retrieving shipwrecks from deep water. There are also several companies operating on a world wide basis who may have the technological capability necessary to compete with Seahawk. In the event these companies decided to enter the shipwreck business, they may have greater experience, technology and financial resources. There are a number of investor groups, or other entities, which have been formed for the purpose of searching for a particular shipwreck. As different technologies which can be utilized in the search and recovery of shipwrecks are developed or improved the likelihood of competitors may increase.

     13. Control by Present Management. The present Officers and Directors of the Company beneficially own 1,966,802 shares or approximately 7.5% of the Company's outstanding shares, and, as a practical matter, control the operations and affairs of the Company. (See "SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS.")

     14. Warrants Outstanding to Purchase 6,540,695 Shares. In connection with several private placement transactions, loans, loan conversions, and settlement agreements during a period from December 1991 through July 1995, the Company issued warrants to purchase 7,679,132 shares of Common Stock. During this period, 1,012,000 of these Warrants were exercised and 126,437 Warrants expired. Included in the 6,540,695 Warrants remaining outstanding are Warrants to purchase:

       142,000     shares at $0.10
     1,000,000     shares at $0.25
       175,000     shares at $0.30
     3,803,750     shares at $0.32
        32,000     shares at $0.38
     1,100,000     shares at $0.50
       100,000     shares at $1.00
        25,754     shares at $2.00
        32,191     shares at $5.00
       100,000     shares at the lower of $2.50 or the lowest
                   bid price in previous 180 days
     ---------
     6,540,695

     The exercise of these warrants would dilute the percentage ownership of the Company's current shareholders.

     15. Sales by Selling Shareholders. The shares being offered hereby are being offered solely by Selling Shareholders who are not restricted as to the price or prices at which they may sell the shares. To the extent that shares are sold below the then current level at which the Company's shares are trading, the market price of the Company's Common Stock may be adversely affected. Further, this offering may depress the market price of the Company's Common Stock because of the large number of shares being offered and the absence of a fixed offering price. The Company's ability to raise equity capital by selling shares of its Common Stock for cash may be impaired because of this offering by Selling Shareholders.

     Selling Shareholders must comply with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules thereunder including Rules 10b-2, 10b-6 and 10b-7, in offers and sales of their shares. In particular, Selling Shareholders may not: (i) pay commissions or finder's fees to anyone other than normal brokers' commissions paid to their brokers who execute their orders for sales; (ii) bid for or purchase for their own account or the account of any affiliate (including any other Selling Shareholder) or induce others to bid for or purchase, any of the Company's shares, including those shares offered by this Prospectus, until their shares have been sold; or (iii) make any bids for or purchases of such shares, directly or indirectly, for the purpose of stabilizing the price of the Company's Common Stock. Additionally, Selling Shareholders including brokers through whom their sales are made, as well as dealers who purchase shares being offered hereby for resale, must comply with the prospectus delivery requirements of the Securities Act of 1933, as amended, during the term of this offering.

    16. Dividends. No dividend has been paid on the Common Stock since inception and none is contemplated at any time in the foreseeable future. (See "DESCRIPTION OF SECURITIES.")

    17. Shares Eligible for Future Sale. Of the shares of the Company's Common Stock outstanding, 17,712,291 are "restricted securities" and under certain circumstances may in the future be sold in compliance with Rule 144 adopted under the Securities Act of 1933, as amended. Future sales of those shares under Rule 144 could depress the market price of the Common Stock in any market which may exist. Of such shares, approximately 5,694,047 shares are currently eligible for sale pursuant to Rule 144.

     18. Preferred Stock. The Company is authorized to issue 60,000,000 shares of Preferred Stock, no par value. The Preferred Stock may be issued in series from time to time with such designation, rights, preferences and limitations as the Board of Directors of the Company may determine by resolution. The potential exists, therefore, that preferred stock might be issued which would grant dividend preferences and liquidation preferences to preferred shareholders over common shareholders. Unless the nature of a particular transaction and applicable statutes require such approval, the Board of Directors has the authority to issue these shares without shareholder approval. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company without any further action by shareholders. There are currently 200,000 shares of Series 1 Convertible Preferred Stock outstanding. (See "DESCRIPTION OF SECURITIES.")

                       MARKET PRICE AND DIVIDENDS

     The Company's Common Stock is traded on the over-the-counter market. The following table sets forth the range for high and low bid quotations for the Company's securities as reported by NASDAQ until February 10, 1994, and the NASD's Electronic Bulletin Board since February 10, 1994. These prices are believed to be representative inter-dealer quotations, without retail markup, markdown or commissions, and may not represent actual transactions. The Company's Common Stock traded on the NASDAQ Small Cap Market under the symbol "SDOT" from January 24, 1990 until February 10, 1994, when it was delisted for non-compliance with the rule that requires companies with net equity lower than $2,000,000 to maintain a minimum bid stock price of $1.00.

                                               Bid
                                      ------------------------
     Quarter Ended                      High           Low
     -------------                    --------       ---------
     March 31, 1992                   $3.12500       $1.562500
     June 30, 1992                    $3.50000       $1.250000
     September 30, 1992               $3.25000       $0.187500
     December 31, 1992                $0.40625       $0.125000

     March 31, 1993                   $1.00000       $0.125000
     June 30, 1993                    $1.37500       $0.500000
     September 30,1993                $1.06250       $0.531300
     December 31, 1993                $0.78130       $0.187500

     March 31, 1994                   $0.56250       $0.500000
     June 30, 1994                    $0.34380       $0.250000
     September 30, 1994               $0.42190       $0.343800
     December 31, 1994                $0.37500       $0.156250

     March 31, 1995                   $0.35938       $0.34375
     June 30, 1995                    $0.40625       $0.31250
     September 30, 1995               $0.50000       $0.25000
     December 31, 1995                $0.8125        $0.0625

Approximate Number of Holders of Common Stock

     The number of beneficial holders of the Company's no par value Common Stock at February 1, 1996, was approximately 8,000.

Dividends

     Holders of Common Stock are entitled to receive such dividends as may be declared by the Company's Board of Directors. The Company has not paid any dividends on its Common Stock and the Board of Directors of the Company presently intends to pursue a policy of retaining earnings, if any, for use in the Company's operations and to finance expansion of its business. The declaration and payment of dividends in the future, of which there can be no assurance, will be determined by the Board of Directors in light of conditions then existing, including the Company's earnings, financial condition, capital requirements and other factors.

                           USE OF PROCEEDS

     No proceeds from the sale of the 17,086,125 shares offered by the Selling Shareholders will accrue to the Company.

     Although the Company will not be receiving any additional proceeds from the sales made by the Selling Shareholders, the Company has received consideration from the Selling Shareholders when the shares being registered were originally issued by the Company.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     The Company was formed on September 17, 1986 for the purpose of creating a corporate vehicle to seek and acquire a business opportunity. The Company completed a public offering during October, 1988 and received net proceeds of approximately $490,000. On March 13, 1989 the Company acquired 100% of the outstanding stock of R/V Seahawk, Inc. ("R/V Seahawk") in exchange for 2,000,000 shares of the Company's Common Stock. The Company had no significant operations prior to the March, 1989 acquisition of R/V Seahawk. On March 2, 1992, R/V Seahawk was merged into the Company.

Results of Operations

     Nine Months Ended September 30, 1995, Compared to Nine Months Ended September 30, 1994

     The net loss for the nine months ended September 30, 1995, was $812,955 as compared to a loss of $1,107,201 in the corresponding period of 1994.

     The reduced loss for the nine months ended September 30, 1995, compared to the nine months ended September 30, 1994, resulted from an increase in revenues of $390,289 while operating expenses (down by $102,059 to $518,656) decreased and administrative expenses (up by $188,820 to $563,804) increased.

     The most significant revenues and cost reductions resulted primarily from the charter of the M/V Seahawk Retriever which provided an increase in revenue of $281,667 during the 1995 period while there was no such revenues during the same nine months of 1994. There also was a reduction of $28,263 in marine operations expense to $205,610 for the nine months ended September 30, 1995, compared to $233,873 for the corresponding period of 1994. The major savings in the cost of vessel operations were achieved by decreases in the costs of insurance (down $9,478), dockage (down $14,927), supplies and consumables (down $2,286), and repairs (down by $3,005).

     A reduction of $84,089 in depreciation expense during the nine months ended September 30, 1995, as compared to the equivalent nine months of 1994 resulted primarily from the sale of the ROV Merlin and associated equipment during 1994 and the expiration of useful life of certain computer equipment. The Company expects that the adoption of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which will become effective for fiscal years beginning after December 15, 1995, would have no effect on the financial statements as of September 30, 1995.

     An increase in interest expense of $69,795 during the nine months ended September 30, 1995, as compared to the equivalent nine months of 1994 was offset by a decrease in the loss on partnership operations of $30,338, an increase in interest income from affiliates of $22,438 and a gain in the sale of marketable securities of $19,900.

     Administrative expense totaled $563,804 for the nine months ending September 30, 1995, as compared to $374,984 for the same period in 1994.
Major components of the administrative expense for the nine months ending September 30, 1995, were accounting expense ($32,712), provision for bad debt ($174,310), legal costs ($73,421), personnel costs ($244,476), and telephone and communications ($15,188). The provision for bad debt related to an amount due by International Diving and Consulting Services, Inc. for the charter of the vessel M/V Seahawk Retriever.

     Year Ended December 31, 1994, Compared to Year Ended December 31, 1993

     The net loss for the year ended December 31, 1994, was $1,451,232 as compared to a loss of $1,876,863 for the year ended December 31, 1993, a decrease in losses of about 23%.

     The reduction in revenues to $182,227 in 1994 from $436,631 in 1993 resulted from a decrease in revenue-producing partnership operations to $50,285 in 1994 from $430,545 in 1993. Revenue from affiliated partnerships was down primarily due to management's decision to no longer perform marine services for Eagle Partners, Ltd. until the partnership secures funding to pay for the services. This was offset by a $125,856 increase in revenue from others ($131,942 in 1994 as compared to $6,086 in 1993). This increase was largely due to the revenue on the lease of the vessel "M/V Seahawk Retriever" pursuant to a Bareboat Charter Agreement between the Company and an unrelated party which began producing revenue in September 1994.

     An increase in operating expenses to $836,580 in 1994 from $811,974 in 1993 resulted in part from an increase in expense associated with vessel operations to $319,346 in 1994 from $225,403 in 1993. There were increases in the costs of insurance (to $46,863 from $18,898), dockage (to $22,527 from $6,812), and personnel (to $178,567 from $104,620) with a decrease in vessel maintenance expenses to $22,025 in 1994 from $41,022 in 1993. The dockage, personnel, and insurance increases were directly attributable to the overhead of the M/V Seahawk Retriever in the third quarter of 1994 following the vessel's release from arrest. The Company did not bear such costs during 1993. The rental of the vessel R/V Seahawk increased to $72,000 in 1994 from $54,000 in 1993 as the vessel was rented for the full year in 1994 and only 9 months in 1993. Depreciation expense decreased to $324,515 in 1994 from $426,087 in 1993 mostly due to the sale in 1994 of the ROV Merlin.

     A $214,595 reduction in administrative expense to $516,241 from $730,835 in 1993, resulted primarily from reduced legal expenses (to $78,780 in 1994 from $237,428 in 1993) as the Company no longer incurred the higher costs due to the SEC investigation and the Commercial Union lawsuit in 1994. There was also a reduction in accounting expense (to $33,434 from $58,247), administrative salary expense (to $127,847 from $134,195) and a reduction in general administrative costs of $8,106 due to the continued strategy of overhead reduction in line with operational activity and cash resources. There were moderate increases in costs of consulting (increase of $19,436), printing (increase of $4,267), postage (increase of $2,178) and insurance (increase of $2,941).

     Interest expense was up by $60,792 due to an increase in notes payable during 1994 when new notes amounting to $310,000 were issued. Interest expense also continued to accrue to Commercial Union on the long-term debt. A decrease in losses resulting from partnership operations to $60,763 in 1994 from $394,283 in 1993, was primarily due to a lack of funding for the partnership's operations and the consequent reduction in their overall expenditures. There was also a reduction of loss due to disposal of assets to $45,181 in 1994 from $260,006 in 1993 since the loss on the sale of the ROV "Merlin" was provided for in the earlier year.

Liquidity and Capital Resources

     At December 31, 1994, the Company had negative working capital of $(2,114,888). During the nine months ended September 30, 1995, the Company's working capital increased to a negative $(1,706,845).

     The increase in working capital of $408,043 in the period was mostly the result of restructuring $825,000 of the preferred ships' mortgage with Commercial Union Capital Limited to long-term debt from current liability. Net operating losses before depreciation were financed by the proceeds from the sale of marketable securities and the issuance of common stock.

     In September 1994 and November 1994, the Company issued 1,001,875 and 800,000 shares of common stock, respectively, in two private placements.
Under the terms of the private placements, if the stock issued was not registered by December 31, 1994, and March 10, 1995, a bonus of 30% of the original issue became due. The shares were not registered within the time limit, consequently 300,562 shares of common stock were issued on January 1, 1995, and 240,000 were issued in May 1995. On January 1, 1995, $83,702 of accrued expense was converted into 264,774 shares of common stock, and on March 1, 1995, an account payable of $4,609 was converted into 31,926 shares of common stock. On June 30, 1995, a debt holder exercised warrants for 40,000 shares of common stock in exchange for $10,000 of debt owed by the Company. During August and September 1995, the Company issued $698,836 shares of common stock for $174,709 cash raised in a private placement stock offering. After September the Private Placement was closed out. The total amount raised was $314,784 by the placement of 1,259,316 shares.

     In October 1993, the Company signed a marketing agreement with Buckeye Communications, Inc. The agreement sets out the terms under which the Company's artifacts, products derived from the artifacts and products derived from the Company's archive material would be marketed by Buckeye on a worldwide exclusive basis. Any sales resulting from this marketing effort were to result in royalty payments to the Company. Similar agreements were signed between Buckeye and Seahawk I, Ltd., Seahawk II, Ltd. and Eagle Partners, Ltd. The agreements required a minimum revenue to the Company and its Affiliates of $350,000 in the first two years in order for the agreements to continue in force. The development of products under the marketing agreement took longer than expected, and little revenue was earned from the agreement with Buckeye. The required minimum revenue in the two years to October 1995 was not achieved, and the agreement expired in October 1995. During 1994, Buckeye did provide a licensing agreement with a third party to develop a CD ROM game which is expected to enter the market in the first quarter of 1996 and provide royalty income to the Company from that time. In October 1993, Buckeye also agreed to provide Seahawk I, Ltd. with a loan of $250,000 at 10% per annum interest for two years. The loan was secured by certain of the pearls owned by Seahawk I, Ltd. and guaranteed by the Company. Under the terms of the note, interest is payable quarterly, but none of the interest due was paid. On December 1, 1994, an agreement was reached between the Company, Seahawk I, Ltd. and Buckeye under which the Company assumed the Buckeye loan and interest due in return for a note from Seahawk I, Ltd. The principal of the loan was converted into 1,000,000 shares of common stock in the Company and 200,000 shares of convertible, redeemable preferred stock in the Company. The outstanding interest of $54,156 is scheduled to be repaid at the rate of $5,000 per month.

     The original loan enabled Seahawk I, Ltd. to pay some of its liabilities to the Company. Until it can obtain additional financing or begin earning revenue from its artifacts, either by direct sale or royalty on reproductions, it will not be able to pay the balance of the liabilities. It is not likely that the Partnership will be able to raise further financing except through the sale of artifacts. The Partnership had planned to sell its artifacts through the Seahawk Shipwreck and Treasure Museum, but the inability to finance the museum had forced the Company to put the museum plans on hold until appropriate financing could be arranged.

     During August 1994, the Company entered into a Vessel Bareboat Charter and Purchase Agreement with International Diving and Consulting Services, Inc. ("International Diving"), a Lafayette, Louisiana based underwater services company. Pursuant to this agreement, International Diving agreed to charter the SEAHAWK RETRIEVER for the five year period commencing September 1, 1994, and to purchase the vessel at the end of the five year period for a net purchase price of approximately $1,350,000 plus interest at a rate equal to 3% per annum over the Citibank New York prime rate.

     The agreement further provides that International Diving will market the vessel at a minimum day rate of $5,000, except that all lump sums or turnkey projects will have a $6,000 minimum daily rate. International Diving further guarantees one hundred eighty (180) days utilization of the vessel at a rate of $5,000, or an annual total of $900,000. The greater of the guaranteed revenues or the actual revenues, after deduction for certain operating costs, will be shared between the Company and International Diving as follows: (i) 35% to the Company as charter hire for the vessel; (ii) 30% to International Diving for operating costs and profit; and (iii) 35% to the Company which will be applied toward the purchase price of the vessel. Revenue of $231,857 was earned during the six months ended June 30, 1995. Payments are due quarterly within 10 days after the end of each quarter. In the event International Diving fails to purchase the vessel at the end of the five year term, the vessel is to be returned to the Company and the 35% payments which are credited toward the purchase price will be retained by the Company as liquidated damages. International Diving's performance under this agreement has also been personally guaranteed by the two principals of International Diving.

     On November 23, 1994, International Diving filed a voluntary petition in the United States Bankruptcy Court under Chapter 11 of the Bankruptcy Code. Due to this Chapter 11 filing, International Diving was not able to make the lease payment in the amount of approximately $100,000 which was due to the Company on December 10, 1994.

     On March 7, 1995, the U.S. Bankruptcy Court Western District of Louisiana, Lafayette - Opelousas Division ordered International Diving to pay
(a) $130,836 on or before March 17, 1995; (b) $56,935 on or before April 7, 1995; (c) $56,935 on or before May 7, 1995; and (d) all future payments under the Agreement as they come due, and ordered that the Agreement be amended to grant International Diving the option to purchase the Retriever for the sum of $1,450,000 payable in cash on or before June 1, 1995. International Diving has declined the option to purchase the Retriever and has made the payments under (a), (b) and (c) above.

     International Diving was unable to make the payment of $136,703.50 due on June 10, 1995, and on July 11, 1995 (as modified on July 25, 1995), the same U.S. Bankruptcy Court ordered International Diving to make payments of $45,568.00 on July 11 and July 25, 1995, and to make payments of $53,179 on August 8, August 24 and September 5, 1995. The payment due on July 11, 1995 was made and $45,000 was received on August 8, 1995. No further payments have been received.

     On August 22, 1995, the Bankruptcy Court ordered that because International Diving had failed to pay the sums required by the order of July 25, 1995, they should immediately surrender the Retriever to the Company. The vessel was repossessed by the Company on September 12, 1995. An account receivable from International Diving of $173,620 owing at September 30, 1995, was provided for as bad debt due to the possibility that International Diving may be forced into a Chapter 7 Bankruptcy Liquidation. The Company is, however, pursuing International Diving for the outstanding payments through the same Bankruptcy Court. The Company is currently offering the M/V Seahawk Retriever for charter in the Gulf of Mexico.

     Seahawk II, Ltd. is out of funds and the partners have decided they are not willing to invest additional funds to continue further excavation of the wreck site. If the General Partner is unable to identify additional working capital to work on the Partnership's wreck off St. Augustine, it may consider asking the partners to vote on terminating the Partnership.

     Eagle Partners, Ltd. is also out of cash but has continued its search for a shipwreck believed to have sunk off the east coast of the United States.
The Company has provided survey services to Eagle Partners, Ltd. on credit, but has in effect provided in full against the account receivable by assuming losses on investments sufficient to create a negative balance on investment in the Partnership that is equal to the account receivable. On July 18, 1995, the Company announced that it had entered into a joint venture agreement with Sea Miners, Inc., a Baltimore, Maryland company, to resume the search for this shipwreck. The joint venture incorporates research by both parties concerning this wreck and a pooling of resources to continue the search operations.
Under the agreement, the Company will continue to be the offshore contractor to the joint venture for all marine operations. The Company earned revenues of $45,250 during the quarter ended September 30, 1995, from this partnership and expects to earn additional revenue during the fourth quarter of 1995 from this partnership.

     The Company is reviewing other potential shipwreck projects, and it is anticipated that if the Company were to proceed with any of these projects, it would help to form limited partnerships for the purpose of funding the projects. There is no assurance that any of the partnerships would be successful in raising the necessary amount of funding.

     In order for the Company to remain in business during the next 12 months, it is necessary for the Company to pursue charter and contract work, generate new sources of revenue or raise additional financing. The Company's current and future efforts to obtain additional financing will concentrate on offering additional equity to investors until such time as the Company's operational cash flow is self-supporting. As indicated above, the Company, acting in its capacity as general partner of Seahawk I, Ltd., is attempting to arrange for a sale of the artifacts owned by Seahawk I, Ltd.

                                BUSINESS

The Company

     Seahawk Deep Ocean Technology, Inc. (the "Company") was formed under the laws of the State of Colorado on September 17, 1986, for the purpose of creating a corporate vehicle to seek and acquire a business opportunity.

     In October of 1988, the Company completed a public offering of 1,200,000 shares of Common Stock at an offering price of $.50 per share. The net proceeds of that offering to the Company were approximately $490,000.

     On March 13, 1989, the Company issued 2,000,000 shares of its no par value Common Stock to the holders of 100% of the outstanding common stock of R/V Seahawk, Inc. ("R/V Seahawk") in an exchange transaction in which R/V Seahawk became a wholly owned subsidiary of the Company. During September 1989 the Company's name was changed from Fox Ridge Capital, Inc. to Seahawk Deep Ocean Technology, Inc. On March 2, 1992, R/V Seahawk was merged into the Company.

     On June 12, 1992, the Company effected a one for fifty reverse split of the shares of the Company's Common Stock outstanding. All financial information and share data in this Prospectus give retroactive effect to this reverse split.

     On September 12, 1989, the Company organized Seahawk Artifact Recovery, Inc. This subsidiary was inactive throughout 1989 and 1990. In January 1991, its name was changed to Seahawk Museum Development, Inc. This subsidiary was developing plans for a shipwreck and treasure museum in St. Petersburg, Florida, however, the Company's inability to finance the museum has forced the Company to put the museum plans on hold indefinitely.

     Unless the context otherwise requires, the term "Company" as used herein refers to Seahawk Deep Ocean Technology, Inc. and its wholly owned subsidiary Seahawk Museum Development, Inc.

     On February 4, 1991, the Company acquired all of the outstanding stock of Valley Marine, Inc. ("VMI") in exchange for 600,000 newly issued shares of the Company's Common Stock. VMI owned the SEAHAWK RETRIEVER, the 204-foot recovery vessel. During February 1991, VMI merged into R/V Seahawk.

     R/V Seahawk was formed on May 23, 1988, for the purpose of serving as general partner for one or more limited partnerships which were to be formed to search for valuable shipwrecks. R/V Seahawk was initially capitalized with $200,000 by John C. Morris, Gregory P. Stemm and three other investors. R/V Seahawk then purchased equipment to be used for the search operations and signed an agreement with marine archaeologist Robert Marx for the right to use data for a suspected shipwreck site. R/V Seahawk then formed its first partnership, Seahawk I, and raised $175,000 to fund the search activity. The fund raising and initial search efforts were carried on during the remainder of 1988 and into 1989 until April, 1989, when the Seahawk I partnership located and identified its first shipwreck.

     The Company is an oceanographic service company which is involved in deep water search, survey and recovery operations. The Company serves as the general partner for three limited partnerships which were formed for the purpose of raising money to search for and locate shipwrecks. The Company currently leases or owns and operates a variety of subocean equipment including a 204 foot recovery vessel, an 83 foot survey vessel, ROV's (Remotely Operated Vehicles), and other specialized search and recovery equipment which enables them to locate, photograph and retrieve items lost on the seabed in deep water.

     The Company is also seeking opportunities where it can lease its equipment to others and generally act as an underwater contractor.

     The partnerships formed by the Company and for which the Company serves as the general partner are engaged in the business of attempting to locate, identify, recover and market the cargoes and artifacts associated with one or more shipwrecks in a specific area. The Company, on the other hand, provides to the partnerships the data, manpower and equipment necessary for the partnerships to carry out this business purpose. The Company is also engaged in the business of locating, identifying, recovering and marketing the cargoes and artifacts associated with shipwrecks on its own behalf and for others on a world wide basis.

Seahawk I, Ltd., Seahawk II, Ltd. and Eagle Partners, Ltd.

     The Company has formed three limited partnerships (Seahawk I, Ltd., Seahawk II, Ltd. and Eagle Partners, Ltd.) for the purpose of funding the search for deep water shipwrecks in predesignated areas.

     Seahawk I, Ltd. During April, 1989, the first partnership (Seahawk I) located and photographed a Spanish wreck which the Company believes was one of the vessels lost during a storm in 1622. The wreck was found approximately 1,500 feet deep in international waters south of the Florida Keys. During June, 1989 a bell was recovered from the site in order to perfect the admiralty claim in the United States District Court.

     During June 1990, Seahawk I commenced its pre-disturbance survey on this wreck and during August 1990, Seahawk I commenced actual recovery operations. The recovery operations continued until November 1990. The SEAHAWK RETRIEVER returned to the site in May 1991, and resumed recovery operations which were carried out periodically during the summer of 1991 until October 5, 1991, when the SEAHAWK RETRIEVER left the site. An area of approximately 2,690 square feet surrounding the site has been excavated to a depth of 1.5 to 3 feet. The remaining hull structure and ballast stone pile occupy about 430 square feet of this area. A total area of 11,300 square feet has been scanned with a metal detecting unit to a depth of approximately 14 inches and revealed in excess of 130 targets, most of which were dredged up.

     Since the Company does not have the technical capability to determine the full depth of the wreck, it is impossible to state what percentage of the wrecksite has actually been excavated. The Company does believe that the Partnership has reached a point of diminishing returns and the Partnership does not intend to return to the wrecksite unless it is able to sell most of its artifacts and the partners decide that the potential of recovering any artifacts or treasure in the future justifies the expense of continuing with the recovery.

     A total of 16,480 artifacts have been recovered from the site. These include twenty-nine gold finger bars, over eleven hundred silver coins, a gold emerald ring, three mariner's astrolabes (a navigational device used during the early 1600's), over 6,000 pearls, seventy-six clay olive jars and other miscellaneous items including musket balls, wood, pottery and pottery shards. Seahawk I has incurred expenses in locating, recovering, conserving and storing these artifacts of approximately $3,384,000 since inception, of which $814,156 has been capitalized into the costs of artifacts on Seahawk I's books at December 31, 1993. The Company has contributed $1,190,900 since inception to the capital of Seahawk I. Seahawk I has engaged the Company to provide vessel operations, and the Company has provided vessel operations in the amount of $868,465 which have been billed to Seahawk I but have not been paid. These are carried in the Company's books as trade accounts receivable.

     The primary focus of the SEC Stop Order proceeding (see "Legal Proceedings," below) was the value of the artifacts owned by the Company and its partnership Seahawk I, Ltd. As a result of the decision of the Administrative Law Judge on May 26, 1993, a provision has been set up against the capitalized cost of the artifacts in Seahawk I's books to reduce their net book value to $814,156 and the financial statements of the Company for the years ended December 31, 1990 and 1991 have been restated to comply with GAAP as a consequence.

     Management of the Company believes that this wreck is from the 1622 Spanish fleet. This belief is based upon a number of factors including the following: (1) the location of the shipwreck; (2) similarities of a number of the artifacts found on the shipwreck with artifacts found on the Atocha, a sunken galleon from the 1622 Spanish fleet; and (3) expert opinions of individuals familiar with the artifact collection and the 1622 fleet. The Company does not yet know what the name of this vessel is or how much treasure it carried. The Company believes that the keel length was approximately 56 to 57 feet long indicating that the vessel size was between 100 and 220 tons.
The Company also believes that the vessel was most likely a moderate-size merchant vessel.

     Seahawk I, Ltd. is a Florida limited partnership which was formed on May 23, 1988, with R/V Seahawk as the sole general partner. The Partnership was initially funded with a total of $175,000 which was raised from private investors. The salvage operations for this shipwreck have required the Partnership to raise additional funding. The Company will split with the limited partners on a 50/50 basis the proceeds from the sale of all valuable objects or artifacts after payment of the partnership expenses and a return of all capital contributions to both the limited partners and the Company. The expenses of the Partnership include the payment of ten percent (10%) of all items salvaged to Tanit Corp., a company owned by Robert Marx, the marine archaeologist who provided research and data relevant to this particular project. Seahawk I raised an additional one million dollars ($1,000,000) during 1990 to finance the initial salvage operations. In order to do this, Seahawk I created a new class of limited partner which is entitled to twenty percent (20%) of the partnership's net distributable income in return for an investment of $500,000. The Company has also invested an additional $500,000 to maintain its right, as General Partner, to receive 50% of the partnership's net distributable income.

     On May 19, 1988, R/V Seahawk, Inc. and Tanit entered into an agreement whereby R/V Seahawk obtained exclusive access to Mr. Marx's research and data covering a specified search area defined on a map, so long as the project commenced prior to May 1991. In exchange for this exclusive right to Mr. Marx's research and data, R/V Seahawk paid to Tanit a fee of $10,000 in cash and agreed to pay to Tanit an additional fee equal to ten percent (10%) of the value of all salvaged items recovered (the "Additional Payment") both as additional consideration for the research and data and as consideration for consulting services which Mr. Marx was to render during the project. R/V Seahawk licensed the exclusive use of the research and data to Seahawk I, Ltd. (the "Partnership") for the Partnership's use in the project. In return, the Partnership assumed R/V Seahawk's obligation to pay the Additional Payment to Tanit. On April 22, 1993, R/V Seahawk's and the Partnership's obligations with respect to the Additional Payment were fully satisfied by the transfer of certain artifacts to Tanit. The cost of the artifacts was $18,384.

     Robert F. Marx is a 58 year old marine archaeologist, maritime historian and author. He has participated in over 56 archaeological explorations and/or recoveries around the world since 1953, and he has conducted extensive historical research on the history of Spanish flotas and galleons. Mr. Marx has written more than thirty books and 100 articles on various aspects of marine archaeology.

     During March 1991, Seahawk I created a new class of limited partners and raised a total of $691,800 to finance the recovery and conservation of artifacts of the Partnership. The Company also invested an additional $690,800 to maintain its right to receive 50% of the net distributable income. The Company carries an account and note receivable from Seahawk I, Ltd. of $1,059,494 as of June 30, 1995, less a provision for losses in excess of investment of $650,617.

     Seahawk II, Ltd. During May, 1989, R/V Seahawk formed Seahawk II, Ltd., a Florida limited partnership ("Seahawk II"), and agreed to serve as the sole general partner. Seahawk II is structured very similar to Seahawk I except that the expenses of the Partnership include a payment of 5% of all items salvaged to a fund for the crew. Seahawk II sold 50 Units at a price of $30,000 per Unit. During 1989, Seahawk II commenced its proposed business of attempting to locate deep water shipwrecks in a specific area off the east coast of Florida, and found what management believed to be a colonial era shipwreck. This belief was based on, among other things, the opinions of Dave Moore described below relating to the age of the silver coins and cannons found on the wreck. A cooking pot and piece of rigging were recovered from the site in order to perfect the admiralty claim. During October 1990, Seahawk II conducted a predisturbance survey of this wreck site (referred to as the "St. Augustine" site) utilizing Harbor Branch Oceanographic Institution's Johnson Sea-Link manned submersible. During this survey, approximately 90 artifacts were recovered including two cannons, numerous cannon balls, and a dozen copper cooking pots. Dave Moore, an archaeologist who used to be employed by the Company, estimated the cannon is from the 1700's. Dave Moore holds a Masters Degree in Maritime History and Underwater Research and he has over 10 years' experience in archaeology.

     During April 1991, the Johnson Sea-Link returned to the site to continue work on the shipwreck for 6 days. A good portion of the area surrounding the ballast pile was uncovered and some timbers and ribs of the ship were exposed which, according to archaeologist Robert Marx, indicated that the ship was small in size -- most likely in the 50 to 75 ton range. During this trip, a number of artifacts were recovered, including 6 Spanish silver coins, three four-foot cannons, more copper cooking pots, scores of lead musket and pistol balls, pulley blocks and sheaves and other miscellaneous items. According to Mr. Moore, the coins date between 1712 and 1714. Mr. Marx has reported to the Company that he believes that the ship was a small Spanish vessel known as an "Adviso" or advice boat -- sometimes called a "Patache." One or more of these ships was usually employed in each treasure fleet with their main purposes being to carry mail and official communications between the king and government officials.

     According to Mr. Moore, this class of vessel was never authorized to carry treasure, but contraband treasure was sometimes carried on these ships. He has also stated that there was no way he could say whether or not this shipwreck contains substantial amounts of treasure.

     The Seahawk II Partnership currently has no cash, and the partnership has no plans except to attempt to liquidate the artifacts if a reasonable opportunity to do so arises.

     The Company carries an account receivable from Seahawk II, Ltd. of $14,928 as of June 30, 1995, less a provision for bad debt of $6,454 and for losses in excess of investment of $17,090.

     Eagle Partners, Ltd. During November 1991, the Company formed Eagle Partners, Ltd., a Florida limited partnership ("Eagle Partners"), with the Company serving as the general partner. Eagle Partners sold 3 Units for a total of $150,000. The partnership is operating under a joint venture agreement with a non-affiliated researcher who has provided the research and data for a 19th Century shipwreck off the east coast of the United States. The joint venture agreement was entered into between the Company and the researcher, and the Company assigned its rights and responsibilities in the joint venture to Eagle Partners. According to the researcher and newspaper accounts of the sinking, the vessel was believed to have a valuable cargo of specie on board at the time of the sinking, although there is no assurance that the researcher is correct or that the shipwreck will be located. The researcher holds a Bachelor's Degree in Interdisciplinary Studies with a concentration in Marine Archaeology, and he has been involved in underwater archaeology and searching for shipwrecks for over 25 years. He has written over 10 books and a number of articles on the history of shipwrecks.

     Pursuant to the terms of the joint venture agreement, the researcher was
to receive twenty percent (20%) of any items recovered from the ship.   The
partnership was responsible for conducting and paying the expenses of the search and recovery of the shipwreck and if successful, for marketing any cargo which was recovered. The partnership was to receive eighty percent (80%) of any recovery.

     The joint venture agreement required the partnership to dedicate the vessel R.V. Seahawk (or a similar vessel with similar equipment) to work on this project at least 120 days during 1992, and each year thereafter, beginning not later than May 30 of each year. The joint venture agreement was amended in June 1994. The amended agreement required the partnership to work on the project for at least 60 days during 1994. The partnership did not meet this schedule and defaulted on the agreement. In such an event, the agreement provided that all rights to conduct search and/or salvage efforts relative to this wreck would revert to the researcher. The Company has negotiated a replacement of the joint venture agreement (the "1995 Agreement") under which the researcher's share of any successful recovery was reduced to ten percent (10%) and the requirement for the partnership to work on the project was reduced to 60 days during 1995. In return the Company agreed to issue the researcher and his partner 60,000 shares of its Common Stock. The 1995 Agreement provides that if the minimum work requirement is not met by the end of 1995, then to continue the arrangements without a minimum performance requirement, the Company must issue the researcher and his partner an additional 40,000 shares.

     The partnership's eighty percent interest in the joint venture was to be allocated among the Company and the limited partners as follows: After the return of all contributed capital each $50,000 unit was to receive 5% of the first $1 million distributed, 4% of the second $1 million distributed, 3% of the third $1 million distributed, 2% of the fourth $1 million distributed and 1% of anything over $4 million distributed. The Company, as the general partner, was to receive the balance of any distribution.

     After reviewing the research, Eagle Partners established a primary search area of 100 square miles and a larger search area of 600 square miles. During 1992, Eagle Partners searched approximately 500 square miles and located six shipwrecks. During May 1993, using newly acquired research data, Eagle Partners searched approximately 140 square miles and located five shipwrecks. During 1994, Eagle Partners searched approximately 140 square miles. None of the shipwrecks located to date has been that shipwreck the partnership is seeking.

     In early 1995, the Company became aware of another company ("Sea Miners, Inc.") that was searching for the same shipwreck (code named "Golden Eagle") and in order to pool research and resources and to remove all-or-nothing competition, Eagle Partners and Sea Miners formed an equal joint venture to search for the vessel. As a result of the joint venture, each of the limited partners of Eagle Partners agreed to reduce their entitlement of any distribution to one-half of the original amount in the paragraph above. The joint venture has contracted to use the Company for all of its offshore services. $100,000 was raised by the joint venture to finance the initial inspection of certain sites that Sea Miners has revealed as possible shipwrecks in its search area. The joint venture intends to raise additional financing for this project but there is no assurance that it will be able to do so.

     The Company carries an account receivable from Eagle Partners of $1,024,329 as of June 30, 1995, less a provision for losses in excess of investment of $1,027,854.

Management of Partnerships

     The following table sets forth information concerning the authority of the general partner in the three partnerships referred to above for which the Company serves as general partner. The purpose of this table is to disclose generally the types of actions that the general partner can take without needing approval of the limited partners and the types of actions where approval of the limited partners is required.

                                                         Approval of
                 Action                           Limited Partners Required
1.  Enter into contracts and agreements         1.  No.
    which the general partner ("G.P.")
    deems necessary or advisable for the
    conduct of the partership's business.

2.  Enter into partnerships or joint            2.  No.
    ventures.

3.  Employ advisers or agents.                  3.  No.

4.  Borrow money on secured or unsecured        4.  No.
    basis.

5.  Amend limited partership agreements.        5.  Yes (by the holders of a
                                                    majority of the limited
                                                    partnership units).

6.  Admit additional G.P.'s.                    6.  Yes (by the holders of a
                                                    majority of the limited
                                                    partnership units).

7.  Admit additional limited partners.          7.  No.

8.  Sell additional units in the partnership.   8.  No - unless it requires
                                                    amendment to partnership
                                                    agreement.

9.  Remove G.P.                                 9.  Yes* (by the holders of
                                                    75% of the limited part-
                                                    nership units).

10. Dissolve partnership.                       10. Yes (by the holders of a
                                                    majority of the limited
                                                    partnership units).

  * In Seahawk II, the limited partners do not have the right to remove the general partner.

     Background

     During the past three years, the number and seriousness of approaches by various groups interested in ocean salvage have increased significantly, principally because the development and application of new technology have improved working capability in the deep sea.

     The principals of the Company have been operating the research vessel SEAHAWK (the "SEAHAWK") for the past five years. In addition, through their involvement with this Company and affiliated companies, they have been acquiring highly specialized search, survey and recovery equipment. They have been working closely with both consultants and employees considered to be some of the leading experts at deep ocean search and recovery, diving on wrecks, and assembling a shipwreck data base.

     Plan of Operation

     The Company expects that, at least initially, much of its deep ocean shipwreck search and recovery activities will be funded by limited partnerships similar to Seahawk I, Seahawk II and Eagle Partners thereby transferring most of the economic risk of finding shipwrecks to the investors in these partnerships. As soon as the Company believes that it has sufficient capital of its own to finance these activities, it will do so in order to avoid diluting the Company's interest in the wrecks. Management's only experience in forming and marketing partnerships for the purpose of funding shipwrecks is Seahawk I, Seahawk II and Eagle Partners.

     The Company is also exploring joint ventures with others for the purpose of searching for shipwrecks in deep water off the coasts of foreign countries including Brazil and Portugal.

     The Company and its partnerships expect to follow the following six steps in their deep water expeditions.

     1. Determine Target Search Areas Through Research. The first step in a deep water search operation is to develop data on proposed sites through a combination of research conducted by the Company or research purchased by the Company from others. For example, the wreck located by Seahawk I, Ltd. was based on research conducted by an archaeologist who was paid with a 10% interest in the wreck. The Company has received research on numerous wrecks throughout the world, and is continually, as time permits, reviewing this research for possible recovery projects.

     2. Search for Anomalies in the Target Areas. Once the target area search sequence has been determined, the search will then be undertaken to locate promising anomalies utilizing the Company's equipment.

     If an anomaly is found, its precise location will be noted and mapped using the navigational system which utilizes digital output from sensing devices and logs it into the onboard computer's target navigational database.

     After completing the search of a grid, a preliminary analysis will be made and the position of promising targets will be noted. This will indicate those sites and anomalies which will be revisited for visual verification and inspection with the ROV's.

     3. Survey and Verification of the Anomaly Site. The initial verification phase will serve to provide visual confirmation of the nature and composition of the anomaly. In most cases, a look at the subject sites will quickly determine whether they are natural bottom structures, manmade objects that hold little interest (steel drums, cable, modern anchors, fishing equipment, etc.) or potentially valuable sites. If the site looks promising, small artifacts will be recovered in an attempt to date and identify the vessel.

     This entire phase will be accomplished using ROV's, incorporating onboard lights, cameras, sonar and tracking navigation systems.

     With the video records and items recovered from the wrecksite, the Company will attempt to identify the wreck(s) with the help of maritime historians and marine archaeologists. Identifying ancient shipwrecks is extremely difficult, however, and the Company has been unable to definitely define the shipwrecks discovered by Seahawk I and Seahawk II. Once the wreck has been identified, a determination of the cargo carried and historical and archaeological significance of the wreck can be made.

     4. Establishing Legal Claim to the Site. If the site appears valuable, the Company will take the necessary steps to legally claim title to the shipwreck. This will usually involve a filing in the U.S. Admiralty Court. See "Legal Aspects of International Salvage."

     With respect to the wreck discovered by Seahawk I, the Partnership filed a complaint seeking a warrant for the arrest of the vessel with the United States District Court for the Middle District of Florida on June 30, 1989. On June 30, 1989, the Court issued a warrant for the arrest of the wreck.
Shortly thereafter, a bell recovered from the wreck was presented to the Court and a motion was filed requesting an order appointing the Company as custodian for the wreck. On July 18, 1989, notice of the wreck was published and on September 25, 1989, the Court entered an Order Noting Default since no response was forthcoming from anyone to the notice published during July, 1989.

     With respect to the wreck discovered by Seahawk II, the Partnership filed a complaint for the arrest of the wreck with the U.S. District Court for the Middle District of Florida on September 27, 1989. On the same date the Court issued a warrant for the arrest of the wreck. On December 29, 1989, artifacts from the wreck were presented to the Court and the Company was appointed by the Court as the custodian for the artifacts. On February 13, 1990, notice of the wreck was published, and on December 14, 1990, the Court awarded ownership of the wreck to the Partnership.

     5. Planning and Execution of Recovery. Planning the actual recovery will depend on a large number of factors such as condition of shipwreck, depth, bottom conditions, current and tidal conditions. In the anticipated operating depths, several pieces of equipment will play vital roles in the recovery operation. First, a safe, stable ship must be used as the recovery platform.

     The vessel must also be large enough from which to deploy the submersibles that will be used as the actual salvage and recovery tools. These recovery tools will include ROV's, some of which will be significantly larger and capable of greater working ability than the ROV's used for initial visual investigations.

     Beginning with its salvage activities of the Seahawk I wreck site, the Company has used the vessel SEAHAWK RETRIEVER, a 200 foot supply vessel, as the primary vessel from which the recovery operations are conducted. The SEAHAWK RETRIEVER has been used to deploy the ROV named Merlin which is being used for the salvage and recovery activities. (See "Equipment" below for descriptions of the SEAHAWK RETRIEVER and the ROV Merlin, and see "Legal Proceedings" below for a description of the litigation involving the Merlin and SEAHAWK RETRIEVER.)

     6. Conservation of Artifacts. Complete conservation of artifacts recovered from shipwreck sites is a integral part of the Company's business plan. These conservation efforts begin as soon as the ROV reaches the ocean floor. The Company takes the utmost care in removing each artifact from the sea bed, using specialized tools that are built on site and carried to the sea floor by the ROV. Examples of such tools are specially built baskets and platforms that are constructed to accommodate artifacts once they have been identified. The ROV uses these tools, built to interface with its computer controlled manipulators, to recover each artifact from the ocean floor as gently as possible.

     The artifacts are then placed in a larger recovery platform, which is designed to separate and protect the artifacts from damaging each other during the trip to the surface. On deck, the artifacts are then catalogued, photographed and secured in specially constructed storage containers. The recovery process is supervised by the Company's archaeologist who assists with the recovery, coordinates data management, ensures proper artifact handling, and initiates interpretation and analysis.

     The Company has established a conservation laboratory in the building it leases at 5102 South Westshore Boulevard, in Tampa, Florida, where the artifacts are transported and conserved to a final, stable state. The Company has purchased for its conservation laboratory the facilities necessary for stabilization of most all artifacts recovered, including noble metals, iron, ceramics and organic materials. Before and during conservation, the artifacts are made available for inspection by other archaeologists and conservationists. After conservation is completed, the artifacts may also be made available to the public, in a museum setting.

     7. Marketing of Artifacts. The Company intends to realize revenue from artifacts as follows:

         (a) By Direct Sales - Artifacts which have been properly categorized and recorded and which are not deemed to be a necessary part of an archaeological collection may be sold directly to collectors, dealers or through retail outlets.

         (b) By Sale of Replicas - Replicas of certain artifacts may be produced and sold as such.

         (c) Display - Artifacts may be displayed in museum attractions which would generate revenue from entrance charges and merchandise sales.

     In October 1993, the Company signed a marketing agreement with Buckeye Communications, Inc. The agreement sets out the terms under which the Company's artifacts, products derived from the artifacts and products derived from the Company's archive material will be marketed by Buckeye on a worldwide exclusive basis. Any sales resulting from this marketing effort were to result in royalty payments to the Company. Similar agreements were signed between Buckeye and Seahawk I, Ltd., Seahawk II, Ltd. and Eagle Partners, Ltd. The agreements expired in October 1995, because the required minimum revenues were not received.

     Shipwreck and Treasure Museum

     During 1991, the Company's wholly owned subsidiary, Seahawk Museum Development, Inc., commenced construction of a shipwreck and treasure museum in St. Petersburg, Florida. The museum was to be approximately 10,000 square feet, and was to feature interactive displays aimed at entertaining as well as educating visitors about undersea technology, archaeology, conservation and the colorful history the artifacts and treasures represent.

     The Company leased space for the museum starting in July 1991, however, during November of 1991, the Company was no longer able to make the monthly lease payments, and during February 1992, the Company negotiated a termination of the lease with the lessor.

     The Company's inability to finance the museum forced the Company to put the museum plans on hold until appropriate financing could be arranged. Such financing may become available pursuant to a Letter of Intent signed by Buckeye and the Company in October 1993.

     The Letter of Intent sets out possible arrangements for the Company and Buckeye to jointly own, develop and operate theme attractions to be known as Shipwreck and Treasure Museums. It is intended that the attractions will display the artifacts and products recovered by the Company or the Limited Partnerships, recreate the background and actual mission of the recovery crew on each discovery, and create a gift shop that will sell artifacts and products, developed by Buckeye, relating to the artifacts. It is contemplated that Buckeye will either provide or arrange funding for the first attraction. Development of the joint project is contingent upon the Company and Buckeye agreeing to a site, a budget and a final business plan for the museum. In view of the failure of Buckeye to arrange any financing this year, it is unlikely that any such attractions will be built in the near future.

     South American Project

     On June 1, 1994, the Company signed an Agreement for Consulting Services with Remarc International, Inc., a Colorado corporation principally owned by two former officers and directors of the Company, John Morris and Gregory Stemm. The Agreement provided that Remarc would, at its own expense, seek to obtain for the Company a permit from the appropriate government to search for the particular shipwrecks involved in the South American Project. If such a permit was obtained for the Company by Remarc, then the Company agreed to grant Remarc between 6% and 9% of the gross proceeds of any successful recovery from the project. The actual percentage granted to Remarc was to depend on the size of portion of the recovery that would be taken by the South American government in return for the permit.

     In furtherance of the negotiations for the permit, it became prudent to join forces with a South American competitor to form a bidding Consortium.
The Consortium rendered the original South American Consultancy Agreement with Remarc inappropriate, and under a Joint Venture Agreement dated August 1995 with the Company, Remarc agreed to forego its entitlement to the percentage of the gross recovery of the project and instead become equal partners with the Company in a South American company that owns half of the Consortium. The Company and Remarc each own 24.5% of the South American company with the remaining 51% being owned by Brazilians.

     Legal Aspects of International Salvage

     The question of legal ramifications with regard to the recovery of shipwrecks raises a number of issues. Salvors, historical interests and individuals claiming ownership based on the payment of insurance claims all have potential claims on goods brought up from the sea floor.

     The seas are divided into four basic zones: the territorial sea, the contiguous zone, the continental shelf, and the high seas. The Company expects that most of its activities will be conducted in what is considered the high seas. The site of the shipwreck found by Seahawk I, Ltd. is approximately 25 miles from the Florida coastline in water approximately 1,500 feet deep. The site of the shipwreck found by Seahawk II, Ltd. is approximately 60 miles from the Florida coastline in water approximately 1,200 feet deep. The Company believes that these shipwrecks are therefore located in the high seas. No international agreement prevents the salvage of a shipwreck from the high seas. Other countries, however, may claim a 200 mile territorial limit and may assert claims to all shipwrecks located within that distance from their coast.

     Generally, there are two doctrines of maritime law that govern legal claims to salvageable shipwrecks in the high seas. These are the law of finds and the law of salvage. Both are well-documented and accepted in United States common law, and are also generally accepted as international law in practice. This discussion centers on application of these laws in jurisdiction of U.S. courts. The entity responsible for salvage is entitled to sue in rem against the ship in federal admiralty court to establish its claim to the shipwreck and cargo against all other claimants, known and unknown. The court employs a fiction of convenience that a ship is a person against whom suits can be filed and judgments entered, allowing actions to be brought against the vessel when the owner is unknown or unreachable.

     Legally, the claim may be decided according to the two competing maritime law doctrines. If title to the wrecked ship or cargo is disputed, the salvaging entity will seek to assert ownership under the law of finds. If the original owner or owners are known, then the salvor will be entitled to a salvage award under the law of salvage.

     The first step in making claim is to establish control, or possession-in-fact, over the shipwreck. To do so, the salvor must actually reduce objects from the shipwreck to possession. Discovery of the shipwreck, or the mere intent to raise the shipwreck or to recover objects from it, does not establish control.

     Under the maritime law of finds, where a vessel has been abandoned, the finder in possession becomes the owner of the vessel. Proof of abandonment includes two factors: (1) the intent of the original owners to abandon the ship and its cargo, and (2) the external act of abandonment, which may be either express or constructive.

     United States courts may interpret liberally constructive abandonment in shipwreck cases where the ship has remained sunken for many years, particularly if no serious previous salvage efforts have been made.

     An entity responsible for the salvage of a sunken vessel and its cargo may expect to defend its claim to title against the original owners or their successors-in-interest, against rival salvors, and against governments asserting a historic interest in the shipwreck or cargo.

     Potential claimants might include the insurers of the shipwreck as in the case of Columbus America Discovery Group v. The Unidentified Wrecked and Abandoned Sailing Vessel (Civil Action 87-0363-N). Unless the insurers expressly disclaimed title after payment of a claim, and depending on the length of time the ship has remained sunken, the insurers might have a valid claim of title to recovered objects. The courts in the Columbus America case held that the insurers were entitled to up to 10% of the recovered objects that they can demonstrate they provided coverage for.

Deep Ocean Survey and Recovery

     The Company believes that a market niche exists for a company which can offer a comprehensive range of deep ocean search, survey, mapping and recovery services. With the equipment currently owned or leased by the Company, as described below, the Company can presently provide many of these services, or lease its equipment to others who are engaged in such services.

Equipment

     Following are descriptions of the vessels SEAHAWK RETRIEVER and SEAHAWK and the primary equipment which is owned by the Company and available for search, survey and recovery operations.

     Supply Vessel M/V SEAHAWK RETRIEVER

     The SEAHAWK RETRIEVER is a 200 foot, 489 gross ton, tug/supply vessel built in 1974 for the offshore oil industry. Drawing a full load draft of 17 feet and having a breadth of 40 feet, the vessel has an open deck working area of 111 feet by 34 feet (3,800 square feet).

     The ship is powered by two 18-cylinder ALCO engines, generating up to 7,200 shaft horsepower through reduction gearing and a controllable-pitch propeller. The ship is also fitted with a 380 horsepower bow-thruster to assist with maneuvering.

     Electrical power is provided by two 200 kilowatt generators providing the ship with all her electrical needs. Power to the ROV spread will be provided by an independent 100 kilowatt generator mounted on deck.

     The vessel currently has berthing and stores space for a crew of 24 in a totally climate controlled environment.

     During February 1990, the Company entered into a ship's charter with Valley Marine, Inc. (the "Charter") for the use of the SEAHAWK RETRIEVER for a twelve month period.

     Simultaneously with the execution of the Charter, the Company also entered into a stock option agreement with Valley Marine, Inc. and its shareholder, Valley Resources, Ltd. ("VRL"), pursuant to which the Company granted to VRL the option to exchange all of the outstanding shares of Valley Marine, Inc. for restricted shares of the Company. The exact number of shares to be issued was based on the total cash spent by Valley Marine purchasing and equipping the vessel SEAHAWK RETRIEVER. Since this amount was $1,510,000, the Company agreed to issue 600,000 shares to VRL if the option was exercised. On February 4, 1991, VRL exercised its option to exchange its stock in Valley Marine for stock in the Company. Therefore, Valley Marine was acquired as a wholly owned subsidiary of the Company, after which it was merged into R/V Seahawk. R/V Seahawk was then merged into the Company.

     On June 11, 1992, Commercial Union Capital Limited, London, England ("Commercial Union") filed a complaint against the Company and the SEAHAWK RETRIEVER in United States District Court, Tampa, Florida, alleging that rentals on the Merlin remote operating vehicle (See "Merlin" below) had not been paid and alleging that $1,647,139.19 was due and owing along with additional interest costs and attorney fees. The court permitted the arrest of the SEAHAWK RETRIEVER on June 11, 1992. The Company contended that the arrest was improper mainly because Commercial Union was not entitled to a maritime lien on the vessel and on December 23, 1992, a magistrate judge recommended the arrest be quashed and the vessel released. However, on May 21, 1993, a district court judge concluded that the magistrate judge's recommendation should not be adopted. This matter was settled during April 1994. See "Litigation" below.

      During August 1994, the Company entered into a Vessel Bareboat Charter and Purchase Agreement with International Diving and Consulting Services, Inc. ("International Diving"), a Lafayette, Louisiana based underwater services company. Pursuant to this agreement, International Diving agreed to charter the SEAHAWK RETRIEVER for the five year period commencing September 1, 1994, and to purchase the vessel at the end of the five year period for a net purchase price of approximately $1,350,000 plus interest at a rate equal to 3% per annum over the Citibank New York prime rate.

      The agreement further provides that International Diving will market the vessel at a minimum day rate of $5,000, except that all lump sums or turnkey projects will have a $6,000 minimum daily rate. International Diving further guarantees one hundred eighty (180) days utilization of the vessel at a rate of $5,000, or an annual total of $900,000. The greater of the guaranteed revenues or the actual revenues, after deduction for certain operating costs, will be shared between the Company and International Diving as follows: (I) 35% to the Company as charter hire for the vessel; (ii) 30% to International Diving for operating costs and profit; and (iii) 35% to the Company which will be applied toward the purchase price of the vessel. Payments are due quarterly within 10 days after the end of each quarter. In the event International Diving fails to purchase the vessel at the end of the five year term, the vessel is to be returned to the Company and the 35% payments which are credited toward the purchase price will be retained by the Company as liquidated damages. International Diving's performance under this agreement has also been personally guaranteed by the two principals of International Diving.

     On November 23, 1994, International Diving filed a voluntary petition in the United States Bankruptcy Court under Chapter 11 of the Bankruptcy Code. Due to this Chapter 11 filing, International Diving was not able to make the lease payment in the amount of approximately $100,000 which was due to the Company on December 10, 1994.

     On March 7, 1995, the U.S. Bankruptcy Court Western Division of Louisiana, Lafayette - Opelousas Division ordered International Diving to pay
(a) $130,836 on or before March 17, 1995; (b) $56,935 on or before April 7, 1995; (c) $56,935 on or before May 7, 1995; and (d) all future payments under the Agreement as they come due, and ordered that the Agreement be amended to grant International Diving the option to purchase the Retriever for the sum of $1,450,000 payable in cash on or before June 1, 1995. International Diving has declined the option to purchase the Retriever and has made the payments under (a), (b) and (c) above.

     International Diving was unable to make the payment of $136,703,50 due on June 10, 1995, and on July 11, 1995 (as modified on July 25, 1995), the same Bankruptcy Court ordered International Diving to make payments of $45,568 on July 11 and July 25, 1995, and to make payments of $53,179 on August 8, August 24 and September 5, 1995. The payment due on July 11, 1995, was made and $45,000 was received on August 8, 1995. No further payments have been received.

     On August 22, 1995, the Bankruptcy Court ordered that because International Diving had failed to pay the sums required by the order of July 25, 1995, they should immediately surrender the Retriever to the Company. The vessel was repossessed by the Company on September 12, 1995.

     The Company intends to continue to pursue International Diving for the outstanding payments through the same Bankruptcy Court. The Retriever is being offered for charter in the Gulf of Mexico.

     Vessel SEAHAWK. The Vessel SEAHAWK (the "SEAHAWK") is an 83 foot vessel which, until it was sold to the Company in November 1995, was owned by Seahawk, Inc., an affiliate of the Company. (See "TRANSACTIONS WITH MANAGEMENT AND OTHERS.") The SEAHAWK was built in 1977 and extensively renovated in 1982. Its former owner, the University of North Carolina, used the SEAHAWK for oceanographic research projects.

     The SEAHAWK has accommodations for 11 persons for periods of up to 30 continuous days at sea. The SEAHAWK is equipped with mid-range diving equipment (including a decompression chamber) and a full array of navigational and positioning equipment.

     In March 1989, the Company entered into a ship's charter with Seahawk, Inc. (the "Charter") for the use of the SEAHAWK for a twenty-four month period which expired in March 1991. The Charter provided that Seahawk, Inc. was to provide the Company with the use of the SEAHAWK and all equipment contained on board for a charter fee of $6,000 per month. The Company was responsible for providing the entire crew, fuel and all provisions and consumables as well as providing for the day-to-day maintenance of the ship and on-board equipment. The Company was also required to obtain protection and indemnity insurance with a minimum valuation of $1,000,000, and hull insurance with a minimum valuation of $900,000. The Charter was extended on a month-to-month basis on the same terms from March 1991 until October 1, 1992. Commencing May 1, 1993, the Charter was recommenced on the same terms.

     During November 1995, the Company acquired 100% of the outstanding common stock of Seahawk, Inc. in a transaction where the Company issued 2,400,000 shares of its Common Stock to the shareholders of Seahawk, Inc. and agreed to include these shares in the registration statement of which this Prospectus is a part. The agreement also provides that if the registration statement is not declared effective by May 1, 1996, the shareholders of Seahawk, Inc. will have the option to rescind the transaction.

     ROV's.  The Company currently owns five Phantom ROV's: (1) Phantom H2D2,
(2) Phantom Hybrid, (3) Phantom 500, (4) Super Phantom, and (5) Phantom HD. These remotely controlled underwater vehicles provide a cost-effective method of inspecting wrecks and bottom structures down to 1500 feet. Designed by Deep Ocean Engineering, the Phantoms are capable of transmitting real-time video of the bottom directly back to the ship. The ROV design consists of syntactic foam molded to anodized aluminum tubes. An assortment of machined parts, electronics and motors are then added to complete the sub-sea package. The vehicle is then fitted into a stainless steel crash frame. Several connectors are attached to an umbilical that leads up to the surface controller.

     ROV Leasing Activities. The Company from time to time leases some or all of its equipment to outside contracts.

Competition

     There are several companies operating on a world wide basis who may have the technological capability necessary to compete with Seahawk. In the event these companies decided to enter the shipwreck business, they may have greater experience, technology and financial resources. In addition, there are a number of investor groups, or other entities, which have been formed for the purpose of searching for a particular shipwreck. As different technologies which can be utilized in the search and recovery of shipwrecks are developed or improved the likelihood of competitors may increase.

Employees

     The Company and its subsidiary, Seahawk Museum Development, have a total of approximately 9 employees. These persons include John Lawrence and John Balch, executive officers of the Company, administrative personnel, the captain of the vessel SEAHAWK, assistants to the captain, and crew members of the vessel.

Litigation

     There are no current legal proceedings, and the Company is not aware of any threatened legal proceedings to which the Company is a party. Following is a summary of the litigation the Company has been involved with during the past three years:

     Lawsuit filed by Gregory P. Stemm. During February 1994, the Company agreed with Carl Anderson, a principal shareholder, to convert two notes (the "Notes"), one for $44,448.78 and the other for $80,936.78, which, together with accrued interest thereon, totaled $141,803, into 567,212 shares of Common Stock in the Company. The Notes were payable to Gregory P. Stemm, a former officer and director of the Company, who had sold them to Anderson on the basis that they would be returned to him or paid for on their due date which was December 31, 1994. Anderson did not pay Stemm nor did he return the Notes to him. Consequently, on April 27, 1995, Stemm filed a lawsuit against the Company alleging that (a) the Company must pay him the principal and interest due on the Notes plus attorneys' fees and such other relief as the Court saw just and proper, and (b) Stemm was entitled to immediate possession of the Notes, and (c) the Company and Anderson conspired to deprive Stemm of his right to payment on the Notes and as a result Stemm was entitled to damages due to the loss of value of the Notes plus interest, costs and attorneys'fees.

     The Company defended the action on the basis that it was verbally informed by both Anderson and Stemm that the Notes had been transferred to Anderson, and that the Company relied on their representations and converted the Notes in good faith. However, on the advice of counsel, the Company has agreed to settle with Stemm. The Company has issued Stemm 360,000 shares of its Common Stock in consideration for Mr. Stemm dismissing the lawsuit. As part of the settlement of this matter, Carl Anderson agreed to pay the Company $.25 per share for the 567,212 shares which he was issued during February 1994.

     The following litigation was recently settled: (1) civil injunctive action filed by the Securities and Exchange Commission, (2) the SEC's stop order proceeding suspending a registration statement filed by the Company, and
(3) a lawsuit filed by Commercial Union Capital Limited.

     SEC Civil Action. During August 1994, the SEC filed a civil action against the Company and John Morris, Gregory Stemm and Daniel Bagley, three former officers and directors of the Company, seeking injunctive relief against the Company and injunctive and monetary relief against the former officers and directors. The SEC did not seek any financial penalties or other monetary relief against the Company.

     The Complaint filed by the SEC alleged that the Company violated Section 17(a) of the Securities Act of 1933 and Sections 10(b), 13(a) and 13(b) of the Securities Exchange Act of 1934 and Rules 10b-5, 12b-20, 13a-1, 13a-13 and 13b2-1 promulgated thereunder. The SEC alleged that between April, 1989, and July, 1991, the Company and Messrs. Morris, Stemm and Bagley disseminated to the public, in the form of television broadcasts, videotapes and press releases, false and misleading material information and failed to disclose certain material information concerning the Dry Tortugas shipwreck discovered and excavated by the Company. The SEC alleged that the Company materially overstated the value of the artifacts on its balance sheet and in other financial information provided in the registration statement of the Company and two amendments thereto filed in 1992 with the SEC and in certain periodic reports of the Company filed in 1992 with the SEC.

     The Company and the staff of the SEC negotiated a settlement of the matter whereby the Company agreed to consent to the entry of a final judgment of permanent injunction, without admitting or denying any of the allegations in the complaint enjoining the Company from violations of certain provisions of the federal securities law referenced in the preceding paragraph. In addition, the Company agreed that it will not employ John Morris or Gregory Stemm as officers and directors of the Company or any subsidiaries of the Company, use corporate funds to pay for or reimburse any costs incurred by Morris or Stemm for the defense of any civil or administrative action instituted against them by the SEC, or redeem or purchase any stock they own until after the termination of any such action. Finally, the Company agreed to withdraw its pending appeal to the SEC of the Initial Decision issued in the stop order proceeding.

     SEC Stop Order Proceeding. On July 30, 1992, the SEC issued an order directing the staff of the Division of Enforcement (the "Division") to conduct an examination pursuant to Section 8(e) of the Securities Act of 1933 (the Act") to determine whether a stop order should be issued relating to a registration statement which the Company had filed during March 1992 and which had become effective by the passage of time on August 1, 1992. Under Section 8(d) of the Act, a stop order proceeding was instituted against the Company by order of the SEC dated January 12, 1993. A hearing was held before an SEC Administrative Law Judge during late January and early February 1993.

     On May 26, 1993, the Administrative Law Judge issued his Initial Decision. The Judge concluded that the registration statement filed by the Company was materially false and misleading and that the Company failed to cooperate with the examination conducted by the Division's staff. A stop order was issued suspending the effectiveness of the Company's registration statement.

      The primary focus of the proceeding was the value of the shipwreck artifacts owned by the Company and an affiliated partnership, Seahawk I, Ltd. The Judge found that the Company had overstated the value of the artifacts on its balance sheet and in other financial information provided in its registration statement. The Judge concluded that the total net realizable value of all the artifacts owned by the Company and Seahawk I was $1,356,361 of which amount $285,413 was attributed to the Company artifacts and $1,070,948 was attributed to the Seahawk I artifacts. As a result of this decision, and in order to present the financial statements in accordance with generally accepted accounting principles, the Company and the Partnership restated their December 31, 1990 and 1991 financial statements.

     The findings of the Administrative Law Judge could possibly be used by private litigants in civil suits against the Company to prove that the Company misstated material facts in certain periodic reports it filed with the SEC.

     Commercial Union Lawsuit. On June 11, 1992 Commercial Union Capital Limited ("Commercial Union"), the company from which the Company leased its large ROV "Merlin", filed a lawsuit in the United States District Court for the Middle District of Florida, Tampa Division in Admiralty against R.V. Seahawk, Inc. In Personam, Seahawk Deep Ocean Technology, Inc. In Personam and the "Seahawk Retriever" In Rem.

     In its complaint Commercial Union alleged that the Company had committed a breach or default under its Lease Purchase Contract with Commercial Union since the Company failed to make its payment due July 2, 1991, and failed to make all payments due thereafter. Commercial Union further alleged that it had elected to treat the breach by the Company as a termination of the Lease Purchase Contract, entitling Commercial Union to recover the loss value as defined in the Lease Purchase Contract as of June 9, 1992 of $1,173,370.89. Commercial Union alleged that it was also entitled to receive the amount of the Company's arrears equal to $447,208.19 plus interest on the arrears from June 20, 1991 through June 9, 1992 of $26,560.11, and legal fees and costs estimated at $156,113.20. Therefore, Commercial Union was seeking a judgment against the Company in the amount of $1,647,139.19 as of June 9, 1992 plus (a) interest accruing at the rate of $386.02 per day and (b) attorney fees and costs estimated at $156,113.20

     Commercial Union, in its complaint, also sought a maritime lien against the Seahawk Retriever, her engines, tackle, equipment and appurtenances and asked that the ship be sold and the proceeds be paid towards the amount of any judgment.

     On June 18, 1992 the Company responded by filing a Motion to Quash the Arrest Warrant and to dismiss the In Rem complaint. The motion was recommended by the Magistrate Judge on December 23, 1992, but on May 21, 1993, a District Court Judge concluded that the Magistrate Judge's recommendation should not be adopted and the Seahawk Retriever was arrested. On August 6, 1993, the Magistrate Judge gave a Report and Recommendation concerning Commercial Union's Emergency Motion for an Interlocutory Sale of the M/V Seahawk Retriever in which it was recommended that the vessel be sold at Interlocutory Sale with a minimum bid of $1,000,000. On October 18, 1993, the United States District Court Middle District of Florida Tampa Division made an Order for an Interlocutory Sale of the M/V Seahawk Retriever to take place, without a minimum bid, on November 9, 1993. The Order, however, contained certain publication requirements that could not be met until some time in late January, 1994. Accordingly, the Company requested further clarification from the Court and the sale date was delayed to February 10, 1994.

    On February 9, 1994, and as amended on April 1, 1994, the Company and Commercial Union Capital Limited entered into a joint stipulation agreement to delay sale of the Seahawk Retriever. The settlement provided for the Company to pay Commercial Union $500,000 in cash and sign a $1,000,000 note payable one year from closing secured by a first preferred ship mortgage on the Seahawk Retriever, her engines, tackle, equipment and apparel. The note was non-interest bearing through its due date, April 15, 1995. In March 1995, Commercial Union agreed to extend the expiration date of the note to June 1, 1995, pursuant to a March 7, 1995, Agreement wherein International Diving and Consulting Services, Inc., which is operating the Seahawk Retriever under a charter agreement, was granted the option to purchase the vessel for the sum of $1,450,000 payable in cash on or before June 1, 1995. International Diving did not exercise this option and has continued the five year charter under its original terms. The Company and Commercial Union have since reached an agreement that the mortgage will be extended for two years until June 2, 1997. Under the terms of the agreement, the new principal balance will be $1,025,000, and will be paid in eight quarterly installments, with interest charged at 5% per annum over the Citibank New York prime rate in effect on June 2, 1995, and adjusted thereafter biannually on the first day of December and June each year. The first seven quarterly installments will comprise the interest accrued and due on the date of the installment plus $50,000 of the principal. The eighth and final installment will comprise all the remaining amount due under the note.

Facilities

     The Company and its subsidiaries maintain their offices at 5102 South Westshore Boulevard, Tampa, Florida. The space is leased from a nonaffiliated partnership pursuant to a lease which expired March 31, 1995. Pursuant to the lease, the Company leased the first floor (approximately 5,200 square feet) for $5,500 per month until September 30, 1995, and the second floor (approximately 5,000 square feet) for $1,000 per month on a month-to-month basis. The Company is continuing to lease both floors on a month-to-month basis at the same rate while a new lease is being negotiated.

     The leased space provides the Company with corporate offices and conservation lab in addition to providing space for artifact displays.

                             MANAGEMENT

     The Directors and Officers of the Company are as follows:

      Name              Age       Positions and Offices Held
John T. Lawrence        47        Chief Executive Officer,
                                  President, Director
                                  of the Company and Chairman
                                  of the Board

Daniel J. Derfus        51        Secretary and Director
                                  of the Company

John P. Balch           47        Chief Operating Officer
                                  and Director of the Company

     There is no family relationship between any Director or executive officer of the Company. All Directors and Officers will hold office until the next Annual Meeting of Shareholders.

     The following sets forth biographical information as to the business experience of each Officer and Director of the Company and SMD for at least the past five years.

     John T. Lawrence has served as one of the Company's Directors since September, 1991 and as President of the Company since June, 1993, and as Chief Executive Officer since January, 1994. Mr. Lawrence has served as Chairman of OSEL GROUP since November, 1988. OSEL GROUP, located in the United Kingdom, is engaged in the business of designing and manufacturing subsea vehicles and sensors. The main trading company in OSEL GROUP was recently placed into receivership, and its business and assets were sold. From 1984 until 1988, Mr. Lawrence served as the Managing Director of OSEL GROUP and from 1979 until 1984, he served as the Financial Director of OSEL GROUP. From 1975 until 1979, he served as financial director of an oil business subsidiary of the John Mowlin Group. In 1968, Mr. Lawrence joined the London office of Peat Marwick Mitchell & Co. where he qualified as a Chartered Accountant in 1971 and he continued with Peat Marwick Mitchell & Co. until 1975. Mr. Lawrence received an honors degree in Chemistry from University College of London in 1968.

     Daniel J. Derfus has served as Director of the Company since September, 1993, and as Corporate Secretary since January, 1994. He owns and operates a retail wallpaper business in Tampa, Florida, and is a former director of Innova Purewater, Inc. He retired from Exxon Corp. after seventeen years working for that company at their Houston headquarters as well as in the Middle East. His positions with Exxon included Vice President of Human Resources for AL Jubail Petrochemical and Compensation and Benefits Manager for Exxon Marine Transport. He was also responsible for a major study on the social and economic effect of developing a 70M ton copper-zinc ore body in the Wisconsin Northwoods. Mr. Derfus received a B.S. in Business Administration from Marquette University, an MA in Industrial Relations from the University of Minnesota and he completed post graduate work at the University of Houston, Bates College of Law.

     John P. Balch has served as a Director of the Company and as Chief Operating Officer since May 1994. Mr. Balch has also served as Managing Director of OSEL GROUP (see above) since November 1988. Mr. Balch served as General Manager and Director of OSEL GROUP from 1983 until 1988. From 1975 until 1979, he served as Operations Manager for DHB, a subsidiary of Oceaner International, Inc., which manufactured Atmospheric Diving Systems. From
1979 until 1983, Mr. Balch served as Managing Director of DHB and Worldwide Program Manager for Oceaneering ADS. From 1969 until 1975, he progressed from toolmaker to development engineer then product manager in three precision engineering companies. Mr. Balch received a City and Guilds HNC in Mechanical Engineering from Highbury College, Portsmouth, England in 1969.

Compliance with Section 12(a) of the Securities Exchange Act of 1934

     During the year ended December 31, 1994, four persons who were Officers, Directors or beneficial owners of 10% or greater of the Company's Common Stock failed to file reports on a timely basis under Section 16(a) of the Securities Exchange Act of 1934. In addition, John P. Balch, an Officer and Director of the Company, filed his Form 3 thirty-five days late.

     Carl Anderson, a 10% or greater shareholder, failed to file Form 4's for the months of February, June and November 1994. The transactions which were not reported included (i) the conversion of $467,100 of debt into 1,868,400 shares of Common Stock; (ii) the sale of a 36-foot motor vessel to the Company for 100,000 shares of Common Stock; (iii) the issuance of 60,000 shares in connection with the Company's 1993 private placement; (iv) the purchase of 303,125 shares in a private placement; and (v) the issuance of 800,000 shares of Common Stock in exchange for 66,667 shares of the common stock of Valley Forge Scientific Corp.

     A.F. Budge, a Director, failed to file a Form 4 for the month of June 1994, reporting that he had received 60,000 shares of Common Stock in connection with the Company's 1993 private placement and that he purchased 156,250 shares in a private placement during June 1994.

     James P. Beggins and Daniel J. Derfus, Directors, failed to file Form 4's for the month of December 1994, reporting that they each received warrants to purchase 15,000 shares of the Company's Common Stock.

Executive Compensation

     The following table summarizes the compensation for the years ended December 31, 1993, 1994 and 1995, of the Company's Chief Executive Officer:

                            Summary Compensation Table
                                                 Long-Term Compensation
                                               --------------------------
                       Annual Compensation           Awards       Payouts
                    -------------------------- ------------------ -------
                                       Other                              All
                                       Annual  Restrict- Options/        Other
Name and Prin-                         Compen- ed Stock  SARs    LTIP    Compen-
cipal Position    Year   Salary  Bonus sation  Award(s) (Number) Payouts sation
----------------  ----  -------- ----- ------- -------- -------- ------- ------

John T. Lawrence  1995  $100,000  -0-    -0-     -0-      -0-      -0-    $-0-
 President                (1)

                  1994  $100,000  -0-    -0-     -0-      -0-      -0-    $-0-
                          (2)                                              (2)

John C. Morris    1993  $  -0-    -0-    -0-     -0-      -0-      -0-    $-0-
 President

John P. Balch,    1995  $100,000  -0-    -0-     -0-      -0-      -0-    $-0-
 Chief Operating          (1)
 Officer

-------------------

(1) Mr. Lawrence and Mr. Balch were each paid only $8,400 of their $100,00 salary. He balnce was accrued.

(2) Mr. Lawrence's total compensation for 1994 was $100,000. He received $27,888 in cash and $26,850 was accrued due to the Company's shortage of cash flow. The balance of $45,262 was to be paid in stock by issuing 132,387 shares of the Company's Common Stock. The number of shares was calculated monthly based on the average closing bid prices of the Company's Common Stock during each month. During June 1994, Mr. Lawrence was also issued 51,546 shares as payment for $48,324.56 of accrued and unpaid wages for the year ended December 31, 1993.

(2) Mr. Morris was paid $20,000 in January 1992 as consideration for his personal guarantee of a $200,000 loan to the Company.

     The following table sets forth certain information relating to option grants pursuant to the Company's Employee Stock Option Plan in the year ended December 31, 1994, to the individual named in the Summary Compensation Table above.

                   Option/SAR Grants in Last Fiscal Year
                                    Percent of
                                  Total Options/
                     Options/      SARs Granted       Exercise
                       SARs        to Employees        or Base      Expiration
      Name           (Number)     in Fiscal Year     Price ($/Sh)       Date
----------------     --------     --------------     ------------   ----------
John T. Lawrence       -0-              -0-               --             --

Employee Stock Option Plan

     During April 1990, the Board of Directors adopted the Employee Stock Option Plan (the "Plan") which was approved by the Company's shareholders on December 14, 1990. The Plan authorizes the issuance of options to purchase up to 400,000 shares of the Company's Common Stock.

     The Plan allows the Board to grant stock options from time to time to employees, officers and directors of the Company. The Board has the power to determine at the time the option is granted whether the option will be an Incentive Stock Option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an Incentive Stock Option. Vesting provisions are determined by the Board at the time options are granted. The option price for any option will be no less than the fair market value of the Common Stock on the date the option is granted.

     During June 1990, the Board granted to John C. Morris, Gregory P. Stemm and Daniel S. Bagley, III, options to purchase 20,000 shares each at an exercise price of $10.00 per share. During January 1993, the Board granted options to purchase 25,000 shares at $.20 each to James P. Beggins and during September 1993, the Board granted an option to purchase 25,000 shares at $.825 each to Daniel J. Derfus.

     The Plan allows the Board to grant stock options from time to time to employees, officers and directors of the Company. The Board has the power to determine at the time the option is granted whether the option will be an Incentive Stock Option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an Incentive Stock Option. Vesting provisions are determined by the Board at the time options are granted. The option price for any option will be no less than the fair market value of the Common Stock on the date the option is granted.

Other Stock Options and Warrants

     During 1993, John Lawrence and John Balch were each granted five year stock options to purchase 400,000 shares: 100,000 at the exercise price of $0.70; 100,000 at the exercise price of $1.20; 100,000 at the exercise price of $3.00; and 100,000 at the exercise price of $5.00. At the same time Douglas Wakeling was granted 100,000 warrants to purchase shares at $0.70 and 100,000 at $1.20. In May 1994, the exercise prices of these warrants were reduced from $0.70 to $0.40, $1.20 to $0.60, $3.00 to $1.50, and $5.00 to
$2.50, respectively. In May 1995, Mr. Lawrence and Mr. Balch were each granted options to purchase 200,000 shares at $0.30 pursuant to the renewal of their employment agreements.

     The Board of Directors decided during 1994 to grant options below the market to outside directors as compensation for their serving as a director. In determining the number of options and exercise price, the Board agreed to give each director value equivalent to 4% of the salary of the Company's President. Accordingly, for the year ended December 31, 1994, the Company granted the following options to the independent directors named below:

                              Number           Exercise        Termination
            Name             of Options         Price              Date
     ----------------        ----------        --------        -----------
     James P. Beggins          12,979           $.05             12/31/99
     Daniel J. Derfus          12,979           $.05             12/31/99

     The difference between the exercise price of the options and the market value of the shares of the Company's Common Stock on the date they were granted was booked in the financial statements for 1994 as a compensation expense.

     During December 1994, the Company issued to James P. Beggins and Daniel
J. Derfus warrants to purchase 15,000 shares each at a price of $.40 per share.

     During May 1995, the Company issued to John T. Lawrence, John P. Balch and Daniel J. Derfus warrants to purchase 50,000 shares each at a price of $.30 per share.

     The Board also decided that since the Company could not afford to purchase officer and director liability insurance it would issue common stock to directors to compensate for their potential liability for serving as directors. The amount of common stock was to depend on an estimate of the premium that would be payable for such insurance. In May 1995, the Board decided that their obligation was an inappropriate way to deal with the lack of such insurance and it was decided to replace the obligation for 1994 with a cash payment of $5,000 to each director. The directors who are also executive officers waived their right to receive such payment.

Limited Liability of Directors

     In accordance with the Colorado Corporation Code, the Company has included a provision in its Articles of Incorporation to limit the personal liability of its directors for violations of their fiduciary duties. The provision eliminates such directors' personal liability to the Company or its stockholders for monetary damages, except for liability (i) for any breach of the directors' duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Colorado statutory provision making directors personally liable under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which any director derived an improper personal benefit.

     This provision protects the Company's directors against personal liability for monetary damages arising from breaches of their duty of care. Directors remain liable for breaches of their duty of loyalty to the Company and its stockholders and for the specific matters set forth above, as well as for violations of the federal securities laws. The provision has no effect on the availability of equitable remedies such as injunction or rescission. Additionally, these provisions do not protect a director from activities undertaken in any capacity other than that of director.

Indemnification of Officers and Directors

     The Company's Articles of Incorporation provide that the Company may indemnify its officers and directors to the full extent permitted by the Colorado Corporation Code. The Colorado Corporation Code generally permits the Company to indemnify any Officer or Director for claims and liabilities, including legal expenses, which he may incur in his capacity as such, provided that he acted in good faith and in a manner that he reasonably believed to be in the best interests of the Company. However, he may not be indemnified in connection with a proceeding in which he is found to be liable to the Company or where he is found to have received an improper personal benefit from the Company. To the extent that an Officer or Director is successful in defending himself in any proceeding to which he was a party, he is to be indemnified against his reasonable expenses incurred by him in connection with the proceeding. Such indemnification applies to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative and whether formal or informal. The indemnification also applies to liabilities arising under the Securities Act of 1933, assuming the other statutory requirements are met.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to its Articles of Incorporation, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered in the Registration Statement of which this Prospectus is a part, the Company has undertaken that it will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of February 1, 1996, the stock ownership of each person known by the Company to be the beneficial owner of five percent or more of the Company's Common Stock, all Directors individually and all Directors and Officers of the Company as a group. Except as noted, each person has sole voting and investment power with respect to the shares shown.

                                          Amount
     Name and Address                   Beneficial               Percentage
    of Beneficial Owner                 Ownership                 of Class
    -------------------                 -----------              ----------
Valley Ocean Technology Ltd. (1)         2,631,587                  10.3%
Osberton Hall
Worksop, Notts, England S81 OUF

John T. Lawrence                           833,933 (2)               3.2%
5102 South Westshore Blvd.
Tampa, FL 33611

Carl Anderson                            7,788,487 (3)              28.0%
19235 Highway 41 North
Lutz, FL 33549

Daniel J. Derfus                           298,936 (4)               1.2%
13399 Pine Bark Court
Largo, FL 34644

John P. Balch                              833,933 (5)               3.2%
5102 South Westshore Blvd.
Tampa, FL 33611

John C. Morris                           1,951,509 (6)               7.5%
P.O. Box 320487
Tampa, FL 33679-2487

Gregory P. Stemm                         1,988,943 (7)               7.6%
4912 South Melrose Avenue
Tampa, FL 33629

All Officers and Directors               1,966,802 (2)(4)(5)         7.3%
as a Group (3 Persons)
-------------------

(1) Valley Ocean Technology Ltd. is owned by Mr. A. F. Budge of the same address.

(2) Includes 600,000 shares underlying currently exercisable options and 50,000 shares underlying currently exercisable warrants held by Mr. Lawrence.

(3) Includes 2,306,250 shares underlying currently exercisable warrants held by Mr. Anderson.

(4) Includes 37,979 shares underlying currently exercisable options held by Mr. Derfus, 25,000 shares held by Mr. Derfus as custodian for his son, and 65,000 shares underlying currently exercisable warrants owned by Mr. Derfus.

(5) Includes 600,000 shares underlying currently exercisable options and 50,000 shares underlying currently exercisable warrants held by Mr. Balch.

(6) Includes 1,371,509 shares owned of record by Mr. Morris, 480,000 shares underlying currently exercisable warrants owned by Mr. Morris, and 100,000 shares owned of record by Remarc International, Inc. of which Mr. Morris serves as President and director.

(7) Includes 1,168,943 shares owned of record by Mr. Stemm, 720,000 shares underlying currently exercisable warrants owned by Mr. Stemm, and 100,000 shares owned of record by Remarc International, Inc. of which Mr. Stemm is a principal shareholder.

                          SELLING SHAREHOLDERS

     The following table sets forth information concerning the amount of shares of the Company's Common Stock owned by the Selling Shareholders as of the date of this Prospectus, the number of such shares included for sale in this Prospectus, and the number of shares to be owned by such Shareholders after completion of the offering.

                         Number of             Number         Number of Shares
                        Shares Owned          of Shares         to be Owned
                      Prior to Offering       to be Sold       After Offering
                      -----------------       ----------     -----------------
T. Kennicott                30,000                10,000             20,000
H. Kennicott                10,000                10,000               -0-
James Mahaffey              61,231                21,231             40,000
Valley Ocean
 Technology Ltd.         2,631,587             2,231,587            400,000
Robert Stemm                34,493                24,493             10,000
James Ferman                36,493                24,493             12,000
Eugene Cooke               236,064               226,064             10,000
Wally Copeland             274,493                88,865            185,628
Timothy J. Brasel            4,493                 4,493               -0-
Sawyer Family Partners       4,493                 4,493               -0-
Daniel J. Derfus           195,957               195,957               -0-
Howard Berland             124,557                24,493            100,064
D. Roberts                  13,103                13,103               -0-
Carl Anderson            5,482,237             5,373,236            109,001
Garrett Jones              103,748                28,748             75,000
Norma Stemm                 38,748                28,748             10,000
Mark Strong                100,000               100,000               -0-
RFK Partnership             92,068                75,000             17,068
Mark Cohn                  185,739               185,739               -0-
John Morris              1,371,509             1,318,013             53,496
Megeve Investments         337,860               337,860               -0-
John Lawrence              183,933               183,933               -0-
John Balch                 183,933               183,933               -0-
Realty Development         900,000               900,000               -0-
Buckeye Communications     900,000               900,000               -0-
William Curtis             300,000               300,000               -0-
Richard Six                130,000               130,000               -0-
Louis Rotunno              567,125               567,125               -0-
Peter Mowad                 66,900                65,000              1,900
Monty Moore                195,000               195,000               -0-
Phoebe Ezell                 8,125                 8,125               -0-
Scott Stemm                119,000               119,000               -0-
John Stambaugh              40,000                40,000               -0-
E. Lee Spence               40,000                40,000               -0-
Republic & Eagle
  Associates                60,000                60,000               -0-
Solaris International
 IBC                        50,790                50,790               -0-
Barbara Shaw                50,000                50,000               -0-
Gregory P. Stemm         1,168,943               963,943            205,000
Benjamin Norbom            182,403               182,403               -0-
Brandar Group Ltd.         182,403               182,403               -0-
Ann Googins                125,000               125,000               -0-
Robert L. Smith            218,750               218,750               -0-
Ed Naczi                   156,250               156,250               -0-
David Milton               125,000               125,000               -0-
Kathleen Tierney           125,000               125,000               -0-
Monty Moore                125,000               125,000               -0-
Thomas Rotunno              62,500                62,500               -0-
Richard Coglon              61,420                61,420               -0-
Lee Tawes                  100,000               100,000               -0-
Elizabeth D. Rotunno,
  TTEE UTA 5/14/91          31,250                31,250               -0-
Anthony and Marie
  Gervaso                   31,250                31,250               -0-
Mrs. J.B. Herriage          31,250                31,250               -0-
David Talbott               31,250                31,250               -0-
John G. Patterson          125,000               125,000               -0-
Mark T. Tate, Jr.           37,500                37,500               -0-
Mark T. Tate, Sr.           62,500                62,500               -0-
Kenneth J. Sandstrom        31,250                31,250               -0-
Steve Zillmer               31,250                31,250               -0-
Robert B. B. Smith          31,250                31,250               -0-
Thomas C. Mondshine         31,250                31,250               -0-
Travel Discoveries          64,000                64,000               -0-

-------------------
(1)  After completion of this offering and assuming that no other shares of
Common Stock are sold, Carl Anderson will continue to own less than 1% of the
Company, and Valley Ocean Technology Ltd. will continue to own 1.6% of the
Company.  (See "SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS.")

     None of the Selling Shareholders has held any office or maintained any material relationship with the Company or any of its predecessors or affiliates within the past three years, except that John T. Lawrence, John P. Balch and Daniel J. Derfus are Officers and Directors of the Company, and Anthony F. Budge, who beneficially owns the shares held by Valley Ocean Technology Ltd., was a Director. John Morris and Greg Stemm were former officers and directors. In addition, Walter C. Copeland, Jr. and Copeland & Company have provided tax and accounting services to the Company and its affiliates, Jon D. Sawyer has provided legal services to the Company, and Scott Stemm is an employee of the Company. The Selling Shareholders reserve the right to reduce the number of Shares offered for sale or to otherwise decline to sell any or all of the Shares registered hereunder.

                     TRANSACTIONS WITH MANAGEMENT AND OTHERS

Transactions Involving the Company

     From March 13, 1989 until October 1995, the Company chartered the vessel SEAHAWK from Seahawk, Inc., an affiliated Alabama corporation (the "Charter"). The Charter provided that Seahawk, Inc. was to provide the Company with the use of the SEAHAWK and all equipment contained on board for a charter fee of $6,000 per month. The Company was responsible for providing the entire crew, fuel, all provisions and consumables as well as provide for the day-to-day maintenance of the ship and on-board equipment. The Company must also maintain protection and indemnity insurance. The Charter was a written agreement for the first two years, and was verbally extended on a month-to-month basis until October 1995. As of June 30, 1995, the Company had an accrued liability of $250,408 to Seahawk, Inc. for unpaid charter payments.

     Seahawk, Inc., an Alabama corporation, was principally owned by John C. Morris and Gregory P. Stemm, principal shareholders and former Officers and Directors of the Company, and by A. F. Budge, a principal shareholder. The basic terms of this Charter were negotiated by the prior management of the Company as part of the acquisition by the Company of R/V Seahawk in 1989. During November 1995, the Company acquired 100% of the outstanding common stock of Seahawk, Inc. in a transaction where the Company issued 2,400,000 shares of its Common Stock to the shareholders of Seahawk, Inc. and agreed to include these shares in the registration statement of which this Prospectus is a part. Messrs. Morris and Stemm received 868,121 shares and 603,943 shares, respectively, and a corporation controlled by Mr. Budge received 533,130 shares. The agreement also provides that if the registration statement is not declared effective by May 1, 1996, the shareholders of Seahawk, Inc. will have the option to rescind the transaction.

     During the year ended December 31, 1992, the Company subleased space in its office building to Defrain & Associates, Inc. pursuant to a verbal agreement whereby Defrain & Associates agreed to pay its proportionate share of the rent, utilities, clerical support and other expenses. During the year ended December 31, 1992, the Company charged Defrain & Associates, Inc. $25,635.24 for such expenses. During the year ended December 31, 1992, the Company paid Defrain & Associates $876.24 for printing and other expenses. Defrain & Associates is a corporation owned by the wife of Gregory P. Stemm. The Company's Board of Directors believes that the terms of these transactions with Defrain & Associates were at least as favorable as those which could be obtained from independent third parties.

     During June 1991, Gregory P. Stemm loaned the Company $55,000 pursuant to a promissory note bearing interest at 12%, and during September 1991, he loaned the Company $74,500 pursuant to a promissory note bearing interest at 12%. During 1992, $20,000 was repaid on the $55,000 loan. During July 1992, John C. Morris loaned the Company $16,000 pursuant to a promissory note bearing interest at 12%. The Board of Directors was of the opinion that the terms of these transactions were at least as favorable as those which could be obtained from independent third parties.

     During January 1992, the Company approved the payment of $20,000 to John
C. Morris as compensation for Mr. Morris' agreement to personally guarantee a one year $200,000 loan made to the Company. The Board of Directors was of the opinion that the terms of this transaction with Mr. Morris were at least as favorable as would be obtained from independent third parties.

     During October 1991, the Company issued $370,000 of Debentures to 15 investors for a total of $370,000 in cash. During April 1993, the Company offered these investors the opportunity to convert their debentures and any accrued interest into shares of the Company's Common Stock at a price of $.50 per share. Ten of the investors accepted the offer to convert their debentures at that time, including Anthony F. Budge, a principal shareholder at that time, who converted his $200,000 of debentures plus accrued interest into a total of 487,851 shares of Common Stock.

     During June 1992, Valley Resources, Ltd., a principal shareholder, loaned $50,000 to the Company pursuant to a 12 month unsecured promissory note bearing interest at 10% per annum. As consideration for making the loan, the Company issued to Valley Resources, Ltd. warrants to purchase 25,000 shares at $2.00 per share and warrants to purchase 25,000 shares at $5.00 per share. During June 1993, the principal amount of this loan plus $7,740.24 of accrued interest was converted into 115,481 shares of Common Stock at a price of $.50 per share.

     On January 6, 1992, Carl Anderson loaned $200,000 to the Company pursuant to a promissory note due in one year and bearing interest at 10%. On March 31, 1992, the due date of this loan was extended to July 5, 1993. This loan was personally guaranteed by John Morris. As additional consideration for the loan, the Company issued to Mr. Anderson 100,000 Class A Warrants exercisable at $2.00 per share and 100,000 Class B Warrants exercisable at $5.00 per share.

     On January 24, 1992, Carl Anderson entered into a Private Placement Agreement with the Company pursuant to which he invested $200,000 in the Company and purchased 200,000 shares of Common Stock and 200,000 Class C Warrant Units which entitled Mr. Anderson to purchase a total of 400,000 shares of Common Stock.

     During January 1992, the Company issued 100,000 Class C Warrants to Carl Anderson for the purpose of raising private equity funding. One of the terms of the transaction was that the shares underlying the Class C Warrants would be registered. Each Class C Warrant originally entitled the holder to purchase one share of Common Stock at one hundred and ten percent (110%) of the lowest closing bid price of the Company's Common Stock during the one hundred and eighty (180) calendar days prior to the exercise date with a maximum of $3.00 per share and one share of Common Stock at a price equal to 90% of the average closing bid price during the preceding 10 trading days. During May 1993, the Company was attempting to convert as much debt into equity as possible and the Company allowed Mr. Anderson to exercise the one-half of his Class C Warrants which were exercisable at the price of $.1375 (which was equal to 110% of the lowest closing bid price during the 180 days prior to May 7, 1993) without exercising the other one-half of his C Warrants. The Company also agreed to modify the exercise price of the remaining Warrants to 110% of the lowest closing bid price during the 180 days prior to the exercise date with a maximum of $2.00 per share. The Class C Warrants expire at the end of the 30 month period commencing on the date the shares underlying the warrants are exercised.

     On January 24, 1992, Carl Anderson also entered into an Option Agreement with the Company pursuant to which Mr. Anderson paid $100,000 to the Company. The Option Agreement provided that Mr. Anderson had the option of acquiring a 5% interest in a partnership the company was considering forming for the purpose of recovering a shipwreck off the coast of Brazil, or 40,000 shares of Common Stock.

     On June 2, 1992, Carl Anderson and three other investors agreed to loan the Company a total of $250,000, with Mr. Anderson loaning $75,000 of this amount pursuant to a promissory note due December 31, 1992, and bearing interest at 10%. The note was secured by certain gold artifacts. As additional consideration for this loan, the Company issued to Mr. Anderson 50,000 Class D Warrants exercisable at a price equal to 110% of the lowest closing bid price of the Company's Common Stock during the 180 calendar days prior to the exercise date. In addition, Mr. Anderson and the other three lenders each were granted an interest in the Company's share of the profits of Eagle Partners Ltd., with Mr. Anderson receiving a 1.875% interest.

     In order for the Company to be able to negotiate the $250,000 in loans, it was necessary for the Company to amend the terms of certain of Mr. Anderson's outstanding Warrants substantially as follows: The exercise prices of the Class A and Class B Warrants and one-half of the Class C Warrants were reduced to a price equal to 110% of the lowest closing bid price during the 180 calendar days prior to their exercise dates. In addition, the Company agreed to amend Mr. Anderson's option agreement to provide that he could convert his $100,000 into stock at a price equal to the lowest bid price during the 180 days prior to his election to exercise his option.

     On January 14, 1993, Carl Anderson loaned $60,000 to the Company pursuant to a promissory note due December 31, 1993, and bearing interest at 10%. This loan was personally guaranteed by John Morris and secured by certain artifacts. As additional consideration for the loan, the Company issued to Mr. Anderson 400,000 Warrants exercisable at a price equal to 110% of the lowest closing bid price of the Company's Common Stock during the 180 calendar days prior to the exercise date.

     On May 7, 1993, Carl Anderson exercised the option he purchased on January 24, 1992, and acquired 727,273 shares of Common Stock. In addition, on the same date he converted a total of $75,000 in principal loans and $41,875 in interest by exercising 850,000 of his warrants to purchase 850,000 shares of Common Stock.

     During June 1993, the Company issued 650,000 shares of its Common Stock to six accredited investors in a private placement conducted by the Company at a price of $.50 per share. Included among the investors were Carl Anderson and Anthony F. Budge, principal shareholders of the Company. Mr. Anderson purchased 200,000 shares and Mr. Budge purchased 50,000 shares.

     During September 1993, the Company issued 112,032 shares of Common Stock to John C. Morris, the President, a director and principal shareholder of the Company, as payment for a $50,000 promissory note plus $6,016 of accrued interest.

     During February 1994, the Company issued 2,438,851 shares of its Common Stock to the following affiliated persons who agreed to convert existing loans and accrued interest into Common Stock:

                                                            Amount of
               Name              Number of Shares        Debt Converted
               ----              ----------------        --------------
         Carl Anderson              1,868,400               $467,100
         Megeve Investments           232,591                 34,889
         John C. Morris               337,860                 50,679

     Carl Anderson and John Morris were principal shareholders of the Company and Megeve Investments acquired its shares as an assignee from Gregory Stemm, a principal shareholder. All of the debt was converted at $.25 per share except for the 232,591 shares issued to Megeve Investments and 212,533 of the shares issued to John Morris, which were issued pursuant to the exercise of existing warrants at an exercise price of $.15 per share.

     During February 1994, the Company also issued 100,000 shares of Common Stock to Carl Anderson, a principal shareholder, for the purchase of 36-foot motor vessel valued at $30,000.

     In connection with the resignations of John Morris and Greg Stemm as officers and directors of the Company, the Company negotiated Separation Agreements with each person. These agreements were executed on April 14, 1994, and provide essentially that Messrs. Morris and Stemm will not compete with the Company for a period of three years, and in consideration therefor, the Company issued to each of Mr. Morris and Mr. Stemm warrants to purchase 500,000 shares of the Company's Common Stock at $0.50 per share for the same three year period.

     During June 1994, the Company issued 240,000 shares of its Common Stock to six accredited investors. These six investors originally invested in a private offering during May and June 1993, and according to the terms of the 1993 private placement, if the Company did not register the original shares within one year of the private offering, the Company was required to issue additional shares in an amount equal to 30% of the shares originally purchased. Included among these investors were Carl Anderson and A.F. Budge, who were each issued 60,000 shares. Carl Anderson and A.F. Budge were both principal shareholders of the Company.

     During June 1994, the Company also issued 103,092 shares of Common Stock to the following two employees and officers of the Company as payment for accrued and unpaid remuneration for the year ended December 31, 1993:

                           Number           Amount of Unpaid
         Name            of Shares            Remuneration
         ----            ---------          -----------------
   John Lawrence          51,546              $48,324.56
   John Balch             51,546              $48,324.56

     During June and July 1994, the Company issued 983,125 shares of its Common Stock to five accredited investors in a private placement conducted by the Company at a price of $.32 per share. The investors also acquired two common stock purchase warrants exercisable at $.32 per share for each share of Common Stock they purchased. Included among the investors were Anthony F. Budge, a director and principal shareholder, and Carl Anderson, a principal shareholder. Mr. Budge purchased 156,250 shares and Mr. Anderson purchased 303,125 shares.

     According to the terms of the above private placement, if the Company did not register the original shares by December 31, 1994, the Company was required to issue additional shares in an amount equal to 30% of the shares originally purchased. A total of 326,813 additional shares were issued during January 1995, with Mr. Budge receiving an additional 46,875 shares and Mr. Anderson receiving an additional 90,938 shares.

     During November 1994, the Company issued 800,000 shares of its Common Stock and common stock purchase warrants to buy 1,600,000 shares of Common Stock at an exercise price of $.32 per share to Carl Anderson, a principal shareholder, in exchange for 66,667 shares of common stock of Valley Forge Scientific Corp. In accordance with the terms of the exchange agreement, the Company issued Mr. Anderson an additional 240,000 shares of Common Stock since the 800,000 shares were not registered by March 10, 1995.

     During January 1995, the Company issued 264,774 shares of Common Stock to the following two employees and officers of the Company as payment for accrued and unpaid remuneration for the year ended December 31, 1994:

                            Number           Amount of Unpaid
       Name               of Shares            Remuneration
       ----               ---------          -----------------
   John Lawrence           132,387              $41,850.87
   John Balch              132,387              $41,850.87

     During April 1995, the Company issued 300,563 shares of its Common Stock to the five accredited investors. These five investors originally invested in a private offering during June 1994, and according the terms of the 1994 private offering, if the Company did not register the original shares by the end of 1994, the Company was required to issue additional shares in an amount equal to 30% of the shares originally purchased. Two of these investors were Carl Anderson who was issued 90,938 shares and A.F. Budge who was issued 46,875 shares.

     During July 1995, the Company issued 25,000 shares to Daniel Derfus, a Director, who agreed to convert part of an existing loan and accrued interest into Common Stock. Mr. Derfus exercised existing warrants at $.30 per share.

     During May 1995, the Company issued 240,000 shares of its Common Stock to Carl Anderson, a principal shareholder. Mr. Anderson originally invested in a private offering during November 1994, and according to the terms of the 1994 private offering, if the Company did not register the original shares by March 10, 1995, the Company was required to issue additional shares in an amount equal to 30% of the shares originally purchased.

     During October 1995, the Company issued 360,000 shares of its Common Stock to Gregory Stemm, a shareholder and former officer and director, pursuant to a settlement agreement which resolved a lawsuit filed by Mr. Stemm against the Company. (See "BUSINESS -- Litigation.")

     During September and October 1995, the Company issued a total of 40,000 shares of its Common Stock to John C. Morris, a shareholder and former officer and director, upon payment to the Company of $10,000. These shares were sold because Mr. Morris exercised anti-dilution rights he held under previously issued warrants.

     The Board of Directors was of the opinion that the terms of the above transactions were at least as favorable as those which could be obtained from independent third parties.

                       DESCRIPTION OF SECURITIES

Common Stock

     The authorized capital stock of the Company consists of 30,000,000 shares of no par value Common Stock. All shares have equal voting rights and are not assessable. Voting rights are not cumulative, and, therefore, the holders of more than 50% of the Common Stock of the Company could, if they chose to do so, elect all the Directors.

     Upon liquidation, dissolution or winding up of the Company, the assets of the Company, after the payment of liabilities and any liquidation preferences on outstanding preferred stock, will be distributed pro rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. The shares of Common Stock presently outstanding are, and the shares of Common Stock to be sold pursuant to this offering will be, upon issuance, fully paid and nonassessable.

     Holders of Common Stock are entitled to share equally in dividends when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor. The Company has not paid any cash dividends on its Common Stock, and it is unlikely that any such dividends will be declared in the foreseeable future.

Preferred Stock

     The Company is authorized to issue 60,000,000 shares of Preferred Stock, no par value. The Preferred Stock may be issued in series from time to time with such designation, rights, preferences and limitations as the Board of Directors of the Company may determine by resolution. The rights, preferences and limitations of separate series of Preferred Stock may differ with respect to such matters as may be determined by the Board of Directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any), and voting rights. The potential exists, therefore, that preferred stock might be issued which would grant dividend preferences and liquidation preferences to preferred shareholders. Unless the nature of a particular transaction and applicable statutes require such approval, the Board of Directors has the authority to issue these shares without shareholder approval. The issuance of Preferred Stock may have the affect of delaying or preventing a change in control of the
Company without any further action by shareholders.   The Company has
designated 200,000 shares of its Preferred Stock as Series 1 Convertible Preferred Stock, of which 200,000 shares are currently outstanding. Following is a summary of the rights and preferences of the Series 1 Convertible Preferred Stock:

Series 1 Convertible Preferred Stock

     Holders of the Series 1 Convertible Preferred Stock are not entitled to receive dividends. In the event of any dissolution, liquidation or sale of the Company's assets, the holders of each share of the Series 1 Convertible Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to its stockholders, before any payment or distribution shall be made on its Common Stock, an amount equal to $.25 per share.

     Each share of Series 1 Convertible Preferred Stock may be converted into one share of the Company's Common Stock at any time at the option of the holder.

     In the event there is an effective registration statement covering the shares of Common Stock into which the Series 1 Convertible Preferred Stock may be converted and the average closing bid price for the Company's Common Stock is at least $3.00, the shares of Series 1 Convertible Preferred Stock will be automatically converted on a one-for-one basis.

     The Company may redeem shares of Series 1 Convertible Preferred Stock, in whole or in part, at any time, at its option, on 7 days prior notice, at a price equal to the higher of $.25 or the average of the closing bid and asked prices for the Company's Common Stock for the 10 days prior to the date of the redemption notice.

     The Company is required to redeem the shares of Series 1 Convertible Preferred Stock, at the price set forth in the paragraph above, on the earliest to occur of the following:

     (i)    December 1, 1999;

     (ii) The date Buckeye Communications, Inc. ("Buckeye") provides the Company with or arranges for the Company to be provided with, a cash infusion of $500,000 or more;

     (iii) The date that the Company receives a cash infusion of $1,500,000 or more in a single transaction or in a series of four or less transactions in any one year.

     If the Company receives proceeds from the sale of certain pearls (which were previously used to collateralize the $250,000 loan from Buckeye), in excess of $50,000, one-half of the excess shall be applied to redeem shares of the Series 1 Convertible Preferred Stock at the price set forth above.

     Each share of Series 1 Convertible Preferred Stock is entitled to one vote and votes together with the holders of the Common Stock as a single class.

Transfer Agent

     The Company has retained American Securities Transfer, Inc., Denver, Colorado, as Transfer Agent for the Common Stock.

Reports to Shareholders

     The Company intends to furnish annual reports to shareholders on demand which will include audited financial statements reported on by its certified public accountants. In addition, the Company may issue unaudited quarterly or other interim reports to shareholders as it deems appropriate.

                 SECURITIES COVERED BY THIS PROSPECTUS

Outstanding Shares Subject to Sale

     All 17,086,125 of the shares covered by this Prospectus have previously been issued by the Company and the Company has agreed with the holders thereof to attempt to register such shares under the Act. All of these shares constitute "restricted securities", as defined in Rule 144 under the Act. Certain of the selling shareholders are affiliates of the Company and may be deemed to be "underwriters", as defined in the Act, at such times, if any, as they determine to resell such shares. (See "Selling Shareholders.") Shareholders may make private sales of the shares directly or sell them through brokers. In connection with any sales, the selling shareholders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Act.

                         PLAN OF DISTRIBUTION

     The Selling Shareholders and others who may sell shares being registered herein are not restricted as to the price or prices at which they may sell their shares and sales of such shares at less than the market price may depress the market price of the Company's Common Stock. Further, Selling Shareholders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time which may also have a depressive effect on the market price of the Company's Common Stock. However, it is anticipated that the sale of the Common Stock being offered hereby will be made through customary brokerage channels either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the shares in the over-the-counter market, or at private sale in the over-the-counter market or otherwise, at prices related to prevailing market prices at the time of the sales, at negotiated prices, or by a combination of such methods. Thus, the period for sale of such shares by the Selling Shareholders may occur over an extended period of time. Dealers who purchase a significant amount of shares as principals may be statutory underwriters and should notify the Company so that this Prospectus can be updated.

     There are no contractual arrangements between or among any of the Selling Shareholders and others who may sell shares being registered herein and the Company with regard to the sale of the shares and no professional underwriter in its capacity as such will be acting for the group or any member thereof.

     The Company has advised the Selling Shareholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. The Company has also advised each Selling Shareholder that in the event of a "distribution" of his or its shares, such Selling Shareholder, any "affiliated purchasers," and any broker-dealer or other person who participates in such distribution may be subject to Rule 10b-6 under the Securities Exchange Act of 1934 (the "1934 Act") until his or its participation in that distribution is completed. A "distribution" is defined in Rule 10b-6(c)(5) as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods." The Company has also advised the Selling Shareholders that Rule 10b-7 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering.

     Rule 10b-6 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. If Rule 10b-6 applies to the offer and sale of any of the shares, then participating broker-dealers will be obligated to cease market making activities nine business days prior to their participation in the offer and sale of such Shares and may not recommence market making activities until their participation in the distribution has been completed. If Rule 10b-6 applies to one or more of the principal market makers in the Company's Common Stock, the market price of such stock could be adversely affected. (See "RISK FACTORS.")

                             LEGAL MATTERS

     The legality of the securities of the Company offered will be passed on for the Company and the Selling Shareholders by Jon D. Sawyer, P.C., 1401 Seventeenth Street, Suite 460, Denver, Colorado 80202.

                                EXPERTS

     The audited consolidated financial statements of Seahawk Deep Ocean Technology, Inc. and the financial statements of Seahawk I, Ltd., Seahawk II, Ltd. and Eagle Partners, Ltd. included herein for the years ended December 31, 1994 and 1993, have been audited by Giunta, Ferlita & Walsh, P.A., independent certified public accountants, for the periods and to the extent set forth in their reports appearing herein. Such financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

                         ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 (herein, together with all amendments thereto, the "Registration Statement") under the Securities Act of 1933 with respect to the securities of the Company offered. This Prospectus, filed as part of the Registration Statement, omits certain information contained in the Registration Statement. The Registration Statement and exhibits may be inspected at the office of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such materials can be obtained from the Commission's Washington, D.C. office at prescribed rates. References in this Prospectus to various documents, statutes, regulations and agreements do not purport to be complete and are qualified in their entirety by reference to such documents, statutes, regulations and agreements.


                             FINANCIAL STATEMENTS

1.  The following Financial Statements are filed as part of this Prospectus.
                                                                    Page No.
                SEAHAWK DEEP OCEAN TECHNOLOGY, INC.

Consolidated Balance Sheets - September 30, 1995 (Unaudited)            F3

Consolidated Statements of Operations (Unaudited)
  - Nine Months Ended September 30, 1995 and 1994                     F4-5

Statement of Cash Flows - Nine Months Ended September 30, 1995
  and 1994                                                            F6-7

Notes to Consolidated Financial Statements (Unaudited)               F8-10

Report of Independent Certified Public Accountants                     F11

Consolidated Balance Sheet as of December 31, 1994                  F12-13

Consolidated Statements of Operations for the Years
Ended December 31, 1994 and 1993                                       F14

Consolidated Statement of Stockholders' Equity for
the Years Ended December 31, 1994 and 1993                          F15-16

Consolidated Statements of Cash Flows for the Years
Ended December 31, 1994 and 1993                                    F17-19

Notes to Consolidated Financial Statements                          F20-47

                             SEAHAWK I, LTD.

Report of Independent Certified Public Accountants                     F48

Balance Sheet as of December 31, 1994                                  F49

Statements of Operations for the Years Ended
December 31, 1994 and 1993                                             F50

Statement of Partners' Capital for the Years Ended
December 31, 1994 and 1993                                             F51

Statements of Cash Flows for the Years Ended
December 31, 1994 and 1993                                             F52

Notes to the Financial Statements                                   F53-61

                            SEAHAWK I, LTD.
                   (A DEVELOPMENT STAGE ENTERPRISE)

Reports of Independent Certified Public Accountants                 F62-63

Balance Sheet as of December 31, 1994                                  F64

Statements of Operations for the Years Ended
December 31, 1994 and 1993 and from May 16,
1989 (Inception) to December 31, 1994                                  F65

Statements of Partners' Capital for the Period of
May 16, 1989 (Inception) to December 31, 1994                          F66

Statements of Cash Flows for the Years Ended
December 31, 1994 and 1993 and from May 16,
1989 (Inception) to December 31, 1994                                  F67

Notes to Financial Statements                                       F68-74

                         EAGLE PARTNERS, LTD.
                  (A DEVELOPMENT STAGE ENTERPRISE)

Reports of Independent Certified Public Accountants                    F75

Balance Sheet as of December 31, 1994                                  F76

Statements of Operations for the Years Ended
December 31, 1994 and 1993 and from November 12,
1991 (Inception) to December 31, 1994                                  F77

Statements of Partners' Capital for the period
November 12, 1991 (Inception) to December 31, 1994                     F78

Statements of Cash Flows for the Years Ended
December 31, 1994 and 1993 and from November 12,
1991 (Inception) to December 31, 1994                                  F79

Notes to Financial Statements                                       F80-85

            SEAHAWK DEEP OCEAN TECHNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

ASSETS
                                                         (Unaudited)
                                                      September 30, 1995
CURRENT ASSETS
 Cash and cash equivalents                               $    6,467
 Marketable securitie                                         9,184
 Accounts receivable
   Trade                                                         -
   Other                                                     10,350
 Merchandise inventory                                        8,016
 Prepaid expenses                                            35,330

  Total current assets                                       69,348

PROPERTY AND EQUIPMENT
  Net of accumulated depreciation
    of $1,214,062                                         1,949,233

OTHER ASSETS
 Artifacts                                                  307,259
 Accounts and Notes Receivable - affiliates
   less losses in excess of investment in
   affiliates of $1,696,212                                 456,238
 Deposits                                                    12,038

  Total other assets                                        775,535

TOTAL ASSETS                                             $2,794,115

CONSOLIDATED BALANCE SHEET

LIABILITIES AND STOCKHOLDERS' EQUITY
                                                        (Unaudited)
                                                     September 30, 1995
CURRENT LIABILITIES
     Accounts payable                                    $  338,162
     Accrued expenses
          Salaries                                          208,926
          Interest due related parties                       66,618
          Interest due to others                            145 499
          Other                                              11,119
     Preferred ships' mortgage                              250,000
     Due to related parties                                 371,756
     Notes payable - others                                 384,033

Total current liabilities                                 1,776,193

LONG TERM LIABILITIES
     Notes payable - related                                 65,000
     Preferred ships' mortgage                              775,000

TOTAL LIABILITIES                                         2,616,193

STOCKHOLDERS' EQUITY
     Preferred stock - no par value; 60,000,000
       shares authorized; 200,000 shares issued
       and outstanding                                       50,000
     Common Stock - no par value; 30,000,000
       shares authorized; 21,400,168 shares
       issued and outstanding                            11,968,682
     Paid in capital - stock options                          5,191
     Accumulated (deficit)                              (11,845,951)

          Total Stockholders' Equity                        177,922

TOTAL LIABILITY AND STOCKHOLDERS' EQUITY              $   2,794,115

CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

                                        Nine Months Ended September 30,
                                              1995           1994
REVENUES
     Income from Affiliates               $   55,240     $   42,263
     Income from Others                      382,249          4,937

Total Revenues                               437,489         47,200

OPERATING EXPENSES
     Vessel Operations                       211,860        233,873
     Vessel Operations - Affiliates           54,000         54,000
     Conservation                             29,462         25,919
     Depreciation                            161,031        245,121
     Rent                                     62,303         61,803

Total Operating Expenses                     518,656        620,715

GENERAL AND ADMINISTRATIVE EXPENSES          563,804        374,984

Total Expenses                             1,082,460        995,699

(LOSS) FROM OPERATIONS                      (644,971)      (948,499)

OTHER INCOME (EXPENSE)
     Interest income - affiliate              22,438             -
     Interest income - others                      3          1,151
     Interest expense                       (184,140)      (113,608)
     Other income                              8,034         11,168
     Gain on sale of marketable securities    19,900             -
     Loss on disposal of equipment                -          (2,155)
     Loss on investment in less than 50%
       owned entities                        (34,220)       (55,258)

Total other income (expense)                (167,984)      (158,703)

NET (LOSS)                                  (812,955)    (1,107,201)

NET (LOSS) PER SHARE                      $    (0.04)    $    (0.07)

Weighted average number of common
 shares and common shares
 equivalents outstanding                  20,488,249     15,307,307

SEAHAWK DEEP OCEAN TECHNOLOGY, INC. AND SUBSIDIARIES

STATEMENT OF CASH FLOWS

                                                Sources and (use) of Cash
                                              Nine Months Ended September 30,
                                                    1995        1994
Cash Flows from Operating Activities
Net (Loss)                                       $ (812,955)  $(1,107,201)

Adjustments to reconcile net loss to
net cash used by operating activities:
     Depreciation                                   161,030       245,121
     Provision for bad debt                         174,310            -
     Loss on disposal of equipment                       -          2,155
     Profit on sale of marketable securities        (19,900)           -
     Loss on Investment in less than 50%
       owned entities                                34,220        55,258
     Services acquired through issuance
       of common stock                                6,250        28,443
     Decrease (increase) in trade
       accounts receivable                          (46,389)         (416)
     Decrease (increase) in trade
       accounts receivable - affiliates             (56,740)      (35,613)
     Decrease (increase) in other receivables        (4,720)       45,531
     Decrease (increase) in other
       receivables - affiliates                     (12,438)           -
     Decrease (increase) in inventory                 3,261             9
     Decrease (increase) in prepaid expense          18,576       (31,489)
     Decrease (increase) in deposits                 (1,868)        3,101
     (Decrease) increase in accounts payable       (107,433)       28,746
     (Decrease) increase in accrued expenses        279,984       209,289

          Total Adjustments                         390,991       550,135

     Net Cash generated (used) by
       operating activities                        (421,964)     (557,066)

Cash Flows from Investing Activities
     Purchase of equipment                          (27,877)      (12,802)
     Purchase of artifacts                               -             -
     Increase in other investments                       -             -
     Issuance of notes receivable from affiliates        -             -
     Proceeds from disposal of equipment                 -        655,000
     Proceeds from the sale of marketable
       securities                                   146,013            -
     Payments received on notes receivable               -             -
     Decrease in investment in affiliate                 -             -

     Net Cash provided (used) by investing
       activities                                   118,136       642,198
Cash Flows from Financing Activities
     Proceeds from issuance of common stock         174,709       245,850
     Proceeds from issuance of warrants                  -             -
     Advances from related parties                       -             -
     Issuance of notes payable - other              162,011       208,000
     Issuance of notes payable - related             15,000         7,000
     Repayment of notes                                           (21,000)
 Repayment of notes - related                       (45,600)           -
     Payments on capital lease payable                   -       (500,000)

     Net Cash provided (used) by
       financing activities                         306,120       (60,150)

NET (DECREASE) INCREASE IN CASH AND
  CASH EQUIVALENT                                    2,292         24,983

CASH AND CASH EQUIVALENT BEGINNING
  OF QUARTER                                         4,175          2,705

CASH AND CASH EQUIVALENT END OF QUARTER           $  6,467       $ 27,688

                 SUMMARY OF SIGNIFICANT NON-CASH TRANSACTIONS

During 1995 several debt holders, through the exercise of warrants and options, converted their debt to stock. A summary of the debt converted to stock is as follows:
[CAPTION]
                                                Common
                                       Amount             Shares
[S]                                  [C]                [C]
Accounts payable                      $ 13,859            68,926
Accrued interest                         5,023            19,055
Accrued salary                          83,702           264,774
Notes payable - related                  5,947            19,823
Notes payable - other                    7,478            29,912

                                      $116,009           402,490

During 1995 the Company issued 60,000 shares for services vaued at $9,300.

SEAHAWK DEEP OCEAN TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES ON CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 1995 (Unaudited)

NOTE 1  BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of Seahawk Deep Ocean Technology, Inc. and subsidiaries (Company) have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form 10-QSB and, therefore, do not include all information and footnotes normally included in financial statements prepared in accordance with generally accepted accounting principles. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements and notes included in the Company's Form 10-KSB for the year ended December 31, 1994.

In the opinion of management, these financial statements reflect all adjustments (including normal recurring adjustments) necessary for a fair presentation of the financial position as of September 30, 1995, results of operations and cash flows for the interim periods presented. Operating results for the six months ended September 30, 1995, are not necessarily indicative of the results that may be expected for the year ended December 31, 1995.

NOTE 2  AFFILIATES FINANCIAL INFORMATION

The Company is the General Partner and a less than 50% interest owner in Seahawk I, Ltd., Seahawk II, Ltd. and Eagle Partners, Ltd., all Florida limited partnerships. These partnerships are accounted for on the equity method. Summarized financial statement information is shown on page 10.

NOTE 3  MARKETABLE SECURITIES

At September 30, 1995, marketable securities consist of 3,867 shares of common stock of Valley Forge Scientific, Inc., a stock traded in the over-the-counter market and included in the NASDAQ Systems - Small Cap issues under the symbol VLFS. These shares had an original cost of $11,601 and a fair market value of $14,018 at September 30, 1995. The Company has adopted SFAS No. 115 which requires investments in equity securities to be reported at fair value. Accordingly, an unrealized loss of $35,603 was recorded in the financial statements for the period ending December 31, 1994.

NOTE 4  INCOME TAXES

Effective January 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by FASB Statement No. 109, "Accounting for Income Taxes". Prior to January 1, 1993, there was no deferred taxation liability due to net operating loss carry forwards of approximately $6,000,000. Therefore there is no cumulative effect on the Financial Statements of adopting Statement 109.

NOTE 5 COMMERCIAL UNION PREFERRED SHIP MORTGAGE

On February 9, 1994 and as amended on April 1, 1994, the Company and Commercial Union Capital Limited entered into a joint stipulation agreement to delay sale of the Seahawk Retriever. The settlement provided for the Company to pay Commercial Union $500,000 in cash and sign a $1,000,000 note payable one year from closing secured by a first preferred ship mortgage on the Seahawk Retriever, her engines, tackle, equipment and apparel. The note was non-interest bearing through its due date, April 15, 1995. In March 1995, Commercial Union agreed to extend the expiration date of the note to June 1, 1995 and have since agreed that the mortgage will be extended for two years until June 2, 1997. Under the terms of the agreement, the new principal balance will be $1,025,000, and will be paid in eight quarterly installments, with interest charged at 5% per annum over the Citybank new York prime rate in effect on June 2, 1995, and adjusted thereafter biannually on the first day of December and June each year. The first seven quarterly installments will comprise the interest accrued and due on the date of the installment plus $50,000 of the principal. The eighth and final installment will comprise all the remaining amount due under the note. The current portion of the principal under this note is $250,000 at September 30, 1995. Due to the inability to collect payments due from chartering the vessel, the Company was unable to make the payment of principal and interest due to Commercial Union on September 2, 1995, and is currently seeking a new charter for the vessel M/V Seahawk Retriever that will enable it to make the past due and future payments to Commercial Union.

NOTE 6  CONTINGENCIES

During February, 1994 the Company agreed with Carl Anderson, a principal shareholder, to convert two notes ("the Notes"), one for $44,448 and the other for $80,936 which, together with accrued interest thereon, totaled $141,804, into 567,212 shares of Common Stock in the Company. The Notes were in the name of Gregory P. Stemm, a former officer and director of the Company who had sold them to Anderson. On April 27, 1995, Stemm filed a lawsuit against the Company alleging that (a) the Company must pay him the principal and interest due on the Notes plus attorneys' fees and such other relief as the Court sees just and proper, and (b) Stemm is entitled to immediate possession of the Notes, and (c) the Company and Anderson conspired to deprive Stemm of his right to the Notes and as a result Stemm is entitled to damages due to this action.

The Company defended this action on the basis that it was verbally informed by both Anderson and Stemm that the Notes had been transferred to Anderson and that the Company relied on their representations and converted the Notes in good faith. The Company settled this matter with Anderson in November 1995 by Anderson paying the purchase price for the stock issued upon conversion of the Notes. The Company settled the matter with Stemm by issuing a $90,000 promissory note for two years at 12% per annum and issuing to Stemm 360,000 shares of common stock and 360,000 warrants to purchase shares of common stock at $0.32 per share. The Company had a cost of legal expense and settling this matter of $15,305.

NOTE 7  SUBSEQUENT EVENTS

During November 1995, the Company acquired 100% of the outstanding common stock of Seahawk, Inc., an Alabama corporation that owns the research vessel R/V Seahawk in a transaction where the Company issued 2,400,000 shares of its Common Stock to the shareholders of Seahawk, Inc. The R/V Seahawk is an 84 foot, 150 gross tons monohull ship that is fully equipped to carry out deep sub-sea survey work, including side scan sonar, magnetometry and bathymetric surveys as well as remotely operated vehicle operations. The Company will account for this acquisition as the purchase of an asset. The basis for the valuation will be the fair value of the vessel received.

NOTE 8 COMMON STOCK TRANSACTIONS WITH RELATED PARTIES

During January 1995, the Company issued 264,774 shares of Common Stock to the following two employees and officers of the Company as payment for accrued and unpaid remuneration for the year ended December 31, 1994:
[CAPTION]
                                                Number          Unpaid
                                               of Shares      Remuneration
                                              -----------     -----------
    [S]                                        [C]            [C]
     John Lawrence                              132,387        $41,850.87
     John Balch                                 132,387        $41,850.87

During January 1995, the Company issued 90,938 shares of its Common Stock to Carl Anderson and 46,875 shares of its Common Stock to A. F. Budge, two accredited investors. These investors originally invested in a private offering during June 1994, and according to the terms of the 1994 private offering, if the Company did not register the original shares by the end of 1994, the Company was required to issue additional shares in an amount equal to 30% of the shares originally purchased.

During May 1995, the Company issued 240,000 shares of its Common Stock to Carl Anderson, a principal shareholder. Mr. Anderson originally invested in a private offering during November 1994, and according to the terms of the 1994 private offering, if the Company did not register the original shares by March 10, 1995, the Company was required to issue additional shares in an amount equal to 30% of the shares originally purchased.

During July 1995, the Company issued 25,000 shares to Daniel Derfus, a Director, who agreed to convert part of an existing loan and accured interest into Common Stock. Mr. Derfus exercised existing warrants at $.30 per share.

During September 1995, the Company issued 24,000 shares of its Common Stock to John C. Morris, a shareholder and former officer and director, upon payment to the Company of $6,000. These shares were sold because Mr. Morris exercised anti-dilution rights he held under previously issued warrants.

During October 1995, the Company issued 16,000 shares of its Common Stock to John C. Morris, a shareholder and former officer and director, upon payment to the Company of $4,000. These shares were sold because Mr. Morris exercised anti-dilution rights he held under previously issued warrants.

During October 1995, the Company issued 360,000 shares of its Common Stock to Gregory Stemm, a shareholder and former officer and director, pursuant to a settlement agreement which resolved a lawsuit filed by Mr. Stemm against the Company.

During November 1995 the Company issued 2,400,000 shares of its Common Stock to the six owners of Seahawk, Inc. the corporation which owned the vessel R/V Seahawk in exchange for 100% of the outstanding stock of Seahawk, Inc.

The Board of Directors was of the opinion that the terms of the above transactions were at least as favorable as those which could be obtained from independent third parties.

NOTE 9  COMMON STOCK TRANSACTIONS WITH OTHERS

During January 1995, the Company issued 100,000 shares of its Common Stock to Buckeye Communications, Inc. in accordance with an amendment to the terms of a December 1994 agreement. During December 1994, the Company issued 800,000 shares of its Common Stock and 200,000 shares of the Company's Series 1 Convertible Preferred Stock to Buckeye as payment for a $250,000 loan.

During January 1995, the Company issued 162,750 shares of its Common Stock to three accredited investors. The three investors originally invested in a private offering during June 1994, and according to the terms of the 1994 private offering, if the Company did not register the original shares by the end of 1994, the Company was required to issue additional shares in an amount equal to 30% of the shares originally purchased.

During March 1995, the Company issued 31,926 shares of its Common Stock to an individual for $4,609 of services rendered.

During May 1995 the Company issued 40,000 shares of its Common Stock to one person in payment for a right to 10% of any cargo recovered from a shipwreck in the Atlantic, code named Golden Eagle.

During June 1995 the Company issued 40,000 shares to a shareholder who agreed to convert part of an existing loan and accrued interest into Common Stock by exercising existing warrants at $.25 per share.

During July 1995, the Company issued 40,790 shares of its Common Stock to a corporation in connection with services performed by the corporation.

During August 1995, the Company issued 20,000 shares of its Common Stock to one individual in accordance with an amendment to an agreement for the individuals right to 10% of any cargo recovered from a shipwreck in the Atlantic, code named Golden Eagle.

During October 1995, the Company issued 50,000 shares of its Common Stock to an individual pursuant to a loan aggreement entered into during September 1995 which provided that if a $10,000 loan was not repaid by the October 1995 due date, the loan would be converted into Common Stock at $.20 per share.

During October 1995, the Company issued 105,269 shares of its Common Stock to a shareholder which exercised an outstanding option to purchase 105,269 shares at a price of $.15 per share.

During October 1995, the Company issued 80,000 shares of its Common Stock to two individuals who agreed to convert a loan and interest amounting to $20,000 to stock.

During November 1995, the Company issued 1,259,136 shares of its Common Stock to 20 accredited investors who invested a total of $314,784 in cash in a private placement. These stock purchases were entered to the Company's books from August through December, coincident with receipt of payment for the shares.

SEAHAWK DEEP OCEAN TECHNOLOGY, INC.AND SUBSIDIARIES

BALANCE  SHEETS - AFFILIATES

                                    Nine Months Ended September 30, 1995

                                   Seahawk I,    Seahawk II,   Eagle Part-
                                      Ltd.          Ltd.        ners, Ltd.
Current Assets
  Cash                            $      845    $       52    $        0
  Accounts receivable                    421             -             -
  Inventory - other                    1,805             -             -

    Total Current Assets               3,071            52             0

Other Assets
  Artifact inventory                 784,567             -             -

     Total Assets                    787,638            52             0

Current Liabilities
  Accounts payable - trade             4,087         2,217         3,525
Accounts payable -
  general partner                    761,983        14,928     1,027,519
Accrued liabilities                   35,654                          -
Notes payable - general partner      300,000
Notes payable - limited partners      32,886            -             -

    Total Current
    Liabilities                    1,134,610        17,145     1,031,044

Partners' Capital
  Capital contributed              2,511,041     1,371,251       150,100
  Accumulated loss                (2,858,013)   (1,388,344)   (1,181,144)

    Net Capital                     (346,972)      (17,093)   (1,031,044)

      Total Liabilities
      and Capital                 $  787,638    $       52    $        0

STATEMENTS OF OPERATION - AFFILIATES

                                    Nine Months Ended September 30, 1995

                                  Seahawk I,    Seahawk II,   Eagle Part-
                                     Ltd.          Ltd.        ners, Ltd.
Revenues                           $      141    $        0    $        0

Expenses
  Operating expenses                      225             0             0
  General and Administrative           11,090         1,890         9,980

      Total Expenses                   11,315         1,890         9,980

Other Income (Expenses)               (27,241)            0             0

      Net (Loss)                    $ (38,556)    $  (1,890)    $  (9,980)

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Seahawk Deep Ocean Technology, Inc.
Tampa, Florida

We have audited the accompanying consolidated balance sheet of Seahawk Deep Ocean Technology, Inc. as of December 31, 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1994 and 1993. These financial statements are the responsibility of the Company's managment. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentations. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Seahawk Deep Ocean Technology, Inc. as of December 31, 1994 and the results of its operations, changes in stockholders' equity and its cash flows for the years ended December 31, 1994 and 1993 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $1,451,232 for 1994 and has incurred substantial net losses for each of the past several years
resulting in an accumulated deficit of $11,032,995.   At December 31, 1994,
the Company has negative working capital as indicated by current liabilities exceeding current assets by $2,114,888. These factors, in addition to other factors as discussed in Note 15, raise substantial doubt about its ability continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in operation.

/S/  Guinta, Ferlita & Walsh, P.A.
Giunta, Ferlita & Walsh, P.A.
Tampa, Florida
May 12, 1995

SEAHAWK DEEP OCEAN TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 1994

ASSETS
CURRENT ASSETS (in dollars)
Cash and cash equivalents                                      4,175
Marketable securities                                        135,297
Accounts receivable
 Trade                                                       127,231
 Other                                                        15,630
Merchandise inventory                                          8,016
Prepaid expenses                                              16,754

Total current assets                                         307,103

PROPERTY AND EQUIPMENT,
Net of accumulated depreciation of $1,053,031              2,082,387

OTHER ASSETS

Artifacts                                                    310,520
Accounts and notes receivable - affiliate,
  less losses in excess of investment
  in affiliates of $1,671,292                                402,670
Deposits                                                      10,170

                                                             723,360

TOTAL ASSETS                                               3,112,850

SEAHAWK DEEP OCEAN TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 1994

CURRENT LIABILITIES (in dollars)
Accounts payable                                              450,204
Accrued expenses
      Salaries                                                 69,282
      Interest due related parties                             48,851
      Interest due others                                      76,120
      Other                                                     7,988

Capital lease obligation                                      970,590
Due to related parties                                        504,456
Notes payable - others                                        294,500

      Total current liabilities                             2,421,991

STOCKHOLDERS' EQUITY

Preferred stock - no par value, 60,000,000 shares
  authorized, 200,000 shares issued and outstanding            50,000
Common stock    - no par value, 30,000,000 shares
  authorized, 19,598,115 shares issued and outstanding     11,668,663
Paid in capital-stock options                                   5,191
Accumulated (deficit)                                      11,032,995)

                                                              690,859

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  3,112,850

SEAHAWK DEEP OCEAN TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1994 and 1993

                                                     1994             1993
REVENUES                                          -----------     -----------
      Rental income - affiliates                  $    50,285     $   430,545
      Rental income - others                          131,942           6,086

            Total revenues                            182,227         436,631

OPERATING EXPENSES
      Vessel - operations                             319,346         225,402
      Vessel operations - affiliate                    72,000          54,000
      Conservation                                     38,149          33,000
      Depreciation                                    324,515         426,087
      Rent                                             82,570          73,485
            Total operating expenses                  836,580         811,974

GENERAL & ADMINISTRATIVE EXPENSES                     516,241         730,835
            Total expenses                          1,352,821       1,542,809

(LOSS) FROM  OPERATIONS                            (1,170,594)     (1,106,178)

OTHER INCOME  (EXPENSE)
      Interest income - affiliate                       2,548           3,645
      Interest income - others                          1,589               -
      Interest expense                             (  189,999)     (  129,207)
      Other income                                     11,168           9,166
      Loss on sale of and unrealized loss
            provision on marketable securities     (   38,028)              -
      Loss on disposal of equipment                (    7,153)     (    2,640)
      Provision for write down on ROV                       -      (  592,771)
      Benefit on capital lease obligation                   -         335,406
      Loss on investment in less
       than 50 % owned entities                    (   60,763)     (  394,283)
            Total other income (expense)           (  280,638)     (  770,684)

NET  (LOSS)                                        (1,451,232)     (1,876,862)

NET (LOSS) PER SHARE                              $(     0.09)    $(     0.17)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
 AND COMMON SHARES EQUIVALENTS OUTSTANDING         16,484,605      10,765,840

SEAHAWK DEEP OCEAN TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1994 and 1993

                                                                    Paid-in
                     Preferred  Preferred   Common       Common     Capital
                      Stock      Stock      Stock        Stock      Stock   Accumulated
                      Shares     Amount     Shares       Amount     Option    Deficit
Balance,
 December 31, 1992          -         -    8,864,164   $ 8,634,502        - $( 7,704,901)
Common stock issued
 for cash                   -         -      800,000       400,000        -            -
Debt to equity
 conversion                 -         -    2,467,545       855,331        -            -
Employee common stock
 option exercized           -         -       16,500         3,300        -            -
Common stock warrants
 exercized                  -         -      727,274       100,000        -            -
Common Stock issued to
 officers for services      -         -      103,092        48,324        -            -
Net (loss)                  -         -            -             -        -  ( 1,876,862)

Balance,
 December 31, 1993          -         -   12,978,575   $10,041,457        -  ( 9,581,763)
Common stock issued
 for cash                   -         -    1,195,001       310,820        -            -
Common stock issued
 in exchange for
 marketable securities      -         -      800,000       200,000        -            -
Common stock issued
 for services               -         -      151,713        36,502        -            -
Debt to equity
  conversion          200,000    50,000    4,325,951     1,034,884        -            -
Common stock issued
 for subscription
 agreement                  -         -       46,875        15,000        -            -
Common stock issued for
 purchase of equipment      -         -      100,000        30,000        -            -
25,958 below market
 options issued to
 directors for fees         -         -            -             -   $5,191
        -
Net (loss)                  -         -            -             -        -  ( 1,451,232)

Balance,
 December 31, 1994    200,000   $50,000   19,598,115   $11,668,663   $5,191 $(11,032,995)

SEAHAWK DEEP OCEAN TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1994 and 1993

                                                      1994          1993
CASH FLOWS FROM OPERATING ACTIVITIES              -----------    -----------
Net (loss)                                        $(1,451,232)   $(1,876,862)

Adjustments to reconcile net loss to
net cash used by operating activities:

Depreciation                                          324,515        426,087
Provision for bad debt                                  5,764             -
Loss on disposal of equipment                           7,153          2,640
Loss on marketable securities                          38,028             -
Proceeds from sale of marketable securities            26,179             -
Benefit (provision) on capital lease obligation           -        ( 335,406)
Provision for write-down of ROV                           -          592,771
Loss on investment in less than
  50% owned entities                                   60,763        394,283
Services acquired through the
  issuance of common stock                             25,478         48,326
Decrease (increase) in trade accounts receivable    ( 127,231)            -
Decrease (increase) in trade
  accounts receivable affiliates                    (  47,413)       197,980
Decrease (increase) in other receivables               48,748       ( 46,937)
Decrease (increase) in inventory                          742          3,230
Decrease (increase) in prepaid expenses               (13,029)      (  1,337)
Decrease (increase) in deposits                         5,101       (  2,772)
Increase in accounts payable                          (32,899)        56,067
(Decrease) increase in accrued expenses               393,783       (204,861)

  Total adjustments                                   715,682      1,130,071

  Net cash (used) by operating activities           ( 735,550)     ( 746,791)

SEAHAWK DEEP OCEAN TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 1994 and 1993

                                                    1994           1993
CASH FLOWS FROM INVESTING ACTIVITIES              ---------      ---------
Purchase of equipment                             $( 12,802)     $( 18,175)
Purchase of artifacts                                     -       (  5,247)
Proceeds from disposal of equipment                 675,002         14,300

Net cash provided (used) by
  investing activities                              662,200       (  9,122)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock              310,820        403,297
Advances from related parties                             -         60,410
Issuances of notes payable - other                  303,000        327,500
Issuances of notes payable - related                  7,000              -
Repayments of notes payable                        ( 46,000)             -
Payment of capital lease payable                   (500,000)             -
Repayments to related parties                             -       ( 42,046)

Net cash provided by financing activities            74,820        749,161

NET (DECREASE) INCREASE IN CASH
  AND CASH EQUIVALENTS                                1,470       (  6,752)

CASH AND CASH EQUIVALENT AT BEGINNING OF YEAR         2,705          9,457

CASH AND CASH EQUIVALENT AT END OF YEAR          $    4,175     $    2,705

SEAHAWK DEEP OCEAN TECHNOLOGY, INC.
SUMMARY OF SIGNIFICANT NON-CASH TRANSACTIONS

During 1993 several debt holders, through the exercise of warrants and options, converted their debt to common stock. A summary of the debt converted is as follows:

                                                    Amount         Shares
                                                  -----------    -----------
Accounts payable                                   $ 37,186           74,372
Accrued interest                                    138,943          489,307
Notes payable-related                                62,500          125,000
Notes payable-other                                 250,000          961,236
Debentures                                          330,000          660,000

                                                   $818,629        2,309,915

During 1993 the Company issued 103,092 shares of common stock as payment of $48,325 of compensation to one officer and one consultant.

During 1993, the Company issued 40,000 shares of common stock to an unrelated party in exchange for his rights to receive a nondilutible 5% interest in a limited partnership which the Company intended to form.

During 1994 several debt holders, through the exercise of warrants and options, converted their debt to stock. A summary of the debt converted to stock is as follows:

                                     Common                  Preferred
                              Amount       Shares        Amount      Shares
                           -----------   ----------     --------    -------
Accounts payable            $   25,477       78,074            -         -
Accounts payable-related        59,347      395,943
Accrued interest                77,064      314,208
Notes payable-related          139,498      619,407
Notes payable-other            740,000    2,950,032      $50,000    200,000
Debentures                      30,000      120,000

                            $1,071,386    4,477,664      $50,000    200,000

During 1994 the Company issued 46,875 shares of common stock for a $15,000 receivable.

During 1994 the Company issued 800,000 shares of common stock in exchange for 66,667 shares of Valley Forge Scientific, Inc. common stock in an exchange valued at $200,000.

During 1994 the company issued 100,000 shares of common stock valued at $30,000 for a 34 foot workboat.

SEAHAWK DEEP OCEAN TECHNOLOGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION  AND BUSINESS

Organization

Seahawk Deep Ocean Technology, Inc. (the "Company") was organized as a Colorado corporation on September 17, 1986 for the purpose of acquiring a business opportunity. On October 14, 1988 the Company completed its initial public offering of 1,200,000 shares of common stock at an offering price of $.50 per share. On March 13, 1989, the Company issued 2,000,000 shares of its no par value common stock to the holders of 100% of the outstanding common stock of R/V Seahawk, Inc. (a Florida corporation organized on May 23, 1988) in an exchange transaction in which R/V Seahawk, Inc. became a wholly owned subsidiary of the Company. On March 2, 1992, R/V Seahawk Inc. was merged into the Company. On September 12, 1989 the Company organized Seahawk Museum Development, Inc. and acquired 100% interest with the purchase of 625,000 shares of its no par common stock.

Nature of Business

Since its inception and until the acquisition of its subsidiary, R/V Seahawk, Inc., the Company had not received significant revenues and had been devoting its efforts to raising capital, hiring personnel, establishing its accounting system, investigating business opportunities and issuing common stock for cash. Accordingly, the Company was considered to be in the development stage.

The Company is an oceanographic service company which is involved in deep water search, survey and recovery operations. The Company serves as the general partner for three limited partnerships which were formed for the purpose of raising money to search for and locate shipwrecks. The Company currently leases or owns and operates a variety of subocean equipment including a 200 foot supply vessel, an 83 foot research vessel, ROV's (Remote Operated Vehicles), and other specialized search and recovery equipment which enables it to locate, photograph and retrieve items lost on the seabed in deep water.

Principles of Consolidation

The consolidated financial statements include the accounts of Seahawk Deep Ocean Technology, Inc. and its wholly-owned subsidiary, Seahawk Museum Development, Inc. All significant intercompany accounts and transactions have been eliminated.

SEAHAWK DEEP OCEAN TECHNOLOGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity and have prepared them in accordance with the Company's customary accounting practices.

Basis of Presentation

The accompanying financial statements were prepared using the accrual basis of accounting in accordance with generally accepted accounting principles.

Revenue Recognition

The Company derives its revenue primarily from rental of search and recovery vessels, deep ocean survey and search equipment, remote operating vehicles, and other electronic equipment to Seahawk I, Ltd., Seahawk II, Ltd., Eagle Partners, Ltd. and other related and unrelated parties, as well as from its distributive share of limited partnerships' net income.

Marketable Securities - Trading Account

Securities held as trading assets are stated at market value. Market adjustments, gains or losses on the sales of trading securities are included in other income (expense).

Accounts Receivable and Credit Concentration

Trade accounts receivable are charter payments due from International Diving. Although International Diving has filed for protection under Chapter 11 of the Federal Bankruptcy Act management considers the account fully collectible and no provision for uncollectible accounts has been made. (See Note 17).

Accounts and Notes Receivable - Affiliate and Credit Concentration

The Company uses the allowance method to account for uncollectible affiliate accounts. The Company has provided an allowance for uncollectible accounts since management considers the losses in excess of its investments in affiliates as a provision for uncollectible accounts. (See Note 4).

Artifacts

Artifacts are stated at the lower of cost or market value and consist primarily of colonial age artifacts purchased from related and unrelated entities.

SEAHAWK DEEP OCEAN TECHNOLOGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Depreciation

Property and equipment is stated at historical cost. Depreciation is provided using the straight-line method for financial reporting purposes at rates based on the assets' estimated useful lives. The major components of assets and their estimated useful lives are as follows:

                                                  December 31,
                                                      1994            Years
      Vessel "Seahawk Retriever"                  -----------      -----------
      (See note 15)                                $1,500,000           35
      Equipment                                     1,635,418         5 - 10

                                                    3,135,418

     Accumulated depreciation                      (1,053,031)

                                                   $2,082,387

For income tax purposes, depreciation is computed using accelerated methods over statutory periods.

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The application of the statement is effective for fiscal years beginning after December 15, 1995. The Statement would require the Company to carry certain property and equipment at lower of cost or fair value less cost to sell, if the sum of expected future cash flow (undiscounted and without interest charges) is less than the carry amount of property and equipment. At December 31, 1994, the Company expects the adoption of SFAS 121 will not have an effect on its financial statements.

Investment in Affiliates

The Company's investment in Seahawk I, Ltd., Seahawk II, Ltd. and Eagle Partners, Ltd (less than 50% owned entities) is recorded on the equity method. Under this method, the basis of such investments, including loans, advances, and receivables are increased or decreased by the Company's distributive share of the partnerships' income or loss. The partnerships were formed for the purpose of funding the search for deep water shipwrecks in predesignated areas.

Loss Per Share

Net loss per share is computed using the weighted average number of common shares outstanding during the period. Common stock warrants and options are not considered into the computation because they are antidilutive in the aggregate.

Statement of Cash Flows

Short-term investments which have an original maturity of ninety days or less are considered cash equivalents.

Cash payments of interest for the years ended December 31, 1994 and 1993 amounted to $ 38,068 and $10,011 respectively.

Income Taxes

The Company provides for deferred income taxes resulting from the timing differences in reporting income and expenses for financial statement purposes compared to the method of reporting for income tax purposes. No deferred income taxes are reflected in the accompanying financial statements due to the Company's losses from operations.

SEAHAWK DEEP OCEAN TECHNOLOGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - MARKETABLE SECURITIES

At December 31, 1994, marketable securities consist of 56,967 shares of common stock of Valley Forge Scientific Inc., a stock traded in the over-the-counter market and included in the NASDAQ Systems - Small Cap issues under the symbol
VLFS.   These shares had an original cost of $170,900 and a fair market value at December 31, 1994 of $135,297. These shares had an original cost of $170,900 and a fair market value at December 31, 1994 of $135,297. THE STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 115 REQUIRES THAT INVESTMENTS IN EQUITY SECURITIES BE REPORTED AT FAIR VALUE. THE COMPANY HAS ADOPTED SFAS NO. 115 AND THEREFORE, AN UNREALIZED LOSS OF $35,603 IS INCLUDED IN OTHER EXPENSE IN THE STATEMENT OF OPERATIONS.

NOTE 4 - ACCOUNTS AND NOTES RECEIVABLE FROM AND INVESTMENTS IN AFFILIATES

The Company is a general partner and a less than 50% interest owner in Eagle Partners, Ltd., Seahawk I, Ltd. and Seahawk II, Ltd (Florida limited partnerships). The partnerships are accounted for on the equity method. The report of independent certified public accountants on the 1994 financial statements of Seahawk I, Ltd., Seahawk II, Ltd., and Eagle Partners, Ltd. each includes an explanatory paragraph raising substantial doubt about the partnership's ability to continue as a going concern. Pursuant to the partnership agreements, net losses of the Partnerships will be allocated as follows:

      For Seahawk I, Ltd., 15% to the Class A Limited Partners, 10% for the Class B Limited Partners, 25% of the Class C Limited Partners and 50% to the General Partner. At such time as the capital account balance of any limited partner (taking into consideration all units owned by a partner including Class A, B and C) reaches zero, any further loss allocation shall be made to the general partner.

      For Seahawk II, Ltd. and Eagle Partners, Ltd. 99% to the Limited Partners and 1% to the General Partner until the Limited Partners' capital accounts have been reduced to zero.

Net income is first allocated to the Limited Partners based on their proportionate ownership interests to the extent of the net loss previously allocated to them. Net income is then allocated to the General Partner to the extent of the net loss previously allocated to it. Thereafter, net income will be allocated as follows: For Seahawk I, Ltd., the remaining net income is allocated 50% to the Limited Partners and 50% to the General Partner; for Seahawk II, Ltd., the remaining net income is allocated 1% per unit of the limited partnership interest (not to exceed 50%), and the balance to the General Partner; for Eagle Partners, Ltd., the remaining net income is allocated on a per unit basis with each $50,000 unit receiving 5% of the first $1 million of income allocated, 4% of the second $1 million of income allocated, 3% of the third $1 million of income allocated, 2% of the fourth
$1 million of income allocated and 1% of income over $4 million allocated.
The Company, as the general partner, will receive the balance of any net income to be allocated.

SEAHAWK DEEP OCEAN TECHNOLOGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - ACCOUNTS AND NOTES RECEIVABLE FROM AND INVESTMENTS IN AFFILIATES (continued)

The Company's total distributive share of Seahawk I, Ltd., Seahawk II, Ltd. and Eagle Partners, Ltd. for 1994 and 1993 was $60,763 and $394,283, respectively. In accordance with the use of the equity method of accounting for its investment in partnerships, the Company has reduced its investment in those partnerships by its allocated portion of the partnership's losses.

The accounts and notes receivable from affiliates, less losses in excess of investment in affiliates at December 31, 1994 is detailed as follows:

                                                     EAGLE
                        SEAHAWK I    SEAHAWK II     PARTNERS
                           LTD.         LTD.          LTD.           TOTAL
                       ----------    ----------    ----------     ----------
Note receivable        $  300,000       $     -    $         -    $  300,000
Accounts receivable       751,514         8,473      1,017,890     1,777,877

Deferred interest
 income                  (  3,915)            -              -    (    3,915)

Less losses in excess
 of investment in
 affiliates              (635,028)      (15,200)    (1,021,064)   (1,671,292)

                       $  412,571       $(6,727)   $(    3,174)   $  402,670

The accounts receivable are unsecured but the Note Receivable is due in November 1995 and is secured by 4,000 pearls owned by Seahawk I, Ltd which are stated in that Company's artifact inventory at $36,000. (See Note 11)

The Company has recorded losses in excess of its investments due to managements' commitment to provide additional financial support. In 1994, the Company recorded its share of losses from affiliates primarily as a result of invoices billed to the affiliate for services provided. Therefore, the Company considers the negative investment account as a provision for uncollectible accounts.

SEAHAWK DEEP OCEAN TECHNOLOGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - INVESTMENT IN AFFILIATES (Continued)

Summarized financial statement information is shown below:

SEAHAWK I, LTD.
BALANCE SHEET
DECEMBER 31, 1994

ASSETS (in dollars)

CURRENT ASSETS                                                10,237
OTHER ASSETS - ARTIFACTS                                     785,027

                                                             795,264

LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES                                      $ 1,103,821
PARTNERS' CAPITAL
  Capital contributions                                    2,511,040
  Accumulated deficit                                     (2,819,597)

TOTAL PARTNERS' CAPITAL (Deficit)                           (308,557)

TOTAL LIABILITIES AND PARTNERS' CAPITAL                   $  795,264

SEAHAWK I, LTD.
STATEMENT OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                     1994            1993
                                                  ----------      ----------
REVENUES                                           $   7,978       $  23,791
COST OF REVENUES                                       4,330           6,708

GROSS PROFIT                                           3,648          17,083

OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES        38,113          81,476

INCOME (LOSS) FROM OPERATIONS                        (34,465)        (64,393)

OTHER INCOME (EXPENSES)                              (49,439)        ( 8,279)

NET INCOME (LOSS)                                  $ (83,904)      $ (72,672)

SEAHAWK DEEP OCEAN TECHNOLOGY,INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - INVESTMENTS IN AFFILIATES (Continued)

SEAHAWK II, LTD.
(A DEVELOPMENT STAGE ENTERPRISE)
BALANCE SHEET
DECEMBER 31, 1994

ASSETS (in dollars)
CURRENT ASSETS                                           $       52

LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES                                      $   15,254

PARTNERS' CAPITAL
  Capital contributions                                   1,371,250
  Deficit accumulated during development stage           (1,386,452)

NET PARTNERS' CAPITAL                                    $   15,202)

TOTAL LIABILITIES AND PARTNERS' CAPITAL                  $       52

SEAHAWK II, LTD.
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENT OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993 AND
FROM MAY 16, 1989 (Inception) TO DECEMBER 31, 1994

                                                              May 16, 1989
                                                             (Inception) to
                                   1994           1993      December 31, 1994
                                 ---------      ---------   -----------------
REVENUES                         $      -       $      -       $        -

OPERATING, GENERAL AND
  ADMINISTRATIVE EXPENSES           6,734          4,172         1,398,040

(LOSS) FROM  OPERATIONS            (6,734)        (4,172)       (1,398,040)

OTHER INCOME                            -              -            11,588

NET (LOSS)                        $(6,734)       $(4,172)      $(1,386,452)

SEAHAWK DEEP OCEAN TECHNOLOGY,INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - INVESTMENT IN AFFILIATES (Continued)

EAGLE PARTNERS, LTD.
(A DEVELOPMENT STAGE ENTERPRISE)
BALANCE SHEET
DECEMBER 31, 1994

ASSETS (in dollars)

CURRENT ASSETS                                                             -

LIABILITIES AND PARTNERS' DEFICIT

  CURRENT LIABILITIES                                               1,021,064

  PARTNERS' DEFICIT

    Capital contributions                                             150,100
    Deficit accumulated during the development stage               (1,171,164)

TOTAL PARTNERS' DEFICIT                                            (1,021,064)

          TOTAL LIABILITIES AND PARTNERS' DEFICIT                           -

EAGLE PARTNERS, LTD.
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENTS OF OPERATIONS

                              Year Ended       Year Ended    November 12, 1991
                             December 31,     December 31,    (Inception) to
                                1994             1993        December 31, 1994
                             -----------      -----------    -----------------
REVENUES                      $      -        $        -     $          -

OPERATING, GENERAL AND
 ADMINISTRATIVE EXPENSES        12,826           367,048        1,170,815

(LOSS) FROM OPERATIONS         (12,826)         (367,048)      (1,170,815)

OTHER INCOME (Expense)                -                -             (349)

NET (LOSS)                    $(12,826)        $ 367,048      $(1,171,164)

SEAHAWK DEEP OCEAN TECHNOLOGY,INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - DEPOSITS

Deposits at December 31, 1994 consist of the following:

      Deposit on office space                             $ 5,300

      Utility deposits                                      4,870

                                                          $10,170

NOTE 6 - CAPITAL LEASE OBLIGATION

As further discussed in Note 16 the capital lease obligation was settled for $1,500,000. $500,000 was due April, 1994 and $1,000,000 due on a non-interest bearing note payable April, 1995 secured by a first preferred ship mortgage on the Seahawk Retriever, her engines, tackle, equipment and apparel. At December 31, 1994, the Company reflected the note payable at the discounted present value of $970,590 using a 12% interest rate. In March, 1995 the agreement was amended and the date of the payment of the $1,000,000 extended to June 1, 1995 and management is discussing with the noteholder the terms under which the due date on the note can be extended further.

NOTE 7 - DUE TO RELATED PARTIES

Amounts due to related parties at December 31, 1994 comprises:

Note due on demand, secured by subsea equipment
 bearing an interest rate of 10% per annum                         $ 50,000
Note due March 16, 1996, secured by an artifact
 stated in the Company's inventory at $75,000
 bearing an interst rate of 18% per annum                            25,000
Account payable for rental of the vessel R/V Seahawk                183,840
Accrued expenses including officer and director remuneration        177,416
Unsecured note due on March 31, 1994 bearing an interest
 rate of 12% per annum.  In April, 1995 this note was
 extended on the same terms for two years                            45,600
10% unsecured demand notes payable                                   22,600

                                                                   $504,456

SEAHAWK DEEP OCEAN TECHNOLOGY,INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - NOTES PAYABLE - OTHERS

Notes payable - others at December 31, 1994 comprises:

Notes payable during the first quarter of 1995 at an
interest rate of 18% per annum and secured by artifacts
owned by the Company, and stated in the artifact
inventory at $108,375. In April, 1995 these notes were
extended on the same terms for one year.                         $ 75,000

Note payable due in December 1994 at an interest rate
of 10% per annum and secured by silver coins owned by
Seahawk I, Ltd., stated in that Company's artifact
inventory at $22,284. In May, 1995 this note was
extended on the same terms for one year.                           17,000

Note payable due in June 1995 at an interest rate of 10%
per annum and secured by gold owned by Seahawk I, Ltd.,
stated in that Company's artifact inventory at $122,820.          100,000

Note payable due in October 1995 at an interest rate of
10% secured by gold owned by Seahawk I Ltd., stated in
that Company's artifact inventory at $128,393.                     95,000

Other unsecured notes payable                                       7,500

                                                                 $294,500

SEAHAWK DEEP OCEAN TECHNOLOGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - COMMON STOCK

On June 12, 1992, the Company effected a one for fifty reverse split on the shares of the Company's common stock outstanding. The per share amounts and number of shares in the financial statements have been retroactively adjusted for the effect of this reverse stock split. Concurrently, the Company's stockholders approved an amendment to the Articles of Incorporation decreasing the authorized common stock to 30,000,000 shares of no par value common stock.

NOTE 10 - COMMON STOCK OPTIONS AND WARRANTS

On April 18, 1990, the Company's Board of Directors approved a Stock Option Plan (the "Plan"). Under the Plan, stock options, which qualify as "incentive stock options" under Section 422A of the Internal Revenue Code of 1954, as
amended   (the "Code"), can be issued to employees of the Company.
Additionally, options can also be issued to the directors who render valuable contributions to the Company. Pursuant to the Plan, options to purchase up to 400,000 shares of the Company's common stock may be granted to employees and/ or Directors of the Company. The Plan is administered by the Board of Directors, which is empowered to determine the terms and conditions of each option, subject to the limitation that the exercise price cannot be less than the market value of the Common Stock on the date of the grant (110% of the market value in the case of option granted to an employee who owns 10% or more of the Company's outstanding Common Stock) and no options can have a term in excess of 10 years (5 years in the case of options granted to employees who own 10% or more of the Company's Common Stock). The Plan was approved by the shareholders of the Company at the stockholders' meeting held on December 14, 1990.

Option activity is summarized as follows:

                                            Number of Shares  Price per Share
                                            ----------------  ---------------
Balance December 31, 1992                          187,500     $1.50 - 10.00
Granted                                            235,000     $0.20
Terminated                                        ( 62,000)    $2.35 - 7.00
Exercised                                         ( 16,500)    $0.20
Balance December 31, 1993                          344,000     $0.20 - 10.00
Granted                                             39,500     $0.30
Terminated                                        ( 89,500)    $0.20 - 7.00
Balance December 31, 1994                          294,000     $0.20 - 10.00

SEAHAWK DEEP OCEAN TECHNOLOGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - COMMON STOCK OPTIONS AND WARRANTS (Continued)

The following options to purchase the Company's common shares were outstanding on December 31, 1994:

                                   Number          Exercise         Expiration
Date                              of Shares          Price             Date
                                 -----------      -----------      -----------
5/15/92                             13,000             2.35          5/15/95
6/6/92                              40,000            10.00          6/ 6/95
8/6/92                              15,000             1.50          8/ 6/95
1/13/93                             25,000             0.20
7/15/95*
1/18/93                            136,500             0.20
7/18/95*
9/16/93                             25,000             0.83          9/16/98
11/22/94                            39,500             0.30         12/14/96
                                   294,000
------------
*  The expiration date of the $0.20 option was extended to one year during
1994.

During January, 1990 the Board of Directors of the Company voted to decline the purchase of the RV Seahawk, owned by Seahawk, Inc. (a related party). In accordance with a prior agreement (see Note 13) Seahawk, Inc. was granted options to buy 2,000,000 shares of the Company's common stock at $0.15. Seahawk, Inc. has assigned these options to others.

Activity in these Warrants can be summarized as follows:
                                                                 No. of Shares
      Balance, December 31, 1992                                     742,955
      Exercised
      Balance, December 31, 1993                                     742,955
      Exercised                                                      570,451
      Balance, December 31, 1994                                     171,904

The expiration date of 105,269 of these warrants was extended to May 15, 1995 in return for exercising certain of the warrants on February 28, 1994 for conversion of debt to equity.

On June 2, 1993, the Company's Board of Directors approved a total of 1,000,000 incentive stock options to be issued to three senior members of the managment team as part of their contract of employment. On May 11, 1994 the exercise price of the stock options were reduced. These options are described as follows:

                                     Original        New
                                     Exercise        Exercise       Expiration
Date           Number of Shares      Price           Price          Date
6/2/93              300,000            $0.70           $0.40          6/2/98
6/2/93              300,000            $1.20           $0.60          6/2/98
6/2/93              200,000            $3.00           $1.50          6/2/98
6/2/93              200,000            $5.00           $2.50          6/2/98
                  1,000,000

SEAHAWK DEEP OCEAN TECHNOLOGY,INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - COMMON STOCK OPTIONS AND WARRANTS (Continued)

Warrant activity is summarized as follows:
                                                   Number         Price
                                                 of Shares      per Share
Balance December 31, 1992                        1,246,382     $0.15 - 5.00
Granted                                            978,804     $0.50 - 1.00
Exercised                                       (  500,000)    $0.1375-0.50
Expired                                         (  100,000)    $0.60 - 5.00
Balance December 31, 1993                        1,625,186     $0.15 - 2.00
Granted                                          5,565,750     $0.25 - 1.00
Exercised                                       (  250,000)          -
Expired                                         (  535,241)    $0.15 - 2.00
Balance December 31, 1994                        6,405,695     $0.25 - 2.00

The following warrants to purchase the Company's common shares were outstanding on December 31, 1994:
Date                           No. of Shares   Exercise Price   Expiration
Date
01/21/92                           23,000           Note A           Note A
01/21/92                           25,754            $2.00           Note B
01/21/92                           32,191             5.00           Note A
01/21/92                          119,000           Note C           Note A
01/24/92                          100,000           Note D              -
12/01/92                           40,000             0.25           Note F
06/24/93                          250,000             0.25         12/31/96
10/13/93                          250,000             0.25         10/13/99
01/01/94                           32,000             0.38         12/31/95
02/18/94                           50,000             0.30         02/28/96
03/01/94                           25,000             0.30         03/01/96
03/16/94                           25,000             0.30         03/16/96
04/01/94                          400,000             0.25         12/31/99
05/19/94                          500,000             0.50         04/14/97
05/19/94                          500,000             0.50         04/14/97
06/01/94                          100,000             1.00         06/30/97
10/19/94                          100,000             0.50         10/19/96
05/11/94                           15,000             0.40           Note E
05/11/94                           15,000             0.40           Note E
07/31/94                          606,250             0.32         07/31/96
07/31/94                          772,500             0.32         07/31/96
07/31/94                          312,500             0.32         07/31/96
07/31/94                           12,500             0.32         07/31/96
07/31/94                          300,000             0.32         07/31/96
11/10/94                        1,800,000             0.32         11/10/96

                                6,405,695

Note A - 3 months after effective date of Registration Statement Note B - 18 months after effective date of Registration Statement Note C - 110% of lowest closing bid 180 days prior to exercise
Note D - $2.50 or divide 100,000 by lowest bid during 180 day prior Note E - 180 days after resignation
Note F - 180 days after a related note payable is paid in full

SEAHAWK DEEP OCEAN TECHNOLOGY,INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - RELATED PARTY TRANSACTIONS

The Company receives some of its revenues from the rental of a vessel and deep ocean search and survey equipment sale of services leased to Seahawk I, Ltd., Seahawk II, Ltd. and Eagle Partners, Ltd. For the years ended December 31, 1994 and 1993, the Company recorded revenues of $50,285 and $430,545 respectively, from these partnerships. At December 31, 1994 accounts receivable-affiliates includes $1,777,877 from this rental activity. See Note 4 for discussion of losses in excess of investments in affiliates and its relationship to accounts receivable-affiliates.

The Company leases a research vessel from a related entity. See Note 13 for further discussion. During the years ended December 31, 1994 and 1993, the Company paid the related entity lease payments of $72,000 and $54,000 respectively.

During October 1991, the Company issued $370,000 of Debentures to 15 investors for a total of $370,000 in cash. During April 1993, the Company offered these investors the opportunity to convert their debentures and any accrued interest into shares of the Company's Common Stock at a price of $.50 per share. Ten of the investors accepted the offer to convert their debentures at that time, including Anthony F. Budge, a principal shareholder who converted his $200,000 of debentures plus accrued interest into a total of 487,851 shares of Common Stock.

During June 1992, Valley Resources, Ltd., a company owned by Mr. Budge, loaned $50,000 to the Company pursuant to a twelve month unsecured promissory note bearing interest at 10% per annum. As consideration for making the loan, the Company issued to Valley Resources, Ltd. warrants to purchase 25,000 shares at $2.00 per share and warrants to purchase 25,000 shares at $5.00 per share. During June 1993, the principal amount of this loan plus $7,740 of accrued interest was converted into 115,481 shares of Common Stock at a price of $.50 per share.

On January 24, 1992, Carl Anderson, a principal stockholder, entered into a Private Placement Agreement with the Company pursuant to which he invested $200,000 in the Company and purchased 200,000 shares of Common Stock and 200,000 Class C Warrant Units which entitled Mr. Anderson to purchase a total of 400,000 shares of Common Stock. One of these terms of the transaction was that the shares underlying the Class C Warrants would be registered. Each Class C Warrant originally entitled the holder to purchase one share of Common Stock at one hundred and ten percent (110%) of the lowest closing bid price of the Company's Common Stock during the one hundred and eighty (180) calendar days prior to the exercise date with a maximum of $3.00 per share and one share of Common Stock at a price equal to 90% of the average closing bid price during the preceding 10 trading days. During May 1993, the Company was attempting to convert as much debt into equity as possible and the Company allowed Mr. Anderson to exercise the one-half of his

SEAHAWK DEEP OCEAN TECHNOLOGY,INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - RELATED PARTY TRANSACTIONS (continued)

Class C Warrants which were exercisable at the price of $.1375 (which was equal to 110% of the lowest closing bid price during the 180 days prior to May 7, 1993) without exercising the other one-half of his C Warrants. The Company also agreed to modify the exercise price of the remaining Warrants to 110% of the lowest closing bid price during the 180 days prior to the exercise date with a maximum of $2.00 per share.

On January 14, 1993, Carl Anderson loaned $60,000 to the Company pursuant to a promissory note due December 31, 1993 and bearing interest at 10%. This loan was personally guaranteed by John Morris, former president, and secured by certain artifacts. As additional consideration for the loan, the Company issued to Mr. Anderson 400,000 Warrants exercisable at a price equal to 110% of the lowest closing bid price of the Company's Common Stock during the 180 calendar days prior to the exercise date. In February, 1994 this note was converted to stock.

During April 1993 Anthony F. Budge, a principal shareholder, purchased 200,000 shares of the Company's Common Stock in a private placement at a price of $.50 per share by paying $100,000 in cash to the Company. On April 29., 1993, Valley Resources, Ltd. a company owned by Mr. Budge, converted a $50,000 loan plus accrued interest of $7,740.24 into 115,481 shares of Common Stock at the price of $.50 per share. In addition, Mr. Budge converted $201,000 of debentures plus accrued interest of $44,925.59 into 489,851 shares at a price of $.50 per share.

On April 29, 1993, Carl Anderson a principal shareholder, purchased 200,000 shares of the Company's Common Stock in a private placement at a price of $.50 per share by paying $100,000 in cash to the Company. On the same date, Mr. Anderson also exercised stock options he held at an exercise price of $.1375 per share by converting existing loans in the principal amount of $75,000 plus accrued interest of $41,875 for which he received a total of 850,000 shares. He was also issued 727,273 shares on April 29, 1993 pursuant to the exercise of an option for which he paid $100,000.

On May 7, 1993, Carl Anderson exercised an option he purchased on January 24, 1992, and acquired 727,273 shares of Common Stock. In addition, on the same date he converted a total of $75,000 in principal loans and $41,875 in interest by exercising 850,000 of his warrants to purchase 850,000 shares of Common Stock.

During June, 1993, the Company issued 650,000 shares of its Common Stock to six accredited investors in a private placement conducted by the Company at a price of $.50 per share. Included among the investors were Carl Anderson and Anthony F. Budge. Mr. Anderson purchased 200,000 shares and Mr. Budge purchased 50,000 shares.

SEAHAWK DEEP OCEAN TECHNOLOGY,INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - RELATED PARTY TRANSACTIONS (continued)

During September, 1993, the Company issued 112,032 shares of Common Stock to John C. Morris, former president and director and principal shareholder of the Company, as payment for a $50,000 promissory note plus $6,016 of accrued interest.

During February 1994, the Company issued 2,438,851 shares of its Common Stock to the following affiliated persons who agreed to convert existing loans and accrued interest into Common Stock:

                                                               Amount
                                               Number          of Debt
      Name                                    of Shares       Converted
      Carl Anderson                           1,868,400       $467,100
      Megeve Investments                        232,591       $ 34,889
      John C. Morris                            337,860       $ 50,679

Carl Anderson and John Morris and Megeve Investments acquired its shares as an assignee from Gregory Stemm, a principal shareholder. All of the debt was converted at $.25 per share except for the 232,591 shares issued to Megeve Investments and 212,533 of the shares issued to John Morris, which were issued pursuant to the exercise of existing warrants at an exercise price of $.15 per share.

During February 1994, the Company also issued 100,000 shares of Common Stock to Carl Anderson, for the purchase of a 36-foot motor vessel valued at $30,000.

During February 1994, Carl Anderson, was issued 1,868,400 shares of Common Stock at a price of $.25 per share in consideration for his conversion of loans and debentures having a total principal amount of $406,498 plus accrued interest of $60,601.90.

On March 1, 1994, John Morris exercised stock options he held at an exercise price of $.15 per share by converting existing loans plus interest equal to $50,679 for which he received 337,860 shares.

On March 1, 1994, Gregory Stemm exercised stock options he held at an exercise price of $.15 per share by converting an existing loan plus interest equal to $34,888.65 for which he received 232,591 shares.

The Company executed Separation Agreements on April 14, 1994, and provide essentially that Messrs. Morris and Stemm will not compete with the Company for a period of three years, and in consideration therefor the Company issued to each of them warrants to purchase 500,000 shares of the Company's Common Stock at $.50 per share for the same three year period.

SEAHAWK DEEP OCEAN TECHNOLOGY,INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - RELATED PARTY TRANSACTIONS (continued)

On June 1, 1994, the Company signed an Agreement for Consulting Services with Remarc International, Inc. ("Remarc") a Colorado corporation owned by John Morris and Gregory Stemm. The Agreement provides that Remarc will, at it own expense, seek to obtain for the Company a permit from the appropriate government to search for and salvage the particular shipwreck involved in a South American Project. If such a permit is obtained for the Company by Remarc, then the Company has agreed to grant Remarc between 6% and 9 1/2% of the gross proceeds of any successful recovery from the project. The actual percentage granted to Remarc will depend on the size of portion of the recovery that will be taken by the South American government in return for the permit.

During June, 1994, The Company issued 240,000 shares of its Common Stock to six accredited investors. These six investors originally invested in a private offering during May and June 1993, and according to the terms of the 1993 private placement, if the Company did not register the original shares within one year of the private offering, the Company was required to issue additional shares in an amount equal to 30% of the shares originally purchased. Including among these investors were Mr. Anderson and Anthony F. Budge, who were each issued 60,000 shares.

During June, 1994, the Company also issued 103,092 shares of Common Stock to the two officers of the Company as payment for accrued and unpaid remuneration for the year ended December 31, 1993.

During June and July, 1994, the Company issued 983,125 shares of its Common Stock to five accredited investors in a private placement conducted by the Company at a price of $.32 per share. The investors also acquired two common stock purchase warrants exercisable at $.32 per share for each share of Common Stock they purchased. Included among the investors were Anthony F. Budge and Carl Anderson. Mr. Budge purchased 156,250 shares and Mr. Anderson purchased 303,125 shares.

According to the terms of the above private placement, if the Company did not register the original shares by December 31, 1994, the Company was required to issued additional shares in an amount equal to 30% of the shares originally purchased. A total of 326,813 additional shares were issued during January 1995, with Mr. Budge receiving an additional 46,875 shares and Mr. Anderson receiving an additional 90,938 shares.

During November, 1994, the Company issued 800,000 shares of its Common Stock and warrants to buy 1,600,000 shares of Common Stock at an exercise price of $.32 per share to Carl Anderson in exchange for 66,667 shares of common stock of Valley Forge Scientific Corporation. According to the terms of the exchange agreement, since the Company did not register the original shares by March 10, 1995 the Company is required to issue Mr. Anderson an additional 240,000 shares of its Common Stock.

SEAHAWK DEEP OCEAN TECHNOLOGY,INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - RELATED PARTY TRANSACTIONS (continued)

During 1993 the Seahawk I, Ltd. issued a note payable to an unrelated party in the sum of $250,000 with interest payable quarterly in arrears. The principal sum plus any accrued interest was to be payable on December 31, 1995. The loan was secured with 3,500 natural pearls from the Partnership's
artifact collections and was guaranteed by the Company.   The note fell into
default as a result of non-payment of interest and on December 1, 1994 an agreement was reached between the note holder and the Company whereby the principal was satisfied by the issue of 800,000 shares of common stock and 200,000 shares of Series 1 preferred 55 stock in the Company. The Company also agreed to pay the outstanding interest in cash. In return for this settlement of their debt to the unrelated party the Partnership issued to the Company a note for $300,000 payable on November 30, 1995 together with accrued interest at the rate of 10% per annum. The note is secured by 4,000 pearls owned by the Partnership valued in that company's artifact inventory at $36,000.

SEAHAWK DEEP OCEAN TECHNOLOGY,INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - INCOME TAXES

Effective January 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by FASB Statement No. 109, "Accounting for Income Taxes". There is no effect on prior operations as a result of the change. This new statement changes the criteria for the recognition and measurement of deferred tax assets or liabilities, including net operating loss carry forwards.

As of December 31, 1994, the Company had a net operating loss carry forward of approximately $10,950,000 which are available to offset future taxable income. The carry forward will begin to expire in the year 2004. The Company has not recorded a deferred tax asset since the use of the carry forward is indeterminable at this time.

NOTE 13 - COMMITMENTS AND CONTINGENCIES

Research Vessel Charter

The Company entered into a ship's charter, on a verbal month-to-month basis, of a research vessel from a related entity, Seahawk, Inc., a corporation which is principally owned by three of the Company's major shareholders, at a rate of $6,000 per month. As part of the original lease agreement that was terminated on October 31, 1991, the Company agreed to dry dock and paint the vessel on or before June 30, 1993. The work was carried out at a cost of $39,091 in April and May 1993.

Office and Warehouse Lease

In December 1990, the Company entered into a lease agreement for 17,500 square feet of office and warehouse space. The lease, commencing January 15, 1991, was for a term of three years with an option to renew for two additional
one-year renewal periods.   Rent during the initial term was $120,000 per year
payable as follows: First year, $5,000 per month plus $60,000 of the Company's common stock; Second year, $6,667 per month plus $40,000 of the Company's common stock. The exact number of shares issued was determined by dividing the $60,000 and $40,000 by the average of the bid and the asking price on the last trading day prior to the commencement day.

In April 1993, the Company renegotiated the lease effective January 1, 1993 and ending December 31, 1993 and then renewed the lease until March 31, 1995 after which the lease operates on a month to month basis. The lease provides for 7,000 square feet of office and warehouse space at a monthly rate of $5,500 and a further 5,000 square feet of office and warehouse space at monthly rate of $1,000 with no additional common stock.

SEAHAWK DEEP OCEAN TECHNOLOGY,INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - COMMITMENTS AND CONTINGENCIES (continued)

Guarantor of Affiliate's Loan

The Company guaranteed a $250,000 10% note payable of its affiliate, Seahawk I, Ltd.. The loan was due December 31, 1995 and was secured with 3,500 natural pearls from the affiliate's artifact collection. The loan was in default due to non payment of interest and so the Company, as guarantors, accepted a secured note from Seahawk I, Ltd. for $300,000 and at the same time satisfied the principal of the loan by issuance of 800,000 shares of common stock and 200,000 shares of Series 1 preferred stock.

Legal Aspects of International Salvage

The question of legal ramifications with regard to the recovery of shipwrecks raises a number of issues. Salvors, historical interests and individuals claiming ownership based on the payment of insurance claims all have potential claims on goods brought up from the sea floor.

An entity responsible for the salvage of a sunken vessel and its cargo may expect to defend its claim to title against the original owners or their successors-in-interest, against rival salvors, and against governments asserting a historic interest in the shipwreck or cargo.

Potential claimants might include the insurers of the shipwreck as in the SS Central America case(Civil Action 87-363-N). Unless the insurers expressly disclaimed title after payment of a claim, and depending on the length of time the ship has remained sunken, the insurers might have a valid claim of title to recovered objects.

Lawsuit Relating to Notes Converted into Stock

During February, 1994 the Company agreed with Carl Anderson to convert two notes ("the Notes"), one for $44,448 and the other for $80,936 which, together with accrued interest thereon, totaled $141,804 into 567,212 shares of Common Stock in the Company. The Notes were in the name of Gregory P. Stemm, a former officer and director of the Company, who had sold them to Anderson.
On April 27, 1995, Stemm filed a lawsuit against the Company alleging that (a) the Company must pay him the principal and interest due on the Notes plus attorneys' fees and such other relief as the Court sees just and proper, and
(b) Stemm is entitled to immediate possession of the Notes, and (c) the Company and Anderson conspired to deprive Stemm of his right to the Notes and as a result Stemm is entitled to damages due to this action on the basis that it the loss of value of the Notes plus interest, costs and attorneys' fees.

SEAHAWK DEEP OCEAN TECHNOLOGY,INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - COMMITMENTS AND CONTINGENCIES (continued)

The Company intends to defend this action on the basis that it was verbally informed by both Anderson and Stemm that the Notes had been transferred to Anderson and that the Company relied on their representations and converted the Notes in good faith. The Company is confident it will prevail and this action is not expected to have a material adverse effect on the consolidated financial statements.

Bonus Shares Issuable to Participants in Private Placements

In June, 1994 and November, 1994 the Company issued 1,001,875 and 800,000 shares of common stock respectively in two private placements. Under the terms of these private placements, if the stock issued was not registered by December 31, 1994, and March 10, 1995, a bonus of 30% of the original issue became due. The shares were not registered within the time limit, consequently 300,562 shares of common stock were issued in January, 1995 and 240,000 were issued in May, 1995.

SEAHAWK DEEP OCEAN TECHNOLOGY,INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - SEC INVESTIGATION

SEC CIVIL ACTION. During August 1994, the SEC filed a civil action against the Company and John Morris, Gregory Stemm and Daniel Bagley, three former officers and directors of the Company, seeking injunctive relief against the Company and injunctive and monetary relief against the former officers and directors. The SEC did not seek any financial penalties or other monetary relief against the Company.

The Complaint filed by the SEC alleged that the Company violated Section 17(a) of the Securities Act of 1933 and Sections 10(b), 13(a) and 13(b) of the Securities Exchange Act of 1934 and Rules 10b-5, 12b-20, 13a-a, 13a-13 and 13b2-1 promulgated thereunder. The SEC alleged between April, 1989 and July, 1991 the Company and Messrs. Morris,Stemm and Bagley disseminated to the public, in the form of television broadcasts, videotapes and press releases, false and misleading material information and failed to disclose certain material information concerning the Dry Tortugas shipwreck discovered and excavated by the Company. The SEC alleged that the Company materially overstated the value of the artifacts on its balance sheet and in other financial information provided in the registration statement of the Company and two amendments thereto filed in 1992 with the SEC and in certain periodic reports of the Company filed in 1992 and with the SEC.

SEAHAWK DEEP OCEAN TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - SEC INVESTIGATION (continued)

The Company and the staff of the SEC negotiated a settlement of the matter whereby the Company agreed to consent to the entry of a final judgement of permanent injunction, without admitting or denying any of the allegations in the complaint enjoining the Company from violations of certain provisions of the federal securities law referenced in the preceding paragraph. In addition, the Company agreed that it will not employ John Morris or Gregory Stemm as officers and directors of the Company or any subsidiaries of the Company, use corporate funds to pay for or reimburse any costs incurred by Morris or Stemm for the defense of any civil or administrative action instituted against them by the SEC, or redeem or purchase any stock they own until after the termination of any such action. Finally, the Company agreed to withdraw its pending appeal to the SEC of the Initial Decision issued in the stop order proceeding.

SEC STOP ORDER PROCEEDING. On July 30, 1992, the SEC issued an order directing the staff of the Division of Enforcement (the "Division") to conduct an examination pursuant to Section 8(e) of the Securities Act of 1933 (the "Act") to determine whether a stop order should be issued relating to a registration statement which the Company had filed during March, 1992 and which had become effective by the passage of time on August 1, 1992. Under
Section 8(d) of the Act, a stop order proceeding was instituted against the Company by order of the SEC dated January 12, 1993. A hearing was held before an SEC Administrative Law Judge during late January and early February, 1993.

On May 26, 1993, the Administrative Law Judge issued his Initial Decision. The Judge concluded that the registration statement filed by the Company was materially false and misleading and that the Company failed to cooperate with the examination conducted by the Division's staff. A stop order was issued suspending the effectiveness of the Company's registration statement.

The primary focus of the proceeding was the value of the shipwreck artifacts owned by the Company and an affiliated partnership, Seahawk I, Ltd. The Judge found that the Company had overstated the value of the artifacts on its balance sheet and in other financial information provided in its registration statement. The Judge concluded that the total net realizable value of all the artifacts owned by the Company and Seahawk I was $1,356,361 of which amount $285,413 was attributed to the Company artifacts and $1,070,948 was attributed to the Seahawk I artifacts. As a result of this decision, and in order to present the financial statements in accordance with generally accepted accounting principles, the Company and the Partnership restated their December 31, 1990 and 1991 financial statements.

The findings of the Administrative law Judge could possibly be used by private litigants in civil suits against the Company to prove that the Company misstated material facts in certain periodic reports it filed with the SEC.

SEAHAWK DEEP OCEAN TECHNOLOGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - GOING CONCERN

As shown in the accompanying financial statements, the Company incurred a net loss of $1,451,232 for 1994 and has incurred substantial net losses for each of the past several years resulting in an accumulated deficit of $11,032,995. At December 31, 1994, the Company has negative working capital as indicated by current liabilities exceeding current assets by $2,114,888. These factors raise substantial doubt about the Company's ability to continue as a going concern. In addition to shipwreck projects for which Management is currently seeking permits and raising funds, Management has contracted to obtain rental income from the Retriever and plans to obtain rental income from other idle marine assets and enter the museum attraction business by virtue of the agreement with Buckeye Communications. Management feels that these factors will contribute toward achieving profitability.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 16 - SETTLEMENT OF A LAWSUIT RELATED TO CAPITAL LEASE OBLIGATION AND SALE OF REMOTELY OPERATED VEHICLE

In 1990, the Company acquired a Remotely Operated Vehicle (ROV) under the provisions of a long-term lease. For financial reporting purposes, the ROV had been capitalized in accordance with the Statement of Financial Accounting Standards No. 13.

In June, 1992, Commercial Union Capital Limited ("Commercial Union"), the company from which the Company leases its large ROV "Merlin", filed a lawsuit against R.V. Seahawk, Inc. In Personam, Seahawk Deep Ocean Technology, Inc. In Personam and the "Seahawk Retriever" In Rem.

In its complaint Commercial Union alleged that the Company had committed a breach or default under its Lease Purchase Contract with Commercial Union since the Company failed to make its payment due July 2, 1991 and had failed to make all payments due thereafter. Commercial Union further alleged that it as elected to treat the breach by the Company as a termination of the Lease Purchase Contract, entitling Commercial Union to recover the loss value as defined in the Lease Purchase Contract as of June 9, 1992 of $1,173,371. Commercial Union alleged that it is also entitled to receive the amount of the Company's arrears equal to $447,208 plus interest on the arrearage from June 20, 1991 through June 9, 1992 plus (a) interest accruing at the rate of $386 per day and (b) attorney fees and costs estimated at $156,113.

SEAHAWK DEEP OCEAN TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - SETTLEMENT OF A LAWSUIT RELATED TO CAPITAL LEASE OBLIGATION AND SALE OF REMOTELY OPERATED VEHICLE (continued)

Commercial Union, in its complaint, was also seeking a maritime lien against the Seahawk Retriever, her engines, tackle, equipment and appurtenances and asking that the ship be sold and the proceeds be paid toward the amount of any judgment.

On June 18, 1992, the Company responded by filing a Motion to Quash the Arrest Warrant and to dismiss the In Rem Complaint. On December 23, 1992, a magistrate judge recommended the arrest be quashed and the vessel released. However on May 21, 1993 a district court judge concluded that the magistrate judge's recommendations should not be adopted.

On February 9, 1994 and amended on April 1, 1994, the Company and Commercial Union entered into a joint stipulation agreement to delay sale of the Seahawk Retriever. The settlement provided for the Company to pay Commercial Union $500,000 in cash and sign a $1,000,000 note payable one year from closing secured by a first preferred ship mortgage on the Seahawk Retriever, her engines, tackle, equipment and apparel. The note is non-interest bearing through its due date. The note was payable on April 15, 1995 but in March 1995, because of the bankruptcy filing of the third party charterer of the Retriever (See Note 17) Commercial Union agreed to extend the expiration date of the note to June 1, 1995. Management is discussing with Commercial Union the terms under which the expiration date can be extended further.

The Company also agreed to grant Commercial Union warrants to purchase $400,000 shares of the Company's common stock at an exercise price of the lower of $.3125 and the lowest price per share at which the Company issues stock during the life of the warrants. At December 31, 1994, the exercise price was $.25.

To permit the Company to generate the $500,000 in cash needed to close this transaction, Commercial Union allowed the Company to sell the ROV "Merlin" to a third party. On March 8, 1994, the Company and Commercial Union entered into an agreement with the third party to sell the ROV "Merlin" for $650,000 cash. All cash on the sale was received by April 11, 1994.

SEAHAWK DEEP OCEAN TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - SETTLEMENT OF A LAWSUIT RELATED TO CAPITAL LEASE OBLIGATION AND SALE OF REMOTELY OPERATED VEHICLE (continued)

The capital lease obligation settlement and resulting sale of the ROV "Merlin" is summarized and reflected on the financial statements for the year ended December 31, 1993 as follows:

                                                                 (in dollars)
      Original capitalized lease purchase price                    1,850,000
      Costs of development                                           108,376
                                                                   1,958,376

      Less accumulated depreciation, December 31, 1993             ( 692,931)
      Net book value, December 31, 1993                            1,265,445
      Less provision for write down of ROV to net realizable
       value for the year ended December 31, 1993                  ( 592,771)
      ROV-net at December 31, 1993 included in other assets          672,674

      Capitalized lease obligation on books since lease default    1,357,574
      Provision for loss on capital lease obligation
       at December 31, 1992                                          100,000
      Accrued interest provided for during the default and
       litigation phase with Commercial Union                        265,280
      Total provided for at December 31, 1993                      1,722,854
      Less down payment                                            ( 500,000)
      Less $1,000,000 non-interest bearing note given to
       Commercial Union in April 1994 discounted to net
       present value at 12%                                        ( 887,448)
      Reduction of prior year's estimate of potential loss
       and/or interest accrued on capital lease obligation           335,406

SEAHAWK DEEP OCEAN TECHNOLOGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - VESSEL BAREBOAT CHARTER AND PURCHASE OPTION AGREEMENT

During August 1994, the Company entered into a Vessel Bareboat Charter and Purchase Agreement with International Diving and Consulting Services, Inc. ("International Diving"), a Lafayette, Louisiana based underwater service company. Pursuant to this agreement, International Diving agreed to charter the SEAHAWK RETRIEVER for the five year period commencing September 1, 1994, and to purchase the vessel at the end of the five year period for $1,350,000 plus interest at a rate equal to 3% per annum over the Citibank New York prime rate less credits as explained in the next paragraph.

The agreement further provides that International Diving will market the vessel at a minimum day rate of $5,000, except that all lump sums or turnkey projects will have a $6,000 minimum daily rate. International Diving further guarantees one hundred eighty (180) days utilization of the vessel at a rate of $5,000, or an annual total of $900,000. The greater of the guaranteed revenues or the actual revenues, after deduction for certain operating costs, will be shared between the Company and International Diving as follows: (i) 35% to the Company as charter hire for the vessel; (ii) 30% to International Diving for operating costs and profit; and (iii) 35% to the Company which will be applied toward the purchase price of the vessel. Payments are due quarterly within 10 days after the end of each quarter. In the event International Diving fails to purchase the vessel at the end of the five year term, the vessel is to be returned to the Company and the 35% payments which are credited toward the purchase price will be retained by the Company as liquidated damages. International Diving's performance under this agreement has also been personally guaranteed by the two principals of International Diving.

On November 23, 1994, International Diving filed a voluntary petition in the United states Bankruptcy Court under Chapter 11 of the Bankruptcy Code. Due to this Chapter 11 filing, International Diving was not able to make the lease payment in the amount of approximately $100,000 which was due to the Company on December 10, 1994.

On March 7, 1995, the U.S. Bankruptcy Court Western District of Louisiana, Lafayette - Opelousas Division ordered International Diving to pay (a) $130,836 on or before March 17, 1995; (b) $56,935 on or before April 7, 1995;
(c) $56,935 on or before May 7, 1995; and (d) all future payments under the Agreement as they come due.

SEAHAWK DEEP OCEAN TECHNOLOGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - VESSEL BAREBOAT CHARTER AND PURCHASE AGREEMENT (continued)

It was further ordered by the same Court that if International Diving fails to timely perform its obligations under the Agreement, upon a motion by the Company, the Court shall grant an order ex parte, requiring International Diving to surrender the Retriever to the Company and that International Diving, in the event of their default, shall have no maritime lien or other claim against the Retriever or the Company whatsoever. The payments due in
(a) (b) and (c) above have been paid.

NOTE 18 - ECONOMIC DEPENDENCE

For the year ended December 31, 1993, approximately $127,000 (70%) of revenues were attributable to a single major customer.

NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                         First        Second         Third        Fourth
1994                    Quarter       Quarter       Quarter       Quarter
                       ----------   -----------    ----------    ----------
Revenues               $   23,855    $   16,873    $    6,472    $  135,027
Net Income (loss)        (368,260)     (344,330)     (394,611)     (272,458)
Income (loss)
  per share                 (0.03)        (0.02)        (0.03)        (0.02)
Weighted average number
  of common shares and
  common shares
  equivalent
  outstanding          13,909,545    14,852,105    15,307,307    16,484,605

1993
Revenues               $   16,113    $  135,012    $  261,530    $   23,976
Net Income (loss)        (343,275)     (487,988)     (433,851)     (611,749)
Income (loss)
  per share                 (0.04)        (0.05)        (0.03)        (0.05)
Weighted average number
  of common shares and
  common shares
  equivalent
  outstanding           8,864,164    10,274,434    10,869,824    10,765,840

The increase in revenues during the Fourth Quarter of 1994 results from the charter of the RV Seahawk Retriever to an unrelated party (see Note 17).

The net loss for the fourth Quarter of 1993 includes the $592,771 provision for write down of ROV and a $335,406 reduction of prior years estimate of potential loss as detailed in Note 16. This resulted from the sale of the ROV in 1994.

Report of Independent Certified Public Accountants

To the Partners of
Seahawk I, Ltd.
Tampa, Florida

We have audited the accompanying balance sheet of Seahawk I, Ltd. (a Florida limited partnership) as of December 31, 1994 and the related statements of operations, partners' capital and cash flows for the years ended December 31, 1994 and 1993. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted audited standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentations. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Seahawk I, Ltd. as of December 31, 1994 and the results of its operations, changes in partners' capital and its cash flows for the years ended December 31, 1994 and 1993 in conformity with generally accepted accounted principles.

The accompanying financial statements have been prepared assuming that the Partnership will continue as a going concern. As shown in the financial statements, the partnership incurred a net loss of $83,904 for 1994, has incurred substantial net losses for each of the past five years and has a
partners' deficit of $308,557.   In addition, the Partnership has negative
cash flows from its operating activities. These factors, in addition to other factors as discussed in Note 9, raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Partnership cannot continue in operation.

/S/ Guinta, Ferlita & Walsh, P.A.
Giunta, Ferlita & Walsh, P.A.
Tampa, Florida
May 12, 1995

SEAHAWK I, LTD.
BALANCE SHEET
DECEMBER 31, 1994

      ASSETS
CURRENT ASSETS                                                (in dollars)
Cash                                                               4,096
Accounts receivable                                                  421
Inventory - other                                                  1,805
Prepaid expense                                                    3,915
    Total Current Assets                                          10,237

OTHER ASSETS
Artifact inventory                                               785,027

                                                                 795,264
LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES
Accounts payable - affiliates                                     751,514
Accounts payable - other                                            2,087
Accrued expenses                                                   17,334
Notes payable - Limited Partners                                   32,886
Note payable - General Partner                                    300,000
    Total Current Liabilities                                   1,103,821

PARTNERS' CAPITAL (DEFICIT)
Capital contributions                                           2,511,040
Accumulated deficit                                            (2,819,597)
                                                               (  308,557)

                                                                  795,264

SEAHAWK I, LTD.
STATEMENTS OF OPERATION
FOR THE YEARS ENDED DECEMBER 31, 1994 and 1993

                                                      1994            1993
SALES                                                  7,978          23,791

COST OF SALES                                          4,330           6,708

GROSS PROFIT                                           3,648          17,083

OPERATING EXPENSES                                    32,588          71,851

GENERAL AND ADMINISTRATIVE EXPENSES                    5,525           9,625

                                                      38,113          81,476

(LOSS) FROM OPERATIONS                              ( 34,465)       ( 64,393)

OTHER INCOME (EXPENSE)
 Interest expense                                   ( 49,439)       (  8,279)

NET (LOSS)                                          ( 83,904)       ( 72,672)

SEAHAWK I, LTD.
STATEMENT OF PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1994 and 1993

                                    Number         Capital        Accumulated
                                    Units       Contributions       Deficit

BALANCE, December 31, 1992            204         2,511,040       (2,663,021)

NET (LOSS)                              -                 -       (   72,672)

BALANCE, December 31, 1993            204         2,511,040       (2,735,693)

NET (LOSS)                              -                 -       (   83,904)

BALANCE, December 31, 1994            204         2,511,040       (2,819,597)

SEAHAWK I, LTD.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1994 and 1993

                                                      1994              1993
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                         $(  83,904)     $(  72,672)
  Adjustments to reconcile net loss to
    net cash used by operating activities:
      Decrease (increase) in accounts
         receivable-affiliate                                           2,250
        Decrease (increase) in accounts
         receivable-other                           (     171)
      (Decrease) increase in accounts
         payable-affiliates                            25,855      (  146,653)
      (Decrease) increase in accrued expenses       (     815)     (   18,387)
      (Decrease) in accounts payable - other            2,000      (    6,366)
      (Increase) decrease in inventory
       - artifacts and other                            4,148          20,044

      Total adjustments                                31,017      (  149,112)

  Net cash (used)
    by operating activities                         (  52,887)     (  221,784)

CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (decrease) in loans from
   General and Limited Partners                                    (   21,242)
  Loan proceeds                                        50,000         250,000
      Net cash provided by
       financing activities                            50,000         228,758

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                  (   2,887)          6,974

CASH AND CASH EQUIVALENTS
 AT BEGINNING OF YEAR                                   6,983               9

CASH AND CASH EQUIVALENTS
 AT END OF YEAR                                         4,096           6,983

SEAHAWK I, LTD.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BUSINESS

Seahawk I, Ltd. (The "Partnership") was formed May 23, 1988 as a Florida limited partnership. The Partnership consists of several Limited Partners and a corporate General Partner, Seahawk Deep Ocean Technology, Inc. (the General Partner)(in 1991 and prior years the General Partner was R/V Seahawk, Inc. a 100% owned subsidiary merged into Seahawk Deep Ocean Technology Inc. on March 2, 1992). The purpose of the Partnership is to engage in expeditions to locate, identify, and retrieve samples from shipwrecks in waters off the coast of Florida. Since the Partnership has located a colonial age sunken vessel, the purpose of the Partnership has been expanded to include the salvage and recovery of artifacts.

The Partnership agreement extends through December 31, 1998, and may be terminated earlier at any time at the election of the General Partner with the consent of a Majority - In - Interest of the Limited Partners.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

As provided in the Partnership Agreement, the Partnership's accounts are maintained on the cash basis of accounting for tax purposes, however, for financial statement purposes they are adjusted to the accrual basis in order to conform with generally accepted accounting principles.

Inventory - Artifacts

Inventory consists of artifacts and precious metals recovered from a colonial age sunken vessel discovered off the coast of Florida. Inventory is stated at the lower of cost or market. Cost of individual artifacts is determined as the estimated net realizable value.

Allocation of Net Income and Net Losses

Initially, net losses of the Partnership were allocated 99% to the Class A Limited Partners and 1% to the General Partner until the Class A Limited Partners' capital accounts had been reduced to zero. Net income was to be first allocated to the Limited Partners based on their proportionate ownership interests to the extent of net losses previously allocated to them. Next; net income was to be allocated to the General Partner to the extent of net losses previously allocated to him. All remaining net income was to be allocated 50% to the Limited Partners and 50% to the General Partner.

SEAHAWK I, LTD.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Upon completion of the Class B limited partnership offering in 1990, the allocation of net losses and income was as follows:

Net losses of the Partnership allocated 30% to the Class A Limited
Partners, 20% to the Class B Limited Partners and 50% to the General Partner.

Net income was to be allocated to the Limited Partners, as it was before, based on their proportional ownership interests to the extent of net loss previously allocated to them and to the General Partner to the extent of net loss previously allocated to him. All remaining net income will be allocated 30% to Class A Limited Partners, 20% to Class B Limited Partners and 50% to the General Partner.

Upon completion of the Class C limited partnership offering, the allocation of net losses and income is as follows:

Net losses shall be allocated 15% to the Class A Limited Partners, 10%
to the Class B Limited Partners, 25% to the Class C Limited Partners and 50% to the General Partner. At such time as the capital account of any limited partner reaches zero, any further loss allocation shall be made to the General Partner.

Net income shall be allocated first to the limited partners to the extent of any net losses previously allocated, then to the General Partner to the extent of losses allocated to the General Partner. Any additional net income shall be allocated 15% to the Class A Limited Partners, as a class, 25% to the Class B Limited Partners, 25% to the Class C Limited Partners and 50% to the General Partner.

Distribution of Cash

Cash available for distribution from Partnership operations represents cash generated from Partnership activities after payments of all expenses of the Partnership and the establishment of any reserves deemed appropriate by the General Partner. Any distributions shall be made in the following order of priority:

First to the Partners to repay outstanding loans to the Partnership; then to the Class A Limited Partners in the amount sufficient to return to the Class A Limited Partners the total amount of their cumulative Capital Contributions to the Partnership. Then, 50% to the Class B Limited Partners as a class and 50% to the General Partner until the Class B Limited Partners as a class and the General Partner have received distributions in the amount of $500,000 each, taking into account prior distributions of cash or property.

SEAHAWK I, LTD.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Then 50% to Class C Limited Partners as a class and 50% to the General
Partner until the Class C Limited Partners and the General Partners have
received distributions in the   amount of their original contribution, taking
into account prior distributions of cash or property. Then, to the Partners in amounts up to and in proportion to their respective capital account balances if any. Then the balance shall be distributed 15% to Class A Limited Partners, 10% to Class B Limited Partners 25% to Class C Limited Partners and 50% to the General Partner.

Income Taxes

In accordance with Section 701 of the Internal Revenue Code, the Partnership is not a taxable entity, therefore the results of operations flow through to the partners for tax purposes. The tax returns and the amounts of Partnership income or loss distributed to the partners are subject to examination by Federal and State taxing authorities.

NOTE 3 - NOTES PAYABLE

Notes payable at December 31, 1994 consist of the following:

Notes payable to certain Limited Partners with interest
   at the rate of 15% per annum payable January 15th of
   each year. The principal sum plus accrued interest
   was due October 10, 1992, unsecured.                              32,886

Note payable to General Partner (see Note 4 below)                  300,000

                                                                    332,886

NOTE 4 - NOTE PAYABLE GENERAL PARTNER AND OTHER INFORMATION

During 1993 the Partnership issued a note payable to an unrelated party in the sum of $250,000 with interest payable quarterly in arrears. The principal sum plus any accrued interest was to be payable on December 31, 1995. The loan was secured with 3,500 natural pearls from the Partnership's artifact collections and was guaranteed by the General Partner. The note fell into default as a result of non-payment of interest and on December 1, 1994 an agreement was reached between the note holder and the General

SEAHAWK I, LTD.
NOTES TO FINANCIAL STATEMENTS

NOTE 4 - NOTE PAYABLE GENERAL PARTNER AND OTHER INFORMATION (continued)

Partner whereby the principal was satisfied by the issue of 800,000 shares of common stock and 200,000 shares of Series 1 preferred stock in the General Partner. The General Partner also agreed to pay the outstanding interest in cash. In return for this settlement of their debt to the unrelated party the Partnership issued to the General Partner a note for $300,000 payable on November 30, 1995 together with accrued interest at the rate of 10% per annum. The note is secured by 4,000 pearls owned by the Partnership valued in the Company's artifact inventory at $36,000.

In June 1992, the General Partner received loans of $200,000 from unrelated parties and $50,000 from a related party. The notes were due December 31, 1992 with interest at 10% per annum payable at the time the note is paid off. These notes were collateralized by all the gold artifacts owned by the Partnership, approximately 500 ounces. As additional consideration, the General Partner issued two year warrants to purchase an aggregate of 200,000 shares of common stock at 110% of the lowest closing bid price of the General Partner's common stock during the 180 calendar days prior to the exercise date with the maximum exercise price to be $3 per share. All these notes were converted to common stock of the General Partner in May 1993 except the $50,000 loan from a related party. The collateral for that loan was changed from the Partnership's gold to assets owned by the General Partner.

In December 1992 the General Partner received a loan of $10,000 from an unrelated party. The note was due on December 1, 1993 with interest at 10% per annum payable at the time the note was paid off. The note is collateralized by silver coins owned by the Partnership valued in the Company's artifact inventory at $22,284. The note was increased to $17,000 in January 1994 and extended until December 1, 1995. There was no change made to the collateral but as consideration for the first note the General Partner issued two year warrants to purchase 40,000 shares of common stock at $0.25 per share and as consideration for the extended note the General Partner issued two year warrants to purchase 32,000 shares of common stock at $0.38 per share. In March 1995 the note was extended for one year on the basis that the validity of the $0.25 warrants was extended until six months after all amounts due under the note are repaid.

In June 1993 the General Partner received a loan of $250,000 from an unrelated party. The note was due on July 31, 1994 with interest at 10% per annum payable at the time the note was paid off. The note was collateralized by gold artifacts owned by the Partnership valued in the Company's artifact inventory at $466,685. As additional consideration the General Partner issued two year warrants to purchase 250,000 shares of common stock at $1.00 per share. In September 1994 the General Partner paid the note and the collateral was released.

SEAHAWK I, LTD.
NOTES TO FINANCIAL STATEMENTS

NOTE 4 - NOTE PAYABLE GENERAL PARTNER AND OTHER INFORMATION (continued)

In June 1994, the General Partner received a loan of $100,000 from an unrelated party. The note becomes due on June 1, 1995, with interest at 10% per annum payable at the time the note is paid. The note is collateralized by gold artifacts owned by the Partnership valued in the Company's artifact inventory at $122,820. As additional consideration the General Partner issued two year warrants to purchase 100,000 shares of common stock at $1.00 per share.

In October 1994 the General Partner received a loan of $95,000 from an unrelated party. The note becomes due on October 20, 1995, with interest at 10% per annum payable at the time the note is paid off. The note is collateralized by gold artifacts owned by the Partnership valued in the Company's artifact inventory at $128,393. As additional consideration the General Partner issued two year warrants to purchase 100,000 shares of common stock at $0.50 per share.

NOTE 5 - RELATED PARTY TRANSACTIONS

The Partnership has leased a research vessel, a recovery vessel and on board electronic research, survey and salvage equipment from its General Partner to perform search, identification and salvage activities at a rate which the General Partner established as reasonable from time to time. The leasing arrangement was terminated on completion of the project and no lease expenses were charged by the General Partner to the Partnership for the years ended December 31, 1994 and 1993.

The General Partner also performed conservation and administrative services for the Partnership. The total amount of these expenses for the years ended December 31, 1994 and 1993 was $33,649 and $63,545 respectively.

The Partnership has borrowed funds from its affiliates and its affiliates have paid certain expenses on behalf of the Partnership. The Partnership charges interest on advances from affiliates at the rate of 12% per annum based on the average monthly balance.

The Partnership has a note payable to the General Partner for $300,000. (See
Note 4).

SEAHAWK I, LTD.
NOTES TO FINANCIAL STATEMENTS

NOTE 6 - CONTINGENCIES

The Partnership is contingently liable, under a consulting agreement to an unrelated company, for an amount equal to ten (10) percent of the total value of all artifacts and other valuable items recovered, if any, from the sites identified in an agreed research area, after subtraction of any share taken by any government in whose waters the recovered materials are raised, in exchange for which the Partnership will secure the services of that company's principal employee in connection with the historical and archeological aspects of the Partnership operations.

Legal Aspects of International Salvage

The question of legal ramifications with regard to the recovery of shipwrecks raises a number of issues. Salvors' historical interests and individuals claiming ownership based on the payment of insurance claims all have potential claims on goods brought up from the sea floor.

An entity responsible for the salvage of a sunken vessel and its cargo may expect to defend its claim to title against the original owners or their successors - in - interest, against rival salvors, and against governments asserting a historic interest in the shipwreck or cargo.

Potential claimants might include the insurers of the shipwreck as in the SS Central America case (Civil Action 87-363-N). Unless the insurers expressly disclaimed title after payment of a claim, and depending on the length of time the ship has remained sunken, the insurers might have a valid claim of title to recovered objects.

SEAHAWK I, LTD.
NOTES TO FINANCIAL STATEMENTS

NOTE 7 - SEC INVESTIGATION OF GENERAL PARTNER

SEC CIVIL ACTION. During August 1994, the SEC filed a civil action against the General Partner and John Morris, Gregory Stemm and Daniel Bagley, three former officers and directors of the General Partner, seeking injunctive relief against the General Partner and injunctive and monetary relief against the former officers and directors. The SEC did not seek any financial penalties or other monetary relief against the General Partner.

The Complaint filed by the SEC alleged that the General Partner violated
Section 17(a) of the Securities Act of 1933 and Sections 10(b), 13(a) and 13(b) of the Securities Exchange Act of 1934 and Rules 10b-5, 12b-20, 13a-a, 13a-13 and 13b2-1 promulgated thereunder. The SEC alleged between April 1989 and July 1991 the General Partnership and Messrs. Morris,Stemm and Bagley disseminated to the public, in the form of television broadcasts, videotapes and press releases, false and misleading material information and failed to disclose certain material information concerning the Dry Tortugas shipwreck discovered and excavated by the General Partner. The SEC alleged that the General Partner materially overstated the value of the artifacts on its balance sheet and in other financial information provided in the registration statement of the General Partner and two amendments thereto filed in 1992 with the SEC and in certain periodic reports of the General Partner filed in 1992 and with the SEC.

The General Partner and the staff of the SEC negotiated a settlement of the matter whereby the General Partner agreed to consent to the entry of a final judgement of permanent injunction, without admitting or denying any of the allegations in the complaint enjoining the General Partner from violations of certain provisions of the federal securities law referenced in the preceding paragraph. In addition, the General Partner agreed that it will not employ John Morris or Gregory Stemm as officers and directors of the General Partner or any subsidiaries of the General Partner, use corporate funds to pay for or reimburse any costs incurred by Morris or Stemm for the defense of any civil or administrative action instituted against them by the SEC, or redeem or purchase any stock they own until after the termination of any such action. Finally, the General Partner agreed to withdraw its pending appeal to the SEC of the Initial Decision issued in the stop order proceeding.

SEC STOP ORDER PROCEEDING. On July 30, 1992, the SEC issued an order directing the staff of the Division of Enforcement (the "Division") to conduct an examination pursuant to Section 8(e) of the Securities Act of 1933 (the "Act") to determine whether a stop order should be issued relating to a registration statement which the General Partner had filed during March 1992 and which had become effective by the passage of time on August 1, 1992.
Under

SEAHAWK I, LTD.
NOTES TO FINANCIAL STATEMENTS

NOTE 7 - SEC INVESTIGATION OF GENERAL PARTNER (continued)

Section 8(d) of the Act, a stop order proceeding was instituted against the General Partner by order of the SEC dated January 12, 1993. A hearing was held before an SEC Administrative Law Judge during late January and early February 1993.

On May 26, 1993, the Administrative Law Judge issued his Initial Decision. The Judge concluded that the registration statement filed by the General Partner was materially false and misleading and that the General Partner failed to cooperate with the examination conducted by the Division's staff.
A stop order was issued suspending the effectiveness of the General Partner's registration statement.

The primary focus of the proceeding was the value of the shipwreck artifacts owned by the General Partner and the partnership. The Judge found that the General Partner had overstated the value of the artifacts on its balance sheet and in other financial information provided in its registration statement.
The Judge concluded that the total net realizable value of all the artifacts owned by the General Partner and Partnerships was $1,356,361 of which amount $285,413 was attributed to the General Partner artifacts and $1,070,948 was attributed to the Partnership's artifacts. As a result of this decision, and in order to present the financial statements in accordance with generally accepted accounting principles, the General Partner and the Partnership restated their December 31, 1990 and 1991 financial statements.

The findings of the Administrative law Judge could possibly be used by private litigants in civil suits against the General Partner to prove that the Company misstated material facts in certain periodic reports it filed with the SEC.

SEAHAWK I, LTD.
NOTES TO FINANCIAL STATEMENTS

NOTE 8 - LICENSING AND MARKETING AGREEMENT

On October 13, 1993 the Partnership entered into a Master Licensing and Marketing Agreement with Buckeye Communications, Inc. ("Buckeye"). Under the Agreement, Buckeye will develop an integrated marketing strategy to market, sell and distribute the artifacts recovered by the Partnership. Buckeye has the exclusive worldwide right to market and sell the artifacts and any additional products that are developed by Buckeye and the General Partner related to either the artifacts (i.e., artifact replicas), the General Partner's video library and its archives, through a variety of distribution channels.

Buckeye has agreed to fund all development and marketing costs including product development cost, media cost, test marketing cost, talent and consulting costs, fulfillment costs, fees and commissions and any other costs directly related to the selected products. The Partnership will receive royalty payments on the sale of the products. The Agreements are for and initial term five (5) years (the "Initial Term") subject to Buckeye's right to extend the Initial Term for one additional five (5) year term if certain required minimum payments are made to the General Partner, the Partnership, and other limited partnerships where the General Partner also serves as general partner.

SEAHAWK I, LTD.
NOTES TO FINANCIAL STATEMENTS

NOTE 9 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Partnership as a going concern. However, the Partnership has sustained substantial operating losses during its operation and has used substantial amounts of working capital in its operation. The Partnership incurred a net loss of $83,904 in 1994, has incurred substantial net losses for each of the past four years and has a partners' deficit of $308,557. In addition, the Partnership has negative cash flows from its operating activities. These factors raise substantial doubt about the Partnership's ability to continue as a going concern.

In addition, the SEC investigation of the General Partner has inhibited the raising of capital in the public market as well as from obtaining financing from private sources; and, the audited financial statements of the General Partner indicate substantial doubt exists as to the continuance of its future operations.

In order for the General Partner to remain in business during the next twelve months it is necessary for the General Partner to either generate revenues or raise additional financing. The General Partner, acting in its capacity as general partner for the Partnership, is attempting to sell the artifacts owned by Seahawk I, Ltd., replicas and merchandise based on the artifacts.

If Seahawk I is able to conduct a sale of the artifacts, management believes that the sale should yield at least enough for the General Partners to recover most of its accounts and notes receivable. However, the final resolution and recoverability of actual amounts is dependent upon future events, the outcome of which are not fully determined at the present time. Accordingly, no provision for any additional losses that may result has been made in the financial statements.

The financial statements do not include any adjustments that might be necessary if the Partnership is unable to continue as a going concern.

Report of Independent Certified Public Accountants

To the Partners of
Seahawk II, Ltd.
Tampa, Florida

We have audited the accompanying balance sheet of Seahawk II, Ltd. (a Florida limited partnership in the development stage) as of December 31, 1994 and the related statements of operations, partners' capital and cash flows for the years ended December 31, 1994 and 1993. We did not audit the financial statements of Seahawk II, Ltd. from the period May 16, 1989 (inception) to December 31, 1991. Those statements were audited by other auditors whose report dated February 11, 1992 (except for Note 5 as to which the date is June 14, 1993) expressed an unqualified opinion on those statements. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Seahawk II, Ltd. (a Florida limited partnership in the development stage) as of December 31, 1994 and the results of its operations, changes in partners' capital and its cash flows for the years ended December 31, 1994 and 1993 and the cumulative amounts since its inception, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Partnership will continue as a going concern. As shown in the financial statements, the Partnership incurred a net loss of $6,734 for 1994 and has a partners' deficit of $15,202. In addition, the Partnership has no cash flow from its operating activities. These factors, in addition to other factors as discussed in Note 7, raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amount sand classification of labilities that might be necessary in the event the Partnership cannot continue in operation.

/S/ Guinta, Ferlita & Walsk, P.C.
Giunta, Ferlita & Walsh, P.A.
Tampa, Florida
May 12, 1995

Report of Independent Certified Public Accounts

To the Partners of
Seahawk II, Ltd.
Tampa, Florida

We have audited the statements of operations, partners' capital and cash flows of Seahawk II, Ltd. (a Florida limited partnership in the development stage) for the period from May 16, 1989 (inception) to December 31, 1991, which reflected cumulative expenses of $1,346,238 and partners' capital of $25,012. These financial statements are the responsibility of the Partnership's
management.   Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statements of operations, partners' capital and cash flows referred to above present fairly, in all material respects, the operations, changes in partners' capital and its cash flows of Seahawk II, Ltd. (a
Florida limited partnership in the development stage) for the period May 16, 1989 (inception) to December 31, 1991 as reflected in the cumulative total columns in conformity with generally accepted accounting principles.

/S/ Baumann & Company, P.A.
BAUMANN & COMPANY, P.A.
Tampa, Florida
February 11, 1992
(except for Note 5 as to which the
date is June 14, 1993)

SEAHAWK II, LTD.
(A DEVELOPMENT STAGE ENTERPRISE)
BALANCE SHEET
DECEMBER 31, 1994

      ASSETS
CURRENT ASSETS                                               (in dollars)
Cash                                                                   52

LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES
  Accounts Payable
    Affiliate                                                      14,237
    Other                                                           1,017
                                                                   15,254
PARTNERS'CAPITAL (DEFICIT)
    Capital contributions                                       1,371,250
    Deficit accumulated during development stage               (1,386,452)

                                                               (   15,202)

                                                                       52

SEAHAWK II, LTD.
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENT OF OPERATIONS

                                                                  May 16, 1989
                                 Years Ended     December 31,    (Inception)to
                                     1994            1993         Dec. 31,1994

REVENUES                                 -                -               -

OPERATING EXPENSES
  Vessel rental                                                       560,951
  Boat operation                                                       69,839
  Technician fees                                                      43,647
  Consumables and supplies                                             11,184
  Shuttle service                                                       4,138
  Repairs and maintenance                                               1,695
  Communications                                                        1,834
  Equipment rental                                                    317,956
  Research costs                                                      200,000
  Conservation costs                   4,104              -            14,592

                                       4,104              -         1,225,836

GENERAL AND ADMINISTRATIVE EXPENSES
  Accounting fees                      1,580            3,890          29,472
  Administrative fees                  1,050              -            32,973
  Legal and other professional fees      -                227          68,096
  Travel and entertainment               -                -             8,717
  Promotions and printing                -                -             4,401
  License and fees                       -                 55           5,945
  Amortization                           -                -            19,510
  Other                                  -                -             3,090

                                       2,630            4,172         172,204

   Total expenses                      6,734            4,172       1,398,040

(LOSS) FROM OPERATIONS            (    6,734)      (    4,172)     (1,398,040)

OTHER INCOME (EXPENSE)
  Interest income                        -                -            12,976
  Interest expense                       -                -        (    1,388)
                                         -                -            11,588

NET (LOSS)                        (    6,734)      (    4,172)     (1,386,452)

SEAHAWK II, LTD.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF PARTNERS' CAPITAL
FOR THE PERIOD FROM MAY 16, 1989 (INCEPTION)
TO DECEMBER 31, 1994

                                                                 Deficit
                                                    Subscrip-    Accumulated
                            Number     Capital      tions        during
                             of        Contri-      Receiv-      Development
                            Units      butions      able         Stage
ISSUANCE OF LIMITED            28        840,100    (420,000)             -
  PARTNERSHIP UNITS

PLACEMENT COSTS                        (  65,100)

NET (LOSS),
 May 16, 1989 to
 December 31, 1989                                                 (734,168)

BALANCE, December 31, 1989     28        775,000    (420,000)      (734,168)

ISSUANCE OF LIMITED
  PARTNERSHIP UNITS            22        660,000     420,000

PLACEMENT COSTS                         ( 63,750)

NET (LOSS) 1990                                                    (476,568)

BALANCE, December 31, 1990     50      1,371,250           -     (1,210,736)

NET (LOSS) 1991                                                  (  135,502)

BALANCE, December 31, 1991     50      1,371,250           -     (1,346,238)

NET (LOSS) 1992                                                  (   29,308)

BALANCE, December 31, 1992     50      1,371,250           -     (1,375,546)

NET (LOSS) 1993                                                  (    4,172)

BALANCE, December 31, 1993     50      1,371,250           -     (1,379,718)

NET (LOSS) 1994                                            -     (    6,734)

BALANCE, December 31, 1994     50      1,371,250           -     (1,386,452)

SEAHAWK II, LTD.
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENTS OF CASH FLOWS

                                                                May 16, 1989
                                 Year Ended     December 31,   (Inception)to
                                    1994           1993         Dec.31,1994
CASH FLOWS FROM
 OPERATING ACTIVITIES

Net (loss) during
 development stage               (    6,734)      (   4,172)    (1,386,452)
  Adjustments to reconcile net
  loss to net cash used by
    operating activities:
      Amortization                                                  19,510
  Decrease in receivables
 (Increase) in organization costs                                  (19,510)
  Increase in accounts payable
      - affiliates                    6,011           4,500         14,237



  Increase (decrease) in
      accounts payable - other          723       (     328)         1,017
Total adjustments                     6,734           4,172         15,254

Net cash (used)
 by operating activities                  -               -     (1,371,198)

CASH FLOWS FROM FINANCING
 ACTIVITIES

  Proceeds from issuance of
    partnership units                     -               -      1,371,250

  Net cash provided by
   financing activities                   -               -      1,371,250

INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS             (      -)       (      -)            52

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD                    52              52              -
CASH AND CASH EQUIVALENTS AT
  END OF PERIOD                          52              52             52

SEAHAWK II, LTD.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BUSINESS

Seahawk II, Ltd. (the "Partnership") was formed May 16, 1989 as a Florida limited partnership. The Partnership consists of several limited partners and a corporate general partner, Seahawk Deep Ocean Technology, Inc. The purpose of the Partnership is to engage in expeditions to locate, identify, and retrieve samples from ship wrecks in waters off the coast of Florida. The Partnership is a development stage enterprise and has not realized any expedition revenue.

The Partnership agreement extends through December 31, 2025, and may be terminated earlier at any time at the election of the General Partner with the consensus of a Majority-In-Interest of the Limited Partners.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

As provided in the Partnership Agreement, the Partnership's accounts are maintained on the cash basis of accounting for tax purposes, however, for financial statement purposes they are adjusted to the accrual basis in order to conform with generally accepted accounting principles.

Organizational Costs

Organizational costs, consisting principally of legal and professional service fees, which were incurred during the formation of the Partnership were capitalized and amortized over the initial year of operation.

Research Costs

Research costs, consisting principally of fees paid to a related party for information that will be useful in identifying and locating colonial ship wrecks, were capitalized and amortized over the first two years of operations.

Allocation of Profits and Losses

Net losses of the Partnership will be allocated 99% to the Limited Partnership and 1% to the General Partner until the limited partners' capital accounts have been reduced to zero, therafter, the net losses will be allocated to the general partner. Net income is first allocated to the Limited Partners based on their proportionate ownership interests to the extent of net losses previously allocated to them. Net income is then allocated to the General Partner to the extent of net losses previously allocated. All remaining net income is allocated 1% per unit of limited partnership interest, and the balance to the General Partner.

SEAHAWK II, LTD.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Distribution of Cash Flow

Cash available for distribution from Partnership operations represents cash generated from Partnership activities after payment of all expenses of the Partnership and the establishment of any reserves deemed appropriate by the General Partner. Cash available for distribution will be distributed to the extent of the Limited and General Partners' initial cash contributions to the Partnership. Then to the General Partner up to the amount of its credit balance if any. Thereafter, cash available for distributions will be distributed 1% per unit of limited partnership interest, and the balance to the General Partner.

Income Taxes

In accordance with Section 701 of the Internal Revenue Code, the Partnership is not a taxable entity, therefore the results of operations flow through to the partners for tax purposes. The tax returns and the amounts of Partnership income or loss distributed to the partners are subject to examinations by federal and state taxing authorities.

SEAHAWK II, LTD.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS

NOTE 3 - RELATED PARTY TRANSACTIONS

The Partnership has entered into a license agreement with Seahawk Oceanographic Services, Inc. (SOS), a corporation of which its two 3shareholders are also two major shareholders of the Partnership's General Partner. Under the terms of the agreement, the partnership acquired all rights, title and interest in , and to certain research, data and other information relating to potential ancient and modern shipwreck sites in the waters off the east coast of Florida. In accordance with the agreement, the Partnership has made an initial payment of $50,000. The agreement further specifies that upon confirmation and certification from an independent source that the Partnership has discovered the site of a colonial shipwreck in the research area specified by the agreement, the Partnership will pay SOS a fee of $150,000. One colonial shipwreck has been found and certified, and the Partnership has paid the corresponding fee.

Additionally, if the Partnership discovers any additional co2lonial shipwrecks in the research area, which are also independently verified, the Partnership will pay SOS an additional fee of $200,000 for each additional colonial shipwreck.

The Partnership leased a research vessel and on-board electronic research, survey and salvage equipment from its General Partner to perform search, identification and salvage equipment activities at a rate which the General Partner established as reasonable from time to time. The leasing arrangement was terminated at the completion of the project. In addition, the Partnership pays an administrative fee and a fee for personnel services to its General Partner. The total amount incurred by the Partnership during 1994 and 1993 was $4,104 and $0, respectively, and cumulative charges during the development stage total $892,812.

SEAHAWK II, LTD.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS

NOTE 4 - CONTINGENCIES

Consulting Agreement

The Partnership is contingently liable under a consulting agreement to an unrelated company, for an amount equal to ten (10) percent of the total value of all artifacts and other valuable items recovered, if any, from the sites identified in an agreed research area, after subtraction of any shares taken by any government in whose waters the recovered materials are raised, in exchange for which the Partnership will secure the services of that company's principal employee in connection with the historical and archeological aspects of the Partnership operations. No valuable artifacts or other valuable items have been recovered as of December 31, 1994.

Legal Aspects of International Salvage

The question of legal ramifications with regard to the recovery of shipwrecks raises a number of issues. Salvors, historical interests and individuals claiming ownership based on the payment of insurance claims all have potential claims on goods brought up from the sea floor.

An entity responsible for the salvage of a sunken vessel and its cargo may expect to defend its claim to title against the original owners or their successors-in-interest, against rival salvors, and against governments asserting a historic interset in the shipwreck or cargo. Potential claimants might include the insurers of the shipwreck as in the SS Central America case (Civil Action 87-363-N). Unless the insurers expressly disclaimed title after payment of a claim, and depending on the length of time the ship has remained sunken, the insurers might have a valid claim of title to recovered objects.

SEAHAWK II, LTD.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS

NOTE 5 - SEC INVESTIGATION OF GENERAL PARTNER

SEC CIVIL ACTION. During August 1994, the SEC filed a civil action against the General Partner and John Morris, Gregory Stemm and Daniel Bagley, three former officers and directors of the General Partner, seeking injunctive relief against the General Partner and injunctive and monetary relief against the former officers and directors. The SEC did not seek any financial penalties or other monetary relief against the General Partner.

The Complaint filed by the SEC alleged that the General Partner violated
Section 17(a) of the Securities Act of 1933 and Sections 10(b), 13(a) and 13(b) of the Securities Exchange Act of 1934 and Rules 10b-5, 12b-20, 13a-a, 13a-13 and 13b2-1 promulgated thereunder. The SEC alleged between April 1989 and July 1991 the General Partnership and Messrs. Morris,Stemm and Bagley disseminated to the public, in the form of television broadcasts, videotapes and press releases, false and misleading material information and failed to disclose certain material information concerning the Dry Tortugas shipwreck discovered and excavated by the General Partner. The SEC alleged that the General Partner materially overstated the value of the artifacts on its balance sheet and in other financial information provided in the registration statement of the General Partner and two amendments thereto filed in 1992 with the SEC and in certain periodic reports of the General Partner filed in 1992 and with the SEC.

The General Partner and the staff of the SEC negotiated a settlement of the matter whereby the General Partner agreed to consent to the entry of a final judgement of permanent injunction, without admitting or denying any of the allegations in the complaint enjoining the General Partner from violations of certain provisions of the federal securities law referenced in the preceding paragraph. In addition, the General Partner agreed that it will not employ John Morris or Gregory Stemm as officers and directors of the General Partner or any subsidiaries of the General Partner, use corporate funds to pay for or reimburse any costs incurred by Morris or Stemm for the defense of any civil or administrative action instituted against them by the SEC, or redeem or purchase any stock they own until after the termination of any such action. Finally, the General Partner agreed to withdraw its pending appeal to the SEC of the Initial Decision issued in the stop order proceeding.

SEC STOP ORDER PROCEEDING. On July 30, 1992, the SEC issued an order directing the staff of the Division of Enforcement (the "Division") to conduct an examination pursuant to Section 8(e) of the Securities Act of 1933 (the "Act") to determine whether a stop order should be issued relating to a registration statement which the General Partner had filed during March 1992 and which had become effective by the passage of time on August 1, 1992. Under Section 8(d) of the Act, a stop order proceeding was instituted against

SEAHAWK II, LTD.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS

NOTE 5 - SEC INVESTIGATION OF GENERAL PARTNER (continued)

the General Partner by order of the SEC dated January 12, 1993. A hearing was held before an SEC Administrative Law Judge during late January and early February 1993.

On May 26, 1993, the Administrative Law Judge issued his Initial Decision. The Judge concluded that the registration statement filed by the General Partner was materially false and misleading and that the General Partner failed to cooperate with the examination conducted by the Division's staff.
A stop order was issued suspending the effectiveness of the General Partner's registration statement.

The primary focus of the proceeding was the value of the shipwreck artifacts owned by the General Partner and an affiliated partnership, Seahawk I, Ltd. The Judge found that the General Partner had overstated the value of the artifacts on its balance sheet and in other financial information provided in its registration statement. The Judge concluded that the total net realizable value of all the artifacts owned by the General Partner and Seahawk I was $1,356,361 of which amount $285,413 was attributed to the General Partner artifacts and $1,070,948 was attributed to the Seahawk I artifacts.
As a result of this decision, and in order to present the financial statements in accordance with generally accepted accounting principles, the General Partner and the Seahawk I restated their December 31, 1990 and 1991 financial statements.

The findings of the Administrative law Judge could possibly be used by private litigants in civil suits against the General Partner to prove that the Company misstated material facts in certain periodic reports it filed with the SEC.

SEAHAWK II, LTD.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS

NOTE 6 - LICENSING AND MARKETING AGREEMENT

On October 13, 1993 the Partnership entered into a Master Licensing Agreement with Buckeye Communications, Inc. ("Buckeye"). Under the Agreement, Buckeye will develop an integrated marketing strategy to market, sell and distribute the artifacts recovered by the Partnership.

Buckeye has the exclusive worldwide right to market and sell the artifacts and any additional products that are developed by Buckeye and the General Partner related to either the artifacts (i.e., artifact replicas), the General Partner's video library and its archives, through a variety of distribution channels.

Buckeye has agreed to fund all development and marketing costs including product development cost, media cost, test marketing cost, talent and consulting costs, fulfillment costs, fees and commissions and any other costs directly relate to the selected products. The Partnership wil receive royalty payments on the sale of the products. The Agreement is for an initial term of five (5) years (the "Initial Term") subject to Buckeye's right to extend the Initial Term for one additional five (5) year term if certain required minimum payment are made to the General Partner and the Partnerships.

NOTE 7 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Partnership will continue as a going concern. As shown in the financial statements, the Partnership incurred a net loss for 1994 and has an accumulated deficit. In addition, the Partnership has no cash flow from its operating activities. These factors raise substantial doubt about its ability to continue as a going concern.

The Partnership is virtually out of money and the partners have decided they are not willing to invest additional funds to continue further excavation of the wreck site. The General Partner has been unable to obtain additional working capital to work on the Partnership's wreck off Saint Augustine, and in December 1994 asked the partners to vote on terminating the Partnership. The result of the vote was inconclusive and the General Partner may consider asking the partners to vote again on terminating the Partnership.

In addition the SEC investigation of the General Partner inhibited the raising of capital in the public market as well as from obtaining financing from private sources; and, the financial statements of the General Partner indicate that substantial doubt exists as to the continuance of its future operations.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Partnership cannot continue in operation.

Report of Independent Certified Public Accounts

To the Partners of
Eagle Partners, Ltd.
Tampa, Florida

We have audited the accompanying balance sheet of Eagle Partners, Ltd. (a Florida limited partnership in the development stage) as of December 31, 1994 and the related statements of operations, partners' capital and cash flows for the years ended December 31, 1994 and 1993. We did not audit the financial statements of Eagle Partners, Ltd. from the period from November 12, 1991 (inception) to December 31, 1991. Those statements were audited by other auditors whose report dated February 11, 1992 (except for Note 5 as to which the date is June 14, 1993) expressed an unqualified opinion on those statements. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eagle Partners, Ltd. (a Florida limited partnership in the development stage) as of December 31, 1994, and the results of its operations, changes in partners' capital and its cash flows for the years ended December 31, 1994 and 1993 and in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Partnership will continue as a going concern. As shown in the financial statements, the Partnership incurred a net loss of $12,826 for 1994 and has a partners' deficit of $1,021,064. In addition, the Partnership has negative cash flows from its operating activities and has no cash at December 31, 1994. These factors, in addition to other factors as discussed in Note 7, raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Partnership cannot continue in operation.

/S/ Giunta, Ferlita & Walsh, P.C.
Giunta, Ferlita & Walsh, P.A.
Tampa, Florida
May 12, 1995

Report of Independent Certified Public Accounts

To the Partners of
Eagle Partners, Ltd
Tampa, Florida

We have audited the statements of operations, partners' capital and cash flows of Eagle Partners, Ltd. (a Florida limited partnership in the development stage) for the period from November 12, 1991 (inception) to December 31, 1991, which reflected cumulative expenses of $267,500 and partners' deficit of $116,877. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statements of operations, partners' capital and cash flows referred to above present fairly, in all material respects, the operations, changes in partners' capital and cash flows of Eagle Partners, Ltd. (a Florida limited partnership in the development stage) for the period from November 12, 1991 (inception) to December 31, 1991 as reflected in the cumulative total columns in conformity with generally accepted accounting principles.

/S/ Baumann & Company, P.A.
BAUMANN & COMPANY, P.A.
Tampa, Florida
February 11, 1992
(except for Note 5 as to which the date is June 14, 1993)

EAGLE PARTNERS, LTD.
(A Development Stage Enterprise)
BALANCE SHEET
DECEMBER 31,  1994

      ASSETS (in dollars)
                                                             December 31,
                                                                 1994
                                                             -----------
TOTAL ASSETS                                                          -

      LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES
  Accounts payable - affiliate                                 1,017,890
                   - other                                         3,174
                                                               1,021,064

PARTNERS' CAPITAL (DEFICIT)
  Capital contributions                                          150,100
  Deficit accumulated during the development stage            (1,171,164)

                                                              (1,021,064)

EAGLE PARTNERS, LTD.
(A Development Stage Enterprise)
STATEMENT OF OPERATIONS

                                                              November 12,1991
                               Year Ended     December 31,    (Inception) to
                                  1994           1993         December 31,1994

REVENUE                                -               -                -

OPERATING EXPENSES
  Vessel rental                        -         362,000        1,107,000
  Aircraft rental                      -               -           24,768
  Other                           10,680             198           18,822
                                  10,680         362,198        1,150,590

GENERAL AND ADMINI-
 STRATIVE EXPENSES                 2,146           4,850           20,225

(LOSS) FROM OPERATIONS        (   12,826)     (  367,048)      (1,170,815)

OTHER INCOME (EXPENSE)
  Interest income                      -               -              525
  Interest expense                     -               -       (      874)
                                       -               -       (      349)

NET (LOSS)                    (   12,826)     (  367,048)      (1,171,164)

EAGLE PARTNERS, LTD.
(A Development Stage Enterprise)
STATEMENT OF PARTNERS' CAPITAL
FOR THE PERIOD FROM NOVEMBER 12, 1991 (INCEPTION)
TO DECEMBER 31, 1994

                                                                   Deficit
                                                                 Accumulated
                                   Number          Capital         during
                                     of            Contri-       Development
                                    Units          butions          Stage
Issuance of General
  Partner Interest                    -                100               -

Issuance of Limited
  Partner Units                       3            150,000               -

NET (LOSS)
  November 12, 1991 to
   December 31, 1991                  -                  -      (  266,977)

BALANCE, December 31, 1991            3            150,100      (  266,977)

NET (LOSS)                            -                  -      (  524,313)

BALANCE, December 31, 1992            3            150,100      (  791,290)

NET (LOSS)                            -                  -      (  367,048)

BALANCE, December 31, 1993            3           (150,100)     (1,158,338)

NET (LOSS)                            -                  -      (   12,826)

BALANCE, December 31, 1994            3           (150,100)     (1,171,164)

EAGLE PARTNERS, LTD.
(A Development Stage Enterprise)
STATEMENT OF CASH FLOWS

CASH FLOW FROM OPERATING ACTIVITIES
                                                           November 12, 1991
                               Year Ended    December 31,   (Inception) to
                                 1994          1993        December 31, 1994
Net (loss)                      (  12,826)    (  367,048)      (1,171,164)

Adjustments to reconcile net
 loss to net cash used by
 operating activities:
    Decrease in other
     receivables                                                   25,000
    Increase in accounts
     payable                       12,826        367,048        1,021,064
      Total adjustments            12,826        367,048        1,046,064

    Net cash (used) by
     operating activities               -              -       (  125,100)

CASH FLOWS FROM FINANCING
  ACTIVITIES

  Proceeds from issuance
   of partnership units                 -              -          125,100

INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                  -              -                -

CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD                    -              -                -

CASH AND CASH EQUIVALENTS AT
 END OF PERIOD                          -              -                -

SIGNIFICANT NON-CASH
 TRANSACTION:

   Issuance of partnership
    units for note receivable           -              -           25,000

EAGLE PARTNERS, LTD.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BUSINESS

Eagle Partners, Ltd. (the "Partnership") was formed November 12, 1991 as a Florida limited partnership. The Partnership consists of several limited partners and a corporate general partner, Seahawk Deep Ocean Technology, Inc. The purpose of the Partnership is to engage in expeditions to locate, identify, recover and market the cargo of a shipwreck believed to have sunk off the east coast of the United States. The Partnership is a development stage enterprise and has not realized any expedition revenue.

The Partnership agreement extends through December 31, 1996, and may be terminated earlier at any time at the election of the General Partner with the consent of a Majority-In-Interest of the Limited Partners.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

As provided in the Partnership Agreement, the Partnership's accounts are maintained on the cash basis of accounting for tax purposes, however, for financial statement purposes they are adjusted to the accrual basis in order to conform with generally accepted accounting principles.

Income Taxes

In accordance with Section 701 of the Internal Revenue Code, the Partnership is not a taxable entity, therefore the results of operations flow through to the partners for tax purposes. The tax returns and the amounts of Partnership income or loss distributed to the partners are subject to examinations by federal and state taxing authorities.

Statement of Cash Flows

Short-term investments which have an original maturity of ninety days or less are considered cash equivalents.

Allocation of Profits and Losses

Net losses of the Partnership will be allocated 99% to the Limited Partners and 1% to the General Partner until the limited partners' capital accounts have been reduced to zero. All allocations of net losses thereafter are made solely to the General Partner. Net income is first allocated to the Limited Partners based on their proportionate ownership interests to the extent of net losses previously allocated to them. Net income is then allocated to the

EAGLE PARTNERS, LTD.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

General Partner to the extent of net losses previously allocated. All remaining net income is allocated on a per unit of limited partnership interest as follows:

      Each $50,000 unit will receive 5% of the first $1 million of income allocated, 4% of the second $1 million allocated, 3% of the third $1 million allocated, 2% of the fourth $1 million allocated, 1% of anything over $4 million allocated and the balance to the General Partner.

Distribution of Cash Flow

Cash available for distribution from Partnership operations represents cash generated from Partnership activities after payment of all expenses of the Partnership and the establishment of any reserves deemed appropriate by the General Partner. Cash available for distribution will be distributed to the extent of the Limited and General Partners' initial cash contributions to the Partnership. Thereafter, cash available for distributions will be distributed as follows:

      Each $50,000 unit will receive 5% of the first $1 million distributed, 4% of the second $1 million distributed, 3% of the third $1 million distributed, 2% of the fourth $1 million distributed and 1% of anything over $4 million distributed. The General Partner will receive the balance of any distribution.

NOTE 3 - RELATED PARTY TRANSACTIONS

The Partnership leases a research vessel and on-board electronic research, survey and salvage equipment from its General Partner to perform search, identification and salvage activities at a rate which the General Partner establishes as reasonable from time to time. Unless sooner terminated, the leasing arrangement will extend through completion of the project. The total amount incurred by the Partnership in 1994, 1993 and cumulative during the development stage are none, $362,000 and $1,107,000 respectively, of which $1,017,890 is in accounts payable at December 31, 1994.

In June 1992, the General Partner received loans of $200,000 from unrelated parties and $50,000 from a related party. The lenders will receive (in addition to other considerations) an aggregate of 6.25% of the General Partners' share of the net profit, if any, from the sale of any recovered cargo by the Partnership.

EAGLE PARTNERS, LTD.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS

NOTE 4 - CONTINGENCIES

Joint Venture Agreement

The Partnership is operating under a joint venture agreement with a researcher who has provided the research and data for a 19th Century shipwreck off the east coast of the United States. According to the researcher, the vessel was believed to have a valuable cargo of gold coins on board at the time of the sinking, although there is no assurance that the researcher is correct or that the shipwreck will be located.

Pursuant to the terms of the joint venture agreement, the researcher was to receive twenty percent (20%) of any items recovered from the ship provided that it is located in the designated search area in return for his research and data. The Partnership was responsible for conducting the search and recovery of the shipwreck and if successful, for marketing any cargo which is recovered. The partnership was to receive eighty percent (80%) of any recovery.

The joint venture agreement required the partnership to dedicate the vessel R.V. Seahawk (or a similar vessel with similar equipment) to work on this project at least 120 days during 1992, and each year thereafter, beginning not later than May 30 of each year. The joint venture agreement was amended in June 1994. The amended agreement required the partnership to work on the project for at least 60 days during 1994. The partnership did not meet this schedule and was in default on this agreement. In such an event, the agreement provided that all rights to conduct search and/or salvage efforts relative to this wreck would revert to the researcher. The General Partner has negotiated an extension to the joint venture agreement under which the Researcher's share of any successful recovery was reduced to ten per cent (10%) and the requirement for the partnership to work on the project was reduced to 60 days during 1995. In return the Company has agreed to issue the Researcher 40,000 shares of its Common Stock. The Company will attempt to raise additional financing for this project but there is no assurance that it will be able to do so.

Legal Aspects of International Salvage

The question of legal ramifications with regard to the recovery of shipwrecks raises a number of issues. Salvors historical interests and individuals claiming ownership based on the payment of insurance claims all have potential claims on goods brought up from the sea floor.

An entity responsible for the salvage of a sunken vessel and its cargo may expect to defend its claim to title against the original owners or their successors -in -interest, against rival salvers, and against governments asserting a historic interest in the shipwreck or cargo.

Potential claimants might include the insurers of the shipwreck as in the SS Central America case (Civil Action 87-363-N). Unless the insurers expressly disclaimed title after payment of a claim, and depending on the length of time the ship has remained sunken, the insurers might have a valid claim of title to recovered objects.

EAGLE PARTNERS, LTD.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS

NOTE 5 - SEC INVESTIGATION OF GENERAL PARTNER

SEC Civil Action. During August 1994, the SEC filed a civil action against the General Partner and John Morris, Gregory Stemm and Daniel Bagley, three former officers and directors of the General Partner, seeking injunctive relief against the General Partner and injunctive and monetary relief against the former officers and directors. The SEC did not seek any financial penalties or other monetary relief against the General Partner.

The Complaint filed by the SEC alleged that the General Partner violated
Section 17(a) of the Securities Act of 1933 and Sections 10(b), 13(a) and 13(b) of the Securities Exchange Act of 1934 and Rules 10b-5, 12b-20, 13a-a, 13a-13 and 13b2-1 promulgated thereunder. The SEC alleged between April 1989 and July 1991 the General Partnership and Messrs. Morris,Stemm and Bagley disseminated to the public, in the form of television broadcasts, videotapes and press releases, false and misleading material information and failed to disclose certain material information concerning the Dry Tortugas shipwreck discovered and excavated by the General Partner. The SEC alleged that the General Partner materially overstated the value of the artifacts on its balance sheet and in other financial information provided in the registration statement of the General Partner and two amendments thereto filed in 1992 with the SEC and in certain periodic reports of the General Partner filed in 1992 and with the SEC.

The General Partner and the staff of the SEC negotiated a settlement of the matter whereby the General Partner agreed to consent to the entry of a final judgement of permanent injunction, without admitting or denying any of the allegations in the complaint enjoining the General Partner from violations of certain provisions of the federal securities law referenced in the preceding paragraph. In addition, the General Partner agreed that it will not employ John Morris or Gregory Stemm as officers and directors of the General Partner or any subsidiaries of the General Partner, use corporate funds to pay for or reimburse any costs incurred by Morris or Stemm for the defense of any civil or administrative action instituted against them by the SEC, or redeem or purchase any stock they own until after the termination of any such action. Finally, the General Partner agreed to withdraw its pending appeal to the SEC of the Initial Decision issued in the stop order proceeding.

SEC Stop Order Proceeding. On July 30, 1992, the SEC issued an order directing the staff of the Division of Enforcement (the "Division") to conduct an examination pursuant to Section 8(e) of the Securities Act of 1933 (the "Act") to determine whether a stop order should be issued relating to a registration statement which the General Partner had filed during March 1992 and which had become effective by the passage of time on August 1, 1992.
Under Section 8(d) of the Act, a stop order proceeding was instituted against the General Partner by order of the SEC dated January 12, 1993. A hearing was held before an SEC Administrative Law Judge during late January and early February 1993.

EAGLE PARTNERS, LTD.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS

NOTE 5 - SEC INVESTIGATION OF GENERAL PARTNER (continued)

On May 26, 1993, the Administrative Law Judge issued his Initial Decision. The Judge concluded that the registration statement filed by the General Partner was materially false and misleading and that the General Partner failed to cooperate with the examination conducted by the Division's staff.
A stop order was issued suspending the effectiveness of the General Partner's registration statement.

The primary focus of the proceeding was the value of the shipwreck artifacts owned by the General Partner and an affiliated partnership, Seahawk I, Ltd. The Judge found that the General Partner had overstated the value of the artifacts on its balance sheet and in other financial information provided in its registration statement. The Judge concluded that the total net realizable value of all the artifacts owned by the General Partner and Seahawk I was $1,356,361 of which amount $285,413 was attributed to the General Partner artifacts and $1,070,948 was attributed to the Seahawk I artifacts. As a result of this decision, and in order to present the financial statements in accordance with generally accepted accounting principles, the General Partner and the Seahawk I restated their December 31, 1990 and 1991 financial statements.

The findings of the Administrative law Judge could possibly be used by private litigants in civil suits against the General Partner to prove that the Company misstated material facts in certain periodic reports it filed with the SEC.

NOTE 6 - LICENSING AND MARKETING AGREEMENT

On October 13, 1993 the Partnership entered into a Master Licensing and marketing Agreement with Buckeye Communications, Inc. ("Buckeye"). Under the Agreement, Buckeye will develop an integrated marketing strategy to market, sell and distribute the artifacts recovered by the Partnership.

Buckeye has the exclusive worldwide right to market and sell the artifacts and any additional products that are developed by Buckeye and the General Partner related to either the artifacts (i.e., artifact replicas), the General Partner's video library and its archives, through a variety of distribution channels.

Buckeye has agreed to fund all development and marketing costs including product development costs, media cost, test marketing cost, talent and consulting costs, fulfillment costs, fees and commissions and any other costs directly related to the selected products. The Partnership will receive royalty payments on the sale of the products. The Agreement is for an initial term of five (5) years (the "Initial Term") subject to Buckeye's right to extend the Initial Term for one additional five (5) year term if certain required minimum payment are made to the General Partner and the Partnerships.

      EAGLE PARTNERS, LTD.
      (A Development Stage Enterprise)
      NOTES TO FINANCIAL STATEMENTS

NOTE 7 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Partnership will continue as a going concern. As shown in the financial statements, the Partnership incurred a net loss for 1994 and has a Partners' Deficit. In addition, the Partnership has negative cash flows from its operating activities and had no cash at December 31, 1994. These factors raise substantial doubt about its ability to continue as a going concern.

In view of these matters, substantial doubt exists as to the continuance of future Partnership operations. The Partnership is virtually out of money and the partners are seeking to raise additional funds possibly through the sale of additional partnership units or through joint venture arrangements.

In addition, the SEC investigation of the General Partner inhibited the raising of capital in the public market as well as from obtaining financing from private sources; and, the audited financial statements of the General Partner indicates that substantial doubt exists as to the continuance of its future operations.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Partnership cannot continue in operation.

     No person is authorized to give
any information or to make any repre-
sentation other than those contained
in this Prospectus, and if given or
made such information or representa-               SEAHAWK DEEP OCEAN
tion must not be relied upon as hav-                 TECHNOLOGY, INC.
Ing been authorized. This Prospectus
does not constitute an offer to sell
or a solicitation of an offer to buy
any securities other than the securi-              17,086,125 Shares of
ties offered by this Prospectus or an                  Common Stock
offer to sell or a solicitation of an
offer to buy the securities in any
jurisdiction to any person to whom it
is unlawful to make such offer or
solicitation in such jurisdiction.

       TABLE OF CONTENTS
                              Page

Prospectus Summary...........   5
Risk Factors.................   8
Market Price and Dividends...  14
Use of Proceeds..............  16
Management's Discussion and
 Analysis of Financial
 Condition and Results
 of Operations...............  17
Business.....................  18
Management...................  41
Security ownership of
 Management and Principal
 Shareholders................  47
Selling Shareholders.........  48                       PROSPECTUS
Transactions with
 Management and Others.......  51
Description of Securities....  57
Securities Covered by
 This Prospectus.............  59                    February 14, 1996
Plan of Distribution.........  60
Legal Matters................  61
Experts......................  61
Additional Information.......  61
Financial Statements.........  F-1